Filed Pursuant to Rule 424(b)(4)
Registration No. 333-188498

PROSPECTUS

VENAXIS, INC.

10,000,000 Shares of Common Stock
Warrants to Purchase up to
3,500,000 Shares of Common Stock

We are offering 10,000,000 shares of our common stock and warrants to purchase up to 3,500,000 shares of our common stock (and the shares of common stock that are issuable from time to time upon the exercise of the warrants). Each share of common stock is being sold together with a warrant to purchase up to 0.35 of a share of our common stock at an exercise price of $1.36 per share. The shares of common stock and warrants are immediately separable and will be issued separately in this offering.

Our common stock is quoted on the NASDAQ Capital Market under the trading symbol “APPY.” The last sale price of our common stock on May 23, 2013, as reported by the NASDAQ Capital Market, was $1.36 per share. We do not intend to list the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public Offering Price	$1.2400	$0.0100	$12,500,000
Underwriting Discounts and Commission	$0.0868	$0.0007	$875,000
Proceeds to Us, Before Expenses	$1.1532	$0.0093	$11,625,000

We have granted the underwriter the right, exercisable within a 30-day period, to purchase up to an additional 1,500,000 shares of our common stock and warrants to purchase up to an additional 525,000 shares of our common stock solely to cover over-allotments. If the underwriter exercises its over-allotment right in full, the total underwriting discounts and commissions payable by us will be $1,006,250, and the total proceeds to us, before expenses, will be $13,368,750. The above summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering.

We have agreed to reimburse the underwriter for fees incurred by it in connection with this offering, up to a maximum amount of $150,000. See “Underwriting” beginning on page 67 of this prospectus.

The underwriter expects to deliver the shares of our common stock and warrants to purchasers in the offering on or about May 30, 2013.

Piper Jaffray

Prospectus dated May 23, 2013.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock and warrants only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock or warrants.

For investors outside the United States: We have not and the underwriter has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and warrants and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Venaxis” and “the Company” refer to the operations of Venaxis, Inc.

Overview

Venaxis is focused on advancing products that address unmet human diagnostic needs. We were formed in 2000 to produce purified proteins for diagnostic applications. To date, we have leveraged our science and technology to advance development of our APPY1 product candidate and to develop animal health-related assets, including intellectual property. In 2012, we out-licensed these animal health-related assets and changed our name to Venaxis, Inc. from AspenBio Pharma, Inc.

Our business strategy is to focus on products and technologies that we believe have attractive worldwide markets and significant product margin potential. Our acute appendicitis test, APPY1, which is our current primary focus, meets these objectives. We may also pursue technologies under “in-licensing” agreements with third parties such as universities, researchers or individuals, add value by advancing the stage of research and development on the technologies through proof of concept, and then either “out-license” to global diagnostic companies or continue with in-house development towards regulatory approval, product introduction and launch.

APPY1 is a multi-marker blood test panel intended to be used by emergency department physicians to aid them in the evaluation of possible acute appendicitis in children, adolescent and young adult patients (ages 2 – 20) who present with abdominal pain. APPY1 is under the regulatory jurisdiction of the FDA. We are not aware of any blood test that is cleared by the FDA for the purpose of aiding in ruling out appendicitis, and are not aware of any competitors in this area. We expect that a principal benefit of APPY1 will be to provide physicians with objective information that will aid in the identification of patients at low risk for appendicitis, and thereby potentially reduce the exposure to radiation from, and the expense associated with, computed tomography (CT) scans that are often performed on these patients. In addition, we believe the test can potentially save significant costs through improved patient throughput in emergency departments. We have completed a design freeze for our APPY1 product candidate and, in early 2013, commenced a 2,000 patient, multi-center prospective pivotal clinical trial to be used in connection with our application for FDA clearance. We also have commenced initial marketing and commercialization activities for our CE marked APPY1 products in the European Union.

Recent Developments

European Distribution Agreements.  We have entered into commercial development agreements with a number of diagnostic test distributors in Italy, Turkey and the Benelux countries, and are pursuing commercial development agreements with such distributors in the U.K., France and Germany. Under these commercial development agreements, we are working to roll out our market development program for APPY1, including identification of initial hospitals and key opinion leaders in the European territories in which we are focused. Our strategy is to leverage the experience of key opinion leaders in select hospitals in order to generate additional meaningful, multinational field data for APPY1 products. We have received initial stocking orders for our APPY1 products under these relationships.

Building Mortgage Refinancing.  On May 9, 2013, we entered into a Debt Modification Agreement (the Modification Agreement) with FirstBank (the Bank) to refinance an outstanding mortgage loan with the Bank for which the remaining principal balance of approximately $1.6 million was due in July 2013. The Modification Agreement extends the maturity date to April 2018 and reduces the interest rate to a fixed interest rate of 3.95% from a variable rate equal to 1% over The Wall Street Journal Prime Rate (with a minimum rate of 7%). The loan terms include a payment amortization period of fifteen years, with a balloon maturity at five years with monthly payments of approximately $11,700. The portion of the building mortgage guaranteed by the U. S. Small Business Administration (SBA), which is approximately 34% of the current loan total, remains unaffected by the Modification Agreement.

Board Appointment.  Effective May 1, 2013, Stephen A. Williams, M.D., Ph.D., the Chief Medical Officer at SomaLogic, Inc., joined our Board of Directors. Dr. Williams has significant experience in diagnostic imaging and biomarker discovery.

Risk Factors

Our business is subject to numerous risks and uncertainties. We face many risks inherent in our business and our industry generally, including the risks and uncertainties described below. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making an investment in our securities. Among these important risks are the following:

•	We are currently a single product company that is heavily dependent on the successful development and commercialization of the APPY1 product, and if we encounter delays or difficulties in the development of this product, our business could be harmed.
•	If we fail to obtain FDA clearance, which we expect to proceed under a 510(k) de novo classification path, we cannot market our product in the United States.
•	We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development activities or may be unable to continue our business.
•	We have very limited sales and marketing experience and limited sales capabilities, which may make commercializing our products difficult.

Company Information

We were organized as a Colorado corporation on July 24, 2000. Our principal executive offices are located at 1585 S. Perry Street, Castle Rock, Colorado 80104. Our phone number is (303) 794-2000 and our Internet address is www.venaxis.com. The information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

The Offering

Common stock offered by us
10,000,000 shares of common stock. Each share of common stock is being sold together with a warrant to purchase 0.35 of a share of our common stock.
Warrants offered by us
Warrants to purchase up to 3,500,000 shares of our common stock. Each warrant will have an exercise price of $1.36 per share, will be exercisable upon issuance and will expire five years from the date of issuance. This prospectus also relates to the offering of shares of common stock issuable upon the exercise of the warrants.
Common stock to be outstanding after this offering
19,954,380 Shares
Over-allotment option
Up to 1,500,000 shares of our common stock and warrants to purchase up to 525,000 shares of our common stock. The option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus.
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including funding for further clinical development, seeking FDA clearance for APPY1, and for initial commercialization of APPY1 in the U.S. and the E.U. See “Use of Proceeds” for additional information.
Risk factors
You should read the “Risk Factors” section and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
NASDAQ Capital Market symbol
Our common stock is listed on the NASDAQ Capital Market under the symbol “APPY.” We do not intend to list the warrants on the NASDAQ Capital Market, any other nationally recognized securities exchange or any other nationally recognized trading system.

The number of shares of our common stock to be outstanding after this offering set forth above is based on 9,954,380 shares of our common stock outstanding as of May 23, 2013.

Unless otherwise indicated, all information in this prospectus, including the number of shares of our common stock to be outstanding after this offering set forth above, excludes the following:

•	1,226,899 shares of common stock issuable upon the exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $8.94 per share;
•	597,004 shares of common stock issuable upon exercise of options granted outside of our stock option plans and warrants at a weighted average exercise price of $4.87 per share;
•	260,306 shares of common stock available for future issuance under our stock option plans;
•	3,500,000 shares of common stock issuable upon the exercise of the warrants offered by us in this offering; and
•	1,500,000 shares of common stock issuable upon the exercise of the underwriter’s over-allotment option and 525,000 shares of common stock issuable upon the exercise of the warrants issuable upon the exercise of the underwriter’s over-allotment option.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods presented. The summary statements of operations data for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited financial statements, which are included in this prospectus. The summary statements of operations data for the three months ended March 31, 2013 and 2012 and the balance sheet data as of March 31, 2013 have been derived from interim unaudited financial statements, which are included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future periods. You should read this data together with the financial statements and related notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

STATEMENTS OF OPERATIONS DATA:

	For the Fiscal Year Ended December 31,			For the Three Months Ended March 31,
	2012	2011	2010	2013	2012
Summary Statements of Operations Data:
Total revenues	$42,000	$219,000	$370,000	$—	$$7,300
Net loss	$(9,212,000)	$(10,214,000)	$(13,338,000)	$(2,802,000)	$(1,938,000)
Basic and diluted net loss per share(1)(2)	$(1.84)	$(7.61)	$(10.17)	$(0.28)	$(1.21)
Weighted average shares outstanding(2)	4,996,827	1,341,379	1,310,956	9,954,380	1,608,146

(1)	See “Note 2. Summary of Significant Accounting Policies” of Notes to our Financial Statements for a description of the computation of loss per share.
(2)	The basic and diluted net loss per share and weighted average shares outstanding used in the net loss per share calculation have been adjusted to reflect the one-for-five reverse stock split that was effected on July 28, 2011 and the one-for-six reverse stock split that was effected on June 20, 2012.

BALANCE SHEET DATA:

	As of March 31, 2013	As Adjusted March 31, 2013(1)
Summary Balance Sheet Information:
Current assets	$9,554,000	$20,684,000
Total assets	$13,594,000	$24,724,000
Long term liabilities	$2,001,000	$2,001,000
Total liabilities	$5,221,000	$5,221,000
Total stockholders’ equity	$8,373,000	$19,503,000

(1)	As adjusted amounts give effect to the issuance and sale of 10,000,000 shares of our common stock and warrants to purchase up to 3,500,000 shares of our common stock at a combined public offering price of $1.25 per share of common stock and related warrant, and the application of the net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under “Use of Proceeds,” and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We are currently a single product company that is heavily dependent on the successful development and commercialization of the APPY1 product, and if we encounter delays or difficulties in the development of this product, our business could be harmed.

Our success is heavily dependent upon the successful development of the APPY1 product. Our business could be materially harmed if we encounter difficulties in the development of this product, such as:

•	delays in the design, enrollment, implementation or completion of the current APPY1 clinical trial;
•	less than desired results of the APPY1 clinical trial; and
•	an inability to follow our current development strategy for obtaining regulatory approval from the FDA because of changes in the regulatory approval process.

The commercial success of our products will depend upon the degree of market acceptance by physicians, hospitals, third-party payors, and others in the medical community.

The APPY1 product and any other products that we ultimately bring to the market, if they receive approval, may not gain market acceptance by physicians, hospitals, third-party payors or others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and we may not become profitable. The degree of market acceptance of our products, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages over alternative treatments;
•	the ability to offer our products for sale at competitive prices;
•	the willingness of the target population to accept and adopt our products;
•	the strength of marketing and distribution support and the timing of market introduction of competitive products; and
•	publicity concerning our products or competing products and treatments.

Even if a potential product displays a favorable profile, market acceptance of the product will not be known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of our products may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors.

If we fail to obtain FDA clearance, which we expect to proceed under a 510(k) de novo classification path, we cannot market our product in the United States. An alternative path, which is longer and more restrictive, would be required. Such a process, called a premarket approval (PMA) would place our product in FDA’s Class III.

Therapeutic or human diagnostic products such as our APPY1 test require FDA clearance (or approval or licensing) prior to marketing and sale. This applies to our ability to market, directly or indirectly, our APPY1 acute appendicitis test. As a new product, this test must undergo lengthy and rigorous development testing and other extensive, costly and time-consuming procedures mandated by the FDA. In order to obtain required FDA clearance we must finalize development of our product, product labeling and successfully complete clinical testing. This process has taken, and will continue to take, a substantial amount of time and resources to complete. We may elect to delay or cancel our anticipated regulatory submissions for new indications for our proposed new products for a number of reasons. There is no assurance that any of our strategies for obtaining FDA clearance or approval in an expedient manner will be successful, and FDA clearance is not guaranteed. The actual timing of such completion, submission and clearance could also impact our ability to realize market value from such products. If we do achieve FDA clearance or approval, it could subsequently be suspended or revoked, or we could be fined, based on a failure to continue to comply with ongoing regulatory requirements and standards. Similar regulatory approval or ongoing requirements and contingencies will also be encountered in major international markets.

If we fail to obtain FDA clearance or approval for our human diagnostic products, we will not be able to market and sell our products in the United States. As a result, we would not be able to recover the time and resources spent on research and development of such products.

We have incurred losses since inception, and we expect to incur significant losses in the foreseeable future and may never become profitable.

Since our inception in 2000, we have incurred significant losses and negative cash flows from operations. We incurred net losses of $9,212,000 in 2012, $10,214,000 in 2011 and $13,338,000 in 2010 and $2,802,000 for the three months ended March 31, 2013. As of March 31, 2013, we had an accumulated deficit of $77,035,000, and anticipate incurring additional losses for at least the next several years. In order to achieve profitability, we must develop products and technologies that can be commercialized by us or through our existing or future collaborations. Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our products. We cannot assure you that we will ever earn revenue or that we will ever become profitable. If we sustain losses over an extended period of time, we may be unable to continue our business.

We expect to continue to incur operating losses at least until 2015. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected.

We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development activities or may be unable to continue our business.

We have historically needed to raise capital to fund our operating losses, including development expenses. The development of our product candidates will require a commitment of substantial funds to conduct costly and time-consuming research, which may include preclinical and clinical testing, necessary to obtain regulatory approvals and bring our products to market. Net cash used in our operations was $5,489,000 in 2012, $8,333,000 in 2011 and $10,707,000 in 2010, and $2,472,000 for the three months ended March 31, 2013.

At March 31, 2013, we had $9,268,000 of cash, cash equivalents, and short-term investments. While we believe that we have sufficient funds to continue our operations through the completion of our current clinical trial for the APPY1 product, we expect that we will require additional capital to complete the FDA clearance process for APPY1 and to fund the initial commercialization activities in the U.S. and the E.U. and for future product development, both future generation APPY1 and other diagnostic products. We cannot be certain that additional capital will be available on acceptable terms or at all. In recent years, it has been difficult for companies to raise capital, especially in light of the state of the current financial markets which could impact the timing, terms and other factors in our attempts to raise capital. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing shareholders could be substantially diluted and the market price of our common stock could decline.

Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

The successful development of a medical device such as our acute appendicitis test is highly uncertain and requires significant financial expenditures and time.

Successful development of medical devices is highly uncertain. Products that appear promising in research or development may be delayed or fail to reach later stages of development or the market for several reasons, including failure to obtain regulatory clearance or approval, manufacturing costs, pricing and reimbursement issues, or other factors that may render the product uneconomical to commercialize. In addition, success in pilot trials does not ensure that larger-scale clinical trials will be successful. Evolutions in development from early stage products to later state products may require additional testing or analysis. Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. If our large-scale clinical trials for a product are not successful, we will not recover our substantial investments in that product.

Factors affecting our research and development productivity and the amount of our research and development expenses include, but are not limited to, the number of patients required to be enrolled, site costs (including site overhead) and the outcome of required clinical trials to be conducted by us and/or our collaborators.

We may not be able to successfully launch sales of our products in the European Union countries or elsewhere outside of the U.S.

We obtained CE marking for our APPY1 products in January 2013. We have launched initial commercialization and marketing activities in the U.K., Italy, France, Germany, Turkey and the Benelux countries. Our strategy is to leverage the experience of key opinion leaders in select hospitals in such countries in order to generate additional meaningful, multinational field data for APPY1 products. We may not be able to implement such strategy on a timely basis, and may encounter the uncertainties and delays in adoption that accompany new diagnostic testing alternatives, pricing pressure for our products and difficulties developing the relationships necessary to conduct business outside of the United States. We also will rely on third parties to sell our products internationally. In these instances, our future revenues will be materially dependent upon the success of the efforts of these third parties.

Clinical trials are expensive and we cannot assure that we will be able to complete our clinical trial program successfully within any specific time period, or if such clinical trial takes longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials and regulated, compliant manufacturing processes.

Even if completed, we do not know if these trials will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. Whether or not and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to advance the rate of patient enrollment, and the rate to collect, clean, lock and analyze the clinical trial database.

Patient enrollment in trials is a function of many factors, including the design of the protocol, the size of the patient population, the proximity of patients to and availability of clinical sites, the eligibility criteria for the study, the perceived risks and benefits of the product candidate under study and of the control, if any, the medical investigators’ efforts to facilitate timely enrollment in clinical trials, the patient referral practices of local physicians, the existence of competitive clinical trials, and whether other investigational, existing or new products are available or approved for the indication. If we experience delays in patient enrollment and/or completion of our clinical trial programs, we may incur additional costs and delays in our development programs, and may not be able to complete our clinical trials on a cost-effective or timely basis. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Further, if we or any third party have difficulty enrolling a sufficient number of patients in a timely or cost-effective manner to conduct clinical trials as planned, or if enrolled patients do not complete the trial as planned, we or a third party may need to delay or terminate ongoing clinical trials, which could negatively affect our business.

We face competition in the biotechnology and pharmaceutical industries and new diagnostic tests, which may be developed by others, could impair our ability to maintain and grow our business and remain competitive.

We face competition in the development, manufacture, marketing and commercialization of diagnostic products from a variety of sources, such as academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other companies with similar diagnostic or in vitro testing technologies, including those with platform technologies. These platform technologies vary from very large analyzer systems to smaller and less expensive instruments similar to ours. These competitors are working to develop and market other diagnostic tests, systems, products and other methods of detecting, preventing or reducing disease.

The development of new technologies or improvements in current technologies for diagnosing acute appendicitis, including CT imaging agents and products that would compete with our acute appendicitis test could have an impact on our ability to sell the acute appendicitis tests or the sales price of the tests. This could impact our ability to market our tests and/or secure a marketing partner, both of which could have a substantial impact on the value of our acute appendicitis products.

Among the many experimental diagnostics and therapies being developed around the world, there may be diagnostics and therapies unknown to us that may compete with our technologies or products.

Many of our potential competitors have much greater capital resources, manufacturing, research and development resources and production facilities than we do. Many of them may also have more experience than we have in preclinical testing and clinical trials of new diagnostic tests and in obtaining FDA and foreign regulatory approvals.

Major technological changes can occur quickly in the biotechnology industry, and the development of technologically improved or different products or technologies may make our product candidates or platform technologies obsolete or noncompetitive.

Physicians, patients, third party payors and the medical community may be slow to adopt, and may not accept or utilize our acute appendicitis test products when and if approved. If our products, if and when approved, do not achieve significant market acceptance, our business, results of operations and financial condition may be materially adversely affected.

We have very limited sales and marketing experience and limited sales capabilities, which may make commercializing our products difficult.

We currently have very little marketing experience and limited sales capabilities. Therefore, in order to commercialize our products, once approved, we must either develop our own marketing and distribution sales capabilities or consider collaborating with a third party to perform these functions. We may, in some instances, rely significantly on sales, marketing and distribution arrangements with collaborative partners and other third parties. In these instances, our future revenues will be materially dependent upon the success of the efforts of these third parties.

We may not be able to attract and retain qualified personnel to serve in our sales and marketing organization, to develop an effective distribution network or to otherwise effectively support our commercialization activities. The cost of establishing and maintaining a sales and marketing organization may exceed its cost effectiveness. If we fail to develop sales and marketing capabilities, if sales efforts are not effective or if costs of developing sales and marketing capabilities exceed their cost effectiveness, our business, results of operations and financial condition would be materially adversely affected.

If we successfully obtain FDA clearance or approval to market our acute appendicitis test, we (or our vendors) may experience manufacturing problems resulting in shortages or delays in production that could limit the near term growth of our revenue.

Our ability to successfully market the acute appendicitis test, once approved, will partially depend on our ability to obtain and manufacture sufficient quantities of the finished tests from qualified GMP suppliers. While we have identified and qualified suppliers, their ability to produce tests or component parts in sufficient quantities to meet possible demand may cause delays in securing products or could force us to seek alternative suppliers. The need to locate and use alternative suppliers could also cause delivery delays for a period of time. Delays in finalizing and progressing under agreements with cGMP facilities may delay our FDA clearance process and potentially delay sales of such products. In addition, we may encounter difficulties in production due to, among other things, the inability to obtain sufficient amounts of raw materials, components or finished goods inventory and quality control issues with raw materials, components or finished goods. These difficulties could reduce sales of our products, increase our costs, or cause production delays, all of which could damage our reputation and hurt our financial condition. To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

We may not achieve future revenue from the out-licensing of our animal health assets.

In 2012, we entered into an exclusive license agreement with a third party to license all of our animal health assets in return for license fees, milestone and royalty payments. If product development efforts using our animal health assets are not successful in achieving commercial products, we may not receive all anticipated milestone and royalty payments.

Our results of operations could be affected by our royalty payments due to third parties.

Any revenues from products under development will likely be subject to royalty payments under licensing or similar agreements. Major factors affecting these payments include, but are not limited to:

•	coverage decisions by governmental and other third-party payors;
•	our ability to achieve meaningful sales of our products;
•	the achievement of milestones established in our license agreements; and
•	our use of the intellectual property licensed in developing the products.

If we need to seek additional intellectual property licenses in order to complete our product development, our cumulative royalty obligations could adversely affect our net revenues and results of operations.

Our success depends on our ability to successfully develop, obtain clearance or approval for and commercialize new products.

Our success depends on our ability to successfully develop and market new products. Although we were engaged in human diagnostic antigen manufacturing operations and historically, substantially all of our revenues have been derived from this business, our ability to substantially increase our revenues and generate net income is contingent on successfully developing one or more products. Our ability to develop any of the products is dependent on a number of factors, including funding availability to complete development efforts, our ability to adequately test and refine products, our ability to seek required FDA clearance or approval and our ability to commercialize our products, thereby generating revenues once development efforts prove successful. We have encountered in the past, and may again encounter in the future, problems in the testing phase for our products, which can result in substantial setbacks and delays in the development process. There can be no assurance that we will not encounter similar setbacks with the products in our pipeline, or that funding from outside sources and our revenues will be sufficient to bring any or all of our products to the point of commercialization. There can be no assurance that the products we are developing will work effectively in the marketplace, or that we will be able to produce them on an economical basis.

Failure to obtain medical reimbursement for our products under development, as well as a changing regulatory and reimbursement environment, may impact our business.

The U.S. healthcare regulatory environment may change in a way that restricts our ability to market our acute appendicitis tests due to medical coverage or reimbursement limits. Sales of our human diagnostic tests will depend in part on the extent to which the costs of such tests are covered by health maintenance, managed care, and similar healthcare management organizations, or reimbursed by government health payor administration authorities, private health coverage insurers and other third-party payors. These healthcare payors are increasingly challenging the prices charged for medical products and services. The containment of healthcare costs has become a priority of federal and state governments. Accordingly, our potential products may not be considered to be cost effective, and reimbursement may not be available or sufficient to allow us to sell our products on a competitive basis. Because there is no reimbursement code for the APPY1 test at this point, our reimbursement may be adversely affected. Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict and these changes may be adverse to us. Any reduction in Medicare, Medicaid or private third-party payor reimbursements could have a negative effect on our operating results. The recent addition of the medical device tax is also a challenge to the industry.

Health care legislation, including the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act of 1996, may have a material adverse effect on us.

The Patient Protection and Affordable Care Act (PPACA) substantially changes the way healthcare is financed by government and private insurers, encourages improvements in healthcare quality, and impacts the medical device industry. The PPACA includes an excise tax on entities that manufacture or import medical devices offered for sale in the United States; a new Patient-Centered Outcomes Research Institute to conduct comparative effectiveness research; and payment system reforms.

The PPACA also imposes new reporting and disclosure requirements on device and drug manufacturers for any payment or transfer of value made or distributed to physicians or teaching hospitals. Under these provisions, known as the Physician Payment Sunshine Act, affected device and drug manufacturers need to begin data collection on August 1, 2013, with the first reports due in 2014. These provisions require, among other things, extensive tracking and maintenance of databases regarding the disclosure of relationships and payments to physicians and teaching hospitals. In addition, certain states have passed or are considering legislation restricting our interactions with health care providers and/or requiring disclosure of many payments to them. Failure to comply with these tracking and reporting laws could subject us to significant civil monetary penalties.

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) created new federal statutes to prevent healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment or exclusion from government sponsored programs. HIPAA also established uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses.

Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of announced enforcement agency work plans, the federal government will continue to scrutinize, among other things, the billing practices of hospitals and other providers of healthcare services. The federal government also has increased funding to fight healthcare fraud, and it is coordinating its enforcement efforts among various agencies, such as the U.S. Department of Justice, the Office of Inspector General and state Medicaid fraud control units. We believe that the healthcare industry will continue to be subject to increased government scrutiny and investigations.

If we fail to obtain regulatory approval in foreign jurisdictions, then we cannot market our products in those jurisdictions.

We plan to market some of our products in foreign jurisdictions. Specifically, we expect to aggressively market APPY1 in foreign jurisdictions. We may need to obtain regulatory approval from foreign jurisdictions to do so, and obtaining such approval in one jurisdiction does not necessarily guarantee approval in another. We may be required to conduct additional testing or to provide additional information, resulting in additional expenses, to obtain necessary approvals. If we fail to obtain approval in such foreign jurisdictions, we would not be able to sell our products in such jurisdictions, thereby reducing the potential revenue from the sale of our products.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in our business. A loss of the services of our qualified personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our development programs and our business.

Our product liability insurance coverage may not be sufficient to cover claims.

Our insurance policies currently cover claims and liabilities arising out of defective products for losses up to $3.0 million. As a result, if a claim was to be successfully brought against us, we may not have sufficient insurance that would apply and would have to pay any costs directly, which we may not have the resources to do.

Risks Relating to our Intellectual Property

Our competitive position is contingent upon the strength of our intellectual property, and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for patents and our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses will survive claims alleging invalidity or infringement on other patents. Additionally, disputes may arise regarding inventorship of our intellectual property. There also could be existing patents of which we are unaware that our products may be infringing. As the number of participants in the market grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be publicly disclosed. In addition, during the course of patent litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business. The occurrence of any of the foregoing could materially impact our business.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated, found unenforceable or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position. Patentability, invalidity, freedom-to-operate or other opinions may be required to determine the scope and validity of third-party proprietary rights.

If we choose to go to court to stop a third party from using the inventions protected by our patent, that third party would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court will decide that our patents are not valid and that we cannot stop the other party from using their inventions. There is also the risk that, even if the validity of these patents is upheld, the court will find that the third party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are infringing the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party’s treble damages or attorneys’ fees for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent and/or that the third party patent claims are invalid, and we may not be able to do this. Proving invalidity in the United Sates, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

In addition, changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. In September 2011, the U.S. Congress passed the Leahy-Smith America Invents Act (AIA) which became effective in March 2013. The AIA reforms United States patent law in part by changing the standard for patent approval for certain patents from a “first to invent” standard to a “first to file” standard and developing a post-grant review system. It is too early to determine what the effect or impact the AIA will have on the operation of our business and the protection and enforcement of our intellectual property. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries. We cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology (pre-AIA) or first to file (post-AIA). Our competitors may have filed, and may in the future file, patent applications covering technology similar or the same as ours. Any such patent application may have priority over our patent application and could further require us to obtain rights to such technologies in order to carry on our business. If another party has filed a U.S. patent application on inventions similar or the same as ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the USPTO, or a court to determine priority of invention in the United States, for pre-AIA applications and patents. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent prosecution process and post issuance of a patent. There are situations in which noncompliance of these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case if our patent were enforce.

Our failure to secure trademark registrations could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of biotechnology we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party to the agreement keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived or developed by the party in the course of rendering services to us will be our exclusive intellectual property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although the Company has no knowledge of any claims against us, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may not be able to adequately protect our intellectual property outside of the United States.

The laws in some foreign jurisdictions may not provide protection for our trade secrets and other intellectual property. If our trade secrets or other intellectual property are misappropriated in foreign jurisdictions, we may be without adequate remedies to address these issues. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements may provide for contractual remedies in the event of misappropriation. We do not know to what extent, if any, these agreements and any remedies for their breach, will be enforced by a foreign or domestic court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will likely diminish.

Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors. We do not know whether legal and government fees will increase substantially and therefore are unable to predict whether cost may factor into our intellectual property strategy.

Risks Related to Our Securities

Current challenges in the commercial and credit environment may adversely affect our business and financial condition.

The global financial markets have recently experienced unprecedented levels of volatility. Our ability to generate cash flows from operations, issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of its customers or suppliers, deterioration in our key financial ratios or credit ratings, or other significantly unfavorable changes in conditions. While these conditions and the current economic downturn have not meaningfully adversely affected our operations to date, continuing volatility in the global financial markets could increase borrowing costs or affect our ability to access the capital markets. Current or worsening economic conditions may also adversely affect the business of our customers, including their ability to pay for our products and services, and the amount spent on healthcare in general. This could result in a decrease in the demand for our potential products and services, longer sales cycles, slower adoption of new technologies and increased price competition. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We do not anticipate paying any dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not intend to declare any dividends on our shares of common stock in the foreseeable future and currently intends to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

As a public company we are subject to complex legal and accounting requirements that require us to incur substantial expenses, and our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price and listing on the NASDAQ Capital Market.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) requires, among other things, that we maintain effective internal controls over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. Our compliance with Section 404 of Sarbanes-Oxley requires that we incur substantial accounting expense and expend significant management efforts. The effectiveness of our controls and procedures may in the future be limited by a variety of factors, including:

•	faulty human judgment and simple errors, omissions or mistakes;
•	fraudulent action of an individual or collusion of two or more people;
•	inappropriate management override of procedures; and
•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we may be subject to NASDAQ delisting, investigations by the SEC and civil or criminal sanctions.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational, financial and accounting systems, procedures and controls to manage our business effectively.

Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective as required under Section 404 of Sarbanes-Oxley. If we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting, if we fail to maintain or implement adequate controls, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934, as amended (Exchange Act). A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

Our stock price, like that of many biotechnology companies, is volatile.

The market prices for our common stock and for the securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future, particularly in light of the current financial markets. For example, in the year ended December 31, 2012, our common stock traded as low as $1.33 and as high as $5.88. In the year ended December 31, 2011, our common stock traded as low as $5.82 and as high as $25.50 (each on a post reverse stock splits basis). The market price of our common stock may continue to be volatile, especially on the eve of announcements which the market is expecting, as is the case with clinical trial results. Among other factors, the following may have a significant effect on the market price of our common stock:

•	announcements of clinical trial results, FDA correspondence or interactions, developments with regard to our intellectual property rights, technological innovations or new commercial products by us or our competitors;
•	publicity regarding actual or potential medical results related to products under development or being commercialized by us or our competitors;
•	regulatory developments or delays affecting our products under development in the United States and other countries; and
•	new proposals to change or reform the U.S. healthcare system, including, but not limited to, new regulations concerning reimbursement programs.

These fluctuations may have a negative effect on the market price of our common stock regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources, and could have a material adverse effect on our financial condition.

We may not be able to maintain our current listing on the NASDAQ Capital Market and a delisting could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

On February 13, 2012, we received notice from NASDAQ that our stock trading price was not in compliance with NASDAQ’s requirement that listed companies maintain a price of at least $1.00 per share. Further, on May 15, 2012, we received notice from NASDAQ of our non-compliance with the listing requirement to maintain stockholders’ equity of at least $2,500,000. Following the completion of a public offering in June 2012, and a one-for-six reverse stock split effected on June 20, 2012, we regained compliance with both standards for continued listing on the NASDAQ Capital Market. There can be no assurance that we will be able to maintain the listing of our common stock in the future.

If our common stock is delisted by NASDAQ, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the Securities and Exchange Commission, or SEC, relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from NASDAQ could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

There is no public market for the warrants to purchase shares of our common stock offered by us in this offering.

There is no established public trading market for the warrants offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included or incorporated in this report regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those set forth above under the heading “Risk Factors.” These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus is filed with the SEC, and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the common stock and warrants that we are offering will be approximately $11.1 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $12.9 million.

We intend to use the net proceeds to us from this offering, together with our existing cash resources, for working capital and other general corporate purposes, including funding for further clinical development, seeking FDA clearance for APPY1, and for initial commercialization of APPY1 in the U.S. and the E.U.

We may also invest working capital in acquiring or developing technologies that complement our business. Our management will have broad discretion in the application of net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Our building mortgage loan restricts us from paying dividends without the lender’s consent.

CAPITALIZATION

The following table presents a summary of our cash, cash equivalents, short-term investments and capitalization as of March 31, 2013:

•	on an actual basis; and
•	on an as adjusted basis to reflect our receipt of estimated net proceeds of approximately $11.1 million from the sale of shares of common stock and warrants to purchase shares of our common stock in this offering after deducting the estimated underwriting discounts and commissions and estimated offering expenses and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the related notes thereto included in this prospectus.

	As of March 31, 2013
	Actual	As Adjusted
Cash, cash equivalents and short-term investments	$9,268,000	$20,398,000
Current liabilities	$3,220,000	$3,220,000
Long-term liabilities	$2,001,000	$2,001,000
Stockholders’ equity
Common stock ((i) Actual: 30,000,000 shares authorized, no par value; 9,954,380 shares issued and outstanding and (ii) As Adjusted: 30,000,000 shares authorized, no par value; 19,954,380 shares issued and outstanding)	$85,408,000	$96,538,000
Accumulated deficit	$(77,035,000)	$(77,035,000)

The table excludes the following as of March 31, 2013:

•	1,175,566 shares of common stock issuable upon the exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $9.25 per share;
•	598,006 shares of common stock issuable upon exercise of options granted outside of our stock option plans and warrants at a weighted average exercise price of $4.97 per share;
•	311,639 shares of common stock available for future issuance under our stock option plans;
•	3,500,000 shares of common stock issuable upon the exercise of the warrants offered by us in this offering; and
•	1,500,000 shares of common stock issuable upon the exercise of the underwriter’s over-allotment option and 525,000 shares of common stock issuable upon the exercise of the warrants issuable upon the exercise of the underwriter’s over-allotment option.

On April 17, 2013, our board of directors approved an amendment to our Articles of Incorporation, as amended, to increase the total number of shares of common stock we are authorized to issue from 30,000,000 to 60,000,000, with such amendment being subject to shareholder approval. The amendment is being submitted to shareholders for approval at the annual meeting of shareholders on June 11, 2013.

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the combined price per share of our common stock and related warrant in this offering and the as adjusted net tangible book value per share of our common stock upon closing of this offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

Our historical net tangible book value as of March 31, 2013 was approximately $6,765,000, or $0.68 per share of our outstanding common stock, based on 9,954,380 shares of common stock outstanding as of March 31, 2013.

Investors participating in this offering will incur immediate and significant dilution. After giving effect to the issuance and sale of shares of our common stock and warrants to purchase shares of our common stock in this offering at a combined public offering price of $1.25 per share of our common stock and related warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of warrants issued pursuant to this offering, our as adjusted net tangible book value as of March 31, 2013 would have been approximately $17.9 million, or approximately $0.90 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.22 per share of our common stock to existing shareholders and an immediate dilution in net tangible book value of $(0.35) per share of our common stock to new investors purchasing shares in this offering. The following table illustrates this dilution:

Combined public offering price per share of common stock and related warrant	$1.25
Historical net tangible book value per share of our common stock as March 31, 2013	$0.68
As adjusted increase in net tangible book value per share of our common stock attributable to investors participating in this offering	$0.22
As adjusted net tangible book value per share of our common stock after this offering	$0.90
Dilution of as adjusted net tangible book value per share to new investors	$(0.35)

If the underwriter’s over-allotment option is exercised in full, the as adjusted net tangible book value per share of our common stock after giving effect to this offering would be $0.92 per share, which amount represents an immediate increase in net tangible book value of $0.24 per share of our common stock to existing shareholders and an immediate dilution in net tangible book value of $0.33 per share of our common stock to new investors purchasing shares in this offering.

If any shares of our common stock are issued upon exercise of outstanding options or warrants, you will experience further dilution.

COMMON STOCK PRICE RANGE

Our common stock is quoted on the NASDAQ Capital Market under the symbol “APPY”. The following table shows the high and low sale prices per share of our common stock as reported by the NASDAQ Stock Market during the periods presented. Prices were adjusted to reflect the one-for-five reverse stock split effective July 28, 2011, and the one-for-six reverse stock split effective June 20, 2012.

	Price Range
	High	Low
2011
First Quarter	$25.50	$16.80
Second Quarter	23.61	18.60
Third Quarter	22.50	14.40
Fourth Quarter	17.53	5.82
2012
First Quarter	$5.88	$3.90
Second Quarter	4.44	1.88
Third Quarter	2.77	1.33
Fourth Quarter	2.93	2.04
2013
First Quarter	$2.80	$1.96
Second Quarter (through May 23, 2013)	2.20	1.35

On May 23, 2013, the last sale price of our common stock, as reported by the NASDAQ Capital Market, was $1.36 per share. On May 1, 2013, there were approximately 950 holders of record and approximately 2,600 beneficial holders of our common stock.

SELECTED FINANCIAL DATA

The following tables summarize our financial data for the periods presented. The selected statements of operations data for the years ended December 31, 2012, 2011 and 2010 and the balance sheet data as of December 31, 2012 and 2011 have been derived from our audited financial statements, which are included in this prospectus. The selected statements of operations data presented below for the years ended December 31, 2009 and 2008 and the selected balance sheet data as of December 31, 2010, 2009 and 2008 are derived from audited financial statements, which are not included in this prospectus. The selected financial historical data for the quarterly periods ended March 31, 2013 and 2012 are derived from interim unaudited financial statements, which are included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future periods. You should read this data together with the financial statements and related notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	For the Fiscal Year Ended December 31,					For the Three Months Ended March 31,
	2012	2011	2010	2009	2008	2013	2012
Selected Statements of Operations Data:
Sales	$42,000	$219,000	$370,000	$291,000	$821,000	$—	$7,300
Net loss	$(9,212,000)	$(10,214,000)	$(13,338,000)	$(15,518,000)	$(9,658,000)	$(2,802,000)	$(1,938,000)
Basic and diluted net loss per share	$(1.84)	$(7.61)	$(10.17)	$(14.03)	$(9.21)	$(0.28)	$(1.21)
Weighted average shares outstanding	4,996,827	1,341,379	1,310,956	1,105,639	1,105,639	9,954,380	1,608,146

	As of December 31,					As of March 31,
	2012	2011	2010	2009	2008	2013	2012
Selected Balance Sheet Data:
Current assets	$12,528,000	$4,321,000	$12,307,000	$14,427,000	$18,871,000	$9,554,000	$2,091,000
Total assets	$16,615,000	$8,728,000	$17,159,000	$19,378,000	$24,187,000	$13,594,000	$6,367,000
Current Liabilities	$4,079,000	$2,072,000	$2,731,000	$3,275,000	$2,746,000	$3,219,604	$1,654,000
Long term liabilities	$1,845,000	$2,830,000	$3,180,000	$3,290,000	$3,553,000	$2,001,495	$2,603,000
Total liabilities	$5,924,000	$4,902,000	$5,912,000	$6,564,000	$6,299,000	$5,221,000	$4,257,000
Stockholders’ equity	$10,691,000	$3,826,000	$11,247,000	$12,814,000	$17,888,000	$8,373,000	$2,110,000

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

RESULTS OF OPERATIONS

Management’s Plans and Basis of Presentation

The Company has experienced recurring losses and negative cash flows from operations. At March 31, 2013, the Company had cash and liquid investments of approximately $9,268,000, working capital of approximately $6,335,000, stockholders’ equity of approximately $8,373,000 and an accumulated deficit of approximately $77,035,000. To date, the Company has in large part relied on equity financing to fund its operations. The Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, clinical and regulatory activities, initial commercial and marketing activities, consulting expenses and other product development related expenses are incurred. The Company believes that its current working capital position will be sufficient to meet its estimated cash needs for the remainder of 2013 and at least into 2014. If the Company does not obtain additional capital, the Company would potentially be required to reduce the scope of its research and development activities or cease operations. The Company continues to explore obtaining additional financing. The Company is closely monitoring its cash balances, cash needs and expense levels. Subsequent to March 31, 2013, the Company closed on a loan to refinance its $1.6 million mortgage into a long-term obligation.

Management’s strategic plans include the following:

•	continuing to advance development of the Company’s products, particularly APPY1;
•	pursuing additional capital raising opportunities;
•	continuing to explore prospective partnering or licensing opportunities with complementary opportunities and technologies; and
•	continuing to monitor and implement cost control initiatives to conserve cash.

Revenues

Three months ended March 31, 2013 and 2012

No sales were recorded for the three months ended March 31, 2013 as compared to the 2012 period with $7,300 in sales. The decrease is attributable to the Company’s previous strategic decision to suspend antigen production and focus available resources on the acute appendicitis test product development activities.

In July 2012, the Company entered into an Exclusive License Agreement (License Agreement) with a licensee (Licensee) under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (Company’s Animal Health Assets). The net total payments received under this agreement were recorded as deferred revenue and are being recognized as revenue over future periods. During the three months ended March 31, 2013, $18,655 of such license payments was recognized as revenue.

Year 2012 compared to Year 2011

Sales of the Company’s antigen products for the year ended December 31, 2012, totaled $42,000, which was a $178,000 or 81% decrease from the 2011 period. The decrease in sales is primarily attributable to the Company’s previous strategic decision to terminate antigen production and focus available scientific resources on APPY1 product development. Three customers accounted for $34,000 of the total 2012 sales and individually represented 40%, 30%, and 13% of such sales.

Cost of sales for the year ended December 31, 2012 decreased by $15,800 compared to the 2011 period. As a percentage of sales, gross profit was 99% in the 2012 period as compared to gross profit of 93% in the 2011 period.

Year 2011 compared to Year 2010

Sales of the Company’s antigen products for the year ended December 31, 2011 totaled $219,000, which was a $151,000 or 41% decrease from the 2010 period. This decrease in sales is primarily attributable to the Company’s strategic decision in 2010 to suspend antigen production and focus available scientific resources on the acute appendicitis project and single-chain animal product development. Two customers accounted for $93,000 of the total 2011 sales and individually represented 28% and 14% of such sales.

In November 2011, the Company entered into a Termination Agreement with Novartis Animal Health, Inc. (Novartis) which terminated the Company’s 2008 license agreement and development agreement with Novartis. Accordingly, the Company did not recognize any revenue related to the Novartis license agreement in the year ended December 31, 2012. During the years ending December 31, 2011 and 2010, $62,000 and $68,000 of such Novartis license revenue was recognized.

Cost of sales for the year ended December 31, 2011 totaled $16,000, which was a $342,000 or 95% decrease as compared to the 2010 period. As a percentage of sales, 2011 gross profit was 93% as compared to 3% in 2010. The improvement in the gross profit percentage resulted from $153,000 in inventory write downs recorded in 2010 compared to $1,000 in write downs in 2011, combined with no fixed production cost incurred in the 2011 period.

Selling, General and Administrative Expenses

Three months ended March 31, 2013 and 2012

Selling, general and administrative expenses in the three months ended March 31, 2013 totaled $1,428,000, which was a $224,000 or 19% increase as compared to the 2012 period. Commercialization and marketing expenses increased by approximately $132,000 in the 2013 period as the Company advanced on its product commercialization strategy. During the three months ended March 31, 2013 expenses associated with legal fees incurred on contractual matters increased by approximately $33,000.

Year 2012 compared to Year 2011

Selling, general and administrative expenses in the year ended December 31, 2012, totaled $5,185,000, which was a $390,000 or 7% decrease as compared to the 2011 period. A reduction in personnel from 2011 to 2012 resulted in a decrease in compensation related costs of approximately $307,000. Total stock-based compensation and non-qualified option expenses were approximately $419,000 lower in the 2012 period, primarily due to lower values associated with options granted in 2012. During the year ended December 31, 2012, expenses associated with legal and accounting fees decreased by $66,000 and expenses associated with being a public company decreased by $68,000. These decreases were offset by an increase of $495,000 in expenses associated with marketing and commercialization activities in 2012. Insurance costs increased by approximately $74,000 due generally to normal price increases.

Year 2011 compared to Year 2010

Selling, general and administrative expenses in the year ended December 31, 2011, totaled $5,575,000, which was a $1,842,000 or 25% decrease as compared to the 2010 period. Total stock-based compensation and non-qualified option expenses decreased $1,044,000 in 2011 primarily due to fewer options being granted combined with lower computed Black-Scholes values attributable to the options granted. Compensation expenses also decreased $359,000 in 2011 due to lower employee costs including a reduced amount accrued for incentive pay in the 2011 period compared to the 2010 period. Expenses associated with public company costs decreased $379,000 in 2011 and legal fees decreased $104,000 compared to 2010.

Research and Development

Three months ended March 31, 2013 and 2012

Research and development expenses in the three months ended March 31, 2013 totaled $1,412,000, which was approximately a $735,000 or 109% increase as compared to the 2012 period. Appendicitis test development and research expenses increased by approximately $574,000 in 2013 as compared to 2012, due primarily to commencement of clinical trial activities. Expenses incurred for the single-chain animal product development decreased by approximately $12,000 in the 2013 period.

Year 2012 compared to Year 2011

Research and development expenses in the year ended December 31, 2012 totaled $3,838,000, which was a $1,828,000 or 32% decrease as compared to the 2011 period. APPY1 test development and research expenses in 2012 decreased by approximately $1,238,000, as compared to 2011 expenses. This decrease included a decrease of approximately $1,006,000 in reduced expenses for development of the cassette and reader expenses inclusive of reduced regulatory costs and additional marker discovery efforts and approximately $232,000 related to reduced clinical trial costs as the 2011 APPY1 clinical pilot trial was completed in 2011. Expenses incurred for the single-chain animal product development decreased by approximately $353,000 in the 2012 period following the execution of the animal health license agreement. Patent related expenses, including patent impairment expenses in 2012 decreased by approximately $239,000 over 2011 amounts.

Year 2011 compared to Year 2010

Research and development expenses in the 2011 period totaled $5,666,000, which was a $446,000 or 7% decrease as compared to the 2010 period. The completion of the Enzyme Linked Immunosorbant Assay (ELISA) based appendicitis clinical trial in mid-2010 resulted in a $1,269,000 decrease which was offset by $1,030,000 in expenses in 2011 for the APPY1 pilot trial. Discovery efforts related to the identifying additional markers for the appendicitis test increased expenses by approximately $488,000 compared to the 2010 period and general appendicitis research decreased $131,000 in the 2011 period. Expenses incurred for the single-chain animal product development decreased by approximately $963,000 in the 2011 period due to lower expenses associated with the shared development costs under the Novartis agreement. Research and development expense increased by $250,000 for salaries primarily related to development activities on the appendicitis test and related discovery work. Amortization expenses associated with patents in 2011 increased by $162,000, over 2010 expenses primarily due to patent and trademark amortization and write-offs.

Other Income and Expense

Three months ended March 31, 2013 and 2012

Primarily as a result of the higher levels of cash and reduced investment returns for the three months ended March 31, 2013 as compared to the 2012 period, interest income of approximately $13,000 was earned in 2013 as compared to $2,000 in 2012. Interest expense for the three months ended March 31, 2013, decreased to $44,000, compared to $67,000 in the 2012 period. During the three-month period ended March 31, 2013, the Company received income of approximately $50,000 in connection with a redemption of its current mutual insurance company.

Year 2012 compared to Year 2011

Interest and other expense for the year ended December 31, 2012, increased to an expense of $251,000, compared to income of $762,000 in the 2011 period. The increase in interest expense is primarily due to imputed interest expense under the Novartis Termination Agreement and the financing of certain insurance obligations. Other income in 2011 included a gain of approximately $939,000 resulting from the Termination Agreement with Novartis.

Year 2011 compared to Year 2010

In 2011, other income included a gain of approximately $939,000 resulting from the Termination Agreement with Novartis. Under the Termination Agreement, the Company’s liabilities associated with the Novartis arrangements exceeded its net settlement payable to Novartis, resulting in a gain on the contract termination, net of related legal fees incurred of approximately $7,500.

Primarily as a result of lower average cash and investment balances in 2011 as compared to 2010, interest income of approximately $16,000 was earned in 2011 as compared to $62,000 in 2010. Interest expense for the year ended December 31, 2011, increased to $197,000, compared to $194,000 the 2010 year. The increase in interest expense was primarily due to the financing of certain insurance premiums.

Income Taxes

No income tax benefit was recorded on the net loss for the three months ended March 31, 2013 and 2012, as management was unable to determine that it was more likely than not that such benefit would be realized.

No income tax benefit was recorded on the loss for the year ended December 31, 2012, as management of the Company was unable to determine that it was more likely than not that such benefit would be realized. At December 31, 2012, the Company had net operating loss carry forwards for income tax purposes of approximately $68 million, expiring through 2032.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2013, we had working capital of $6,335,000, which included cash, cash equivalents and short term investments of $9,268,000. We reported a net loss of $2,802,000 during the three months ended March 31, 2013, which included $552,000 in net non-cash expenses including stock-based compensation totaling $484,000 and depreciation and amortization totaling $87,000, net of amortization of license fee of $19,000.

Currently, our primary focus is to continue the development activities on our acute appendicitis diagnostic test, including advancement of the steps required for FDA clearance, as well as advancing on commercialization and marketing activities following the recent attainment of CE marking in the E.U.

We expect to continue to incur losses from operations for the near-term and these losses could be significant as we incur product development, clinical and regulatory activities, contract consulting and other product development and commercialization related expenses. We believe that our current working capital position will be sufficient to meet our estimated cash needs for the remainder of 2013 and at least into 2014. The Company is pursuing additional financing opportunities; however, there can be no assurance that the Company will be able to obtain sufficient additional financing on terms acceptable to the Company, if at all. We are closely monitoring our cash balances, cash needs and expense levels. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result in the possible inability of the Company to continue as a going concern.

We expect that our primary expenditures will be to continue enrollment of our FDA clinical trial for APPY1 and to support commercialization and marketing activities of our appendicitis test in Europe following the recent successful completion of CE marking. Based upon our experience, clinical trial expenses can be significant costs. During the three month periods ended March 31, 2013 and 2012, we expended approximately $871,000 and $277,000, respectively, in direct costs for APPY1 development and related clinical and regulatory efforts. Steps to achieve commercialization of the acute appendicitis product will be an ongoing and evolving process with expected improvements and possible subsequent generations being evaluated for the test. Should we be unable to achieve FDA clearance of the APPY1 appendicitis test or generate sufficient revenues from the product, we would need to rely on other business or product opportunities to generate revenues and costs that we have incurred for the acute appendicitis patent may be deemed impaired.

In November 2011, the Company entered into the Novartis Termination Agreement to terminate the
2008 Novartis License Agreement. Under the Novartis Termination Agreement, the termination obligation totaled $1,374,000, and at March 31, 2013, the remaining outstanding termination obligation totaled approximately $201,000 which is due in June 2013.

During July 2012, the Company entered into a License Agreement with the Licensee, under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s Animal Health Assets. The License Agreement includes a sublicense of the technology licensed to the Company by

Washington University of St. Louis, or WU. Under the terms of the WU License Agreement, a portion of license fees and royalties Venaxis receives from sublicensing agreements will be paid to WU. Obligation for any license fees due to WU is included in accrued expenses at March 31, 2013.

Under the License Agreement, as of March 31, 2013, the following future license fees and milestone payments will be paid to the Company, assuming future milestones are successfully achieved by the Licensee:

•	license fees of $204,000 payable in June 2013;
•	milestone payments, totaling up to a potential of $1.1 million in the aggregate, based on the satisfactory conclusion of milestones as defined in the License Agreement;
•	potential for milestone payments of up to an additional $2 million for development and receipt of regulatory approval for additional licensed products; and
•	royalties, at low double digit rates, based on sales of licensed products.

We have entered and expect to continue to enter into additional agreements with contract manufacturers for the development and manufacture of certain of our products for which we are seeking FDA approval. The goal of this development process is to establish current good manufacturing practices (cGMP) required for those products for which we are seeking FDA approval. These development and manufacturing agreements generally contain transfer fees and possible penalty and royalty provisions if we transfer our products to another contract manufacturer. We expect to continue to evaluate, negotiate and execute additional and expanded development and manufacturing agreements, some of which may be significant commitments. We may also consider acquisitions of development technologies or products, if opportunities arise that we believe fit our business strategy and would be appropriate from a capital standpoint.

Capital expenditures, primarily for production, laboratory and facility improvement costs for remainder of the year ending December 31, 2013 are anticipated to total approximately $75,000 to $125,000. We anticipate these capital expenditures to be financed through working capital.

The Company periodically enters into generally short-term consulting and development agreements primarily for product development, testing services and in connection with clinical trials conducted as part of the Company’s FDA clearance process. Such commitments at any point in time may be significant but the agreements typically contain cancellation provisions.

We have a permanent mortgage on our land and building that commenced in July 2003. The mortgage is held by a commercial bank and includes a portion guaranteed by the U.S. Small Business Administration. Effective April 8, 2013, we entered into the Modification Agreement with the Bank to refinance the outstanding commercial loan for which the remaining principal balance of approximately $1.6 million was due in July 2013. The loan is collateralized by the real property. The Modification Agreement extends the maturity date to April 2018 and reduces the interest rate to a fixed interest rate of 3.95% from a variable rate equal to 1% over The Wall Street Journal Prime Rate (with a minimum rate of 7%). The loan terms include a payment amortization period of fifteen years, with a balloon maturity at five years with monthly payments of approximately $11,700. The portion of the building mortgage guaranteed by the SBA, which is approximately 34% of the current loan total, remains unaffected by the Modification Agreement. The SBA portion of the loan requires total monthly payments of approximately $9,200 through July 2023, which currently includes approximately $4,100 per month in contractual interest and fees.

Due to recent market events that have adversely affected all industries and the economy as a whole, management has placed increased emphasis on monitoring the risks associated with the current environment, particularly the investment parameters of the short term investments, the recoverability of current assets, the fair value of assets, and the Company’s liquidity. At this point in time, there has not been a material impact on the Company’s assets and liquidity. Management will continue to monitor the risks associated with the current environment and their impact on the Company’s results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Operating Activities

Net cash consumed by operating activities was $2,472,000 during the three months ended March 31, 2013. Cash was consumed by the loss of $2,802,000, less non-cash expenses of $484,000 for stock-based compensation and $87,000 for depreciation and amortization. For the three months ended March 31, 2013, decreases in accounts receivable and prepaid and other current assets of $101,000 provided cash, primarily related to routine changes in operating activities. A net decrease of $98,000 in accounts payable and accrued expenses consumed cash from operating activities, primarily related to the payment of 2012 incentive plan amount paid in 2013, offset by increased costs accrued on the APPY1 trial in 2013. Cash provided by operations included an increase of approximately $197,000 in deferred revenue, following the execution of the License Agreement for the Company’s animal health assets.

Net cash consumed by operating activities was $5,489,000 during the year ended December 31, 2012. Cash was consumed by the loss of $9,212,000, less non-cash expenses of $931,000 for stock-based compensation, depreciation and amortization totaling $430,000 and impairment and other items, net totaling $26,000. For the year ended December 31, 2012, decreases in accounts receivable generated cash of $35,000. Decreases in prepaid and other current assets of $408,000 provided cash, primarily related to routine changes in operating activities. There was a $306,000 increase in accounts payable and accrued expenses in the year ended December 31, 2012, primarily due to increases in the activity levels at year end for the Company’s APPY1 clinical, regulatory, and marketing activities. An increase of $405,000 in accrued compensation provided cash. Cash provided by operations included an increase of $1,182,000 in deferred revenue, following the execution of the License Agreement for the Company’s animal health assets.

Net cash consumed by operating activities was $8,333,000 during the year ended December 31, 2011. Cash was consumed by the loss of $10,214,000, less net non-cash expenses of $1,093,000, including stock-based compensation totaling $1,336,000, $491,000 for depreciation and amortization, impairment and related charges totaling $275,000 and a $939,000 non-cash gain related to the Novartis Termination Agreement. For the year ended December 31, 2011, a $38,000 decrease in accounts receivable associated with lower antigen sales generated cash. A decrease in prepaid and other current assets of $427,000 provided cash, primarily related to routine changes in operating activities. Cash increased from an increase of $292,000 in accounts payable, net of the non-cash adjustment of $837,000 decreasing the accounts payable balance associated with the Novartis Termination Agreement settlement. Accrued expenses decreased $31,000 in the year ended December 31, 2011 also generated cash, primarily due to a combination of an increase in accrued expenses related to APPY1 pilot trial expenses and a decrease of $180,000 in accrued compensation, due to a decrease in amounts accrued for incentive pay for the 2011 period.

Net cash consumed by operating activities was $10,707,000 during the year ended December 31, 2010. Cash was consumed by the loss of $13,338,000, less non-cash expenses totaling $2,895,000 relating to stock-based compensation totaling $2,364,000 and depreciation and amortization totaling $492,000 and other items net, which totaled $39,000. In late 2009, we substantially suspended the production of antigen products as a result of our strategic decision to focus available scientific resources on acute appendicitis and single-chain animal product development. As a result of this decision we recorded a write down of approximately $153,000 in antigen inventories in 2010. Due to the suspension of antigen sales the net investment in accounts receivable and inventories, decreased by $297,000 in 2010 generating cash including the inventory write down of approximately $153,000. A decrease in prepaid and other current assets of $81,000 provided cash, primarily related to routine changes in operating activities. Cash used by operations included a $642,000 reduction in accounts payable and accrued expenses in 2010, primarily due to the decrease in expenses related to the completion of the Company’s 2010 APPY1 clinical trial.

Investing Activities

Net cash outflows from investing activities consumed $5,653,000 during the three months ended March 31, 2013. Purchases of short-term investments totaled approximately $5,613,000. A $29,000 use of cash was attributable to additional costs incurred from patent filings and approximately $11,000 was incurred from purchases of property and equipment.

Net cash outflows from investing activities consumed $316,000 during the year ended December 31, 2012. Sales of marketable securities investments totaled approximately $2,832,000 and marketable securities purchased totaled approximately $2,992,000. Cash totaling $156,000 was used for additions to capitalized patent filings and equipment additions.

Net cash inflows from investing activities generated $1,611,000 during the year ended December 31, 2011. Marketable securities investments purchased totaled approximately $1.0 million and marketable securities sold totaled approximately $3.0 million. Cash totaling $228,000 was used for additions to patents and additions to equipment totaling $90,000.

Net cash outflows from investing activities consumed $2,923,000 during the year ended December 31, 2010. Marketable securities investments acquired totaled approximately $7.6 million and sales of marketable securities totaled approximately $5.2 million. Cash was used for additions to intangibles of $310,000 for costs incurred from patent filings and equipment additions totaling $192,000.

Financing Activities

Net cash outflows from financing activities consumed $361,000 during the three month period ended March 31, 2013 for repayments under existing debt agreements.

Net cash inflows from financing activities generated $13,815,000 during the year ended December 31, 2012. The Company received net proceeds of $15,146,000 from the sale of common stock in public offerings of securities and repaid $1,331,000 in scheduled payments under its debt agreements including payments under the Novartis Termination Agreement.

Net cash inflows from financing activities generated $782,000 during the year ended December 31, 2011. The Company received net proceeds of $1,456,000 from the sale of common stock in a December 2011 registered direct offering and repaid $674,000 in scheduled payments under its debt agreements.

Net cash inflows from financing activities generated $9,171,000 during the year ended December 31, 2010. The Company received net proceeds of $9,117,000 from the sale of common stock and $291,000 in proceeds from the exercise of stock options. The Company repaid $236,000, in scheduled payments under its debt agreements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with revenue recognition, impairment analysis of intangibles and stock-based compensation.

The Company’s financial position, results of operations and cash flows are impacted by the accounting policies the Company has adopted. In order to get a full understanding of the Company’s financial statements, one must have a clear understanding of the accounting policies employed. A summary of the Company’s critical accounting policies follows:

Investments:  The Company invests excess cash from time to time in highly liquid debt and equity securities of highly rated entities which are classified as trading securities. Such amounts are recorded at market and are classified as current, as the Company does not intend to hold the investments beyond twelve months. Such excess funds are invested under the Company’s investment policy but an unexpected decline or loss could have an adverse and material effect on the carrying value, recoverability or investment returns of such investments. Our Board has approved an investment policy covering the investment parameters to be followed with the primary goals being the safety of principal amounts and maintaining liquidity of the fund. The policy provides for minimum investment rating requirements as well as limitations on investment duration and concentrations.

Intangible Assets:  Intangible assets primarily represent legal costs and filings associated with obtaining patents on the Company’s new discoveries. The Company amortizes these costs over the shorter of the legal life of the patent or its estimated economic life using the straightline method. The Company tests intangible assets with finite lives upon significant changes in the Company’s business environment. The testing resulted in no patent impairment charges during the three months ended March 31, 2013, $42,000 for the three months ended March 31, 2012 and $45,000, $275,000 and $175,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Long-Lived Assets:  The Company records property and equipment at cost. Depreciation of the assets is recorded on the straight-line basis over the estimated useful lives of the assets. Dispositions of property and equipment are recorded in the period of disposition and any resulting gains or losses are charged to income or expense when the disposal occurs. The Company reviews for impairment whenever there is an indication of impairment. The required annual testing resulted in no impairment charges being recorded to date.

Revenue Recognition:  The Company’s revenues are recognized when products are shipped or delivered to unaffiliated customers. The SEC’s Staff Accounting Bulletin (SAB) No. 104, provides guidance on the application of generally accepted accounting principles to select revenue recognition issues. The Company has concluded that its revenue recognition policy is appropriate and in accordance with SAB No. 104. Revenue is recognized under sales, license and distribution agreements only after the following criteria are met: (i) there exists adequate evidence of the transactions; (ii) delivery of goods has occurred or services have been rendered; and (iii) the price is not contingent on future activity and (iv) collectability is reasonably assured.

Stock-based Compensation:  ASC 718, Share-Based Payment, defines the fair-value-based method of accounting for stock-based employee compensation plans and transactions used by the Company to account for its issuances of equity instruments to record compensation cost for stock-based employee compensation plans at fair value as well as to acquire goods or services from non-employees. Transactions in which the Company issues stock-based compensation to employees, directors and consultants and for goods or services received from non-employees are accounted for based on the fair value of the equity instruments issued. The Company utilizes pricing models in determining the fair values of options and warrants issued as stock-based compensation. These pricing models utilize the market price of the Company’s common stock and the exercise price of the option or warrant, as well as time value and volatility factors underlying the positions.

Recently Issued and Adopted Accounting Pronouncements:

The Company has evaluated all recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements.

Reclassifications:

Certain prior period amounts in the accompanying financial statements have been reclassified to conform to the presentation used in 2012.

Quantitative and Qualitative Disclosure About Market Risk

General:  We have limited exposure to market risks from instruments that may impact the Balance Sheets, Statements of Operations, and Statements of Cash Flows. Such exposure is due primarily to changing interest rates.

Interest Rates:  The primary objective for our investment activities is to preserve principal while maximizing yields without significantly increasing risk. This is accomplished by investing excess cash in highly liquid debt and equity investments of highly rated entities which are classified as trading securities. As of March 31, 2013, approximately 24% of the investment portfolio was in cash and cash equivalents with very short term maturities and therefore not subject to any significant interest rate fluctuations. We have no investments denominated in foreign currencies and therefore our investments are not subject to foreign currency exchange risk.

BUSINESS

Overview

Venaxis is focused on advancing products that address unmet human diagnostic needs. We were formed in 2000 to produce purified proteins for diagnostic applications. To date, we have leveraged our science and technology to advance development of our APPY1 product candidate and to develop animal health-related assets, including intellectual property. In 2012, we out-licensed these animal health-related assets and changed our name to Venaxis, Inc. from AspenBio Pharma, Inc.

Our business strategy is to focus on products and technologies that we believe have attractive worldwide markets and significant product margin potential. Our acute appendicitis test, APPY1, which is our current primary focus, meets these objectives. We may also pursue technologies under “in-licensing” agreements with third parties such as universities, researchers or individuals, add value by advancing the stage of research and development on the technologies through proof of concept, and then either “out-license” to global diagnostic companies or continue with in-house development towards regulatory approval, product introduction and launch.

APPY1 is a multi-marker blood test panel intended to be used by emergency department physicians to aid them in the evaluation of possible acute appendicitis in children, adolescent and young adult patients (ages 2 – 20) who present with abdominal pain. In the United States, APPY1 is under the regulatory jurisdiction of the FDA. We are not aware of any blood test that is cleared by the FDA for the purpose of aiding in ruling out appendicitis, and are not aware of any competitors in this area. We expect that a principal benefit of APPY1 will be to provide physicians with objective information that will aid in the identification of patients who present with abdominal pain but who are at low risk for appendicitis. Such objective information could be used by the physician to pursue more conservative treatment plans for such low-risk patients, such as avoiding or delaying the use of computed tomography (CT) scans with such patients. This could have the benefit of reducing the exposure to radiation from, and the expense associated with, performing CT scans in such low-risk patients as part of the initial assessment conducted in the emergency department. In addition, we believe the test can potentially save significant costs through improved patient throughput in emergency departments.

We have completed a design freeze for our APPY1 product candidate and, in early 2013, commenced a 2,000 patient, multi-center prospective pivotal clinical trial to be used in connection with our application for FDA clearance. We also have commenced initial marketing and commercialization activities for our CE marked APPY1 products in the European Union.

APPY1

Appendicitis

Appendicitis is a rapidly progressing condition that typically causes lower abdominal pain to increase over a period of 12 to 36 hours from onset of symptoms to perforation of the appendix. This progressive pain period is variable, however, and can be sustained for 48 hours or more. Failure to accurately diagnose and treat acute appendicitis before perforation can lead to serious complications and, in some cases, death. The current diagnostic and treatment paradigm for acute appendicitis includes many factors, such as a review of the patient’s clinical presentation including signs and symptoms, health history, blood chemistry, temperature and white blood cell (WBC) count. In the U.S., patients who are considered to be at risk for acute appendicitis are frequently sent for CT scan or ultrasound imaging for further diagnosis and then surgery if indicated. To date, there appears to be no individual sign, symptom, test, or procedure capable of providing either a conclusive rule in or rule out diagnosis of acute appendicitis. Although the use of CT scans appears to be the most widely used diagnostic tool in the U.S., its results can be inconclusive in addition to subjecting patients to large doses of radiation. Over the past decade there has been increasing concern over radiation exposure caused by imaging. In 2010, the FDA released a report titled “Initiative to Reduce Unnecessary Radiation Exposure from Medical Imaging.” Studies conducted from 2007 through 2010 and published in peer review publications provide evidence that the radiation from a single CT scan can significantly increase the risk of developing cancer later in life, that children and adolescents are especially vulnerable to the oncogenic, long term effects of exposure to high doses of ionizing radiation, such as from CT scans, and that up to 2 percent of all U.S. cancers will result from CT scan use. We believe that these risks, when coupled with the increased use of CT scans in abdominal pain patients, could have positive implications for a test like APPY1 which, if cleared, could be used to help physicians determine which patients are at low risk for the disease, leading to more conservative treatment and potentially avoiding use of CT scans. Currently, approximately 3.7 million CT scans are conducted annually on abdominal pain patients. Physicians also face the dilemma of minimizing the negative appendectomy surgery rate without increasing the incidence of a life threatening perforation among patients presenting with symptoms of suspected acute appendicitis. We expect APPY1 will provide an additional objective tool to assist physicians in their initial clinical evaluation of patients by aiding in the identification of patients at low risk for acute appendicitis, so that the diagnostic protocols such as CT scans can be used more selectively for those patients with inconclusive test results.

It is estimated that approximately 7 to 9% of the population will be diagnosed with appendicitis in their lifetime with the peak age range for the disease being the early teens. Published data from several sources indicate that in the U.S., 3 – 15% of appendectomies remove a normal appendix primarily due to an incorrect diagnosis. Appendicitis is one of the leading causes of medical malpractice claims in the U.S. due to many factors, including high diagnostic error rates, negative appendectomies, and increased cost and complications in cases where the appendix perforates. In addition to health risks, hospital charges for unnecessary (negative) appendectomies are estimated to cost approximately $740 million annually in the U.S. alone.

Acute appendicitis most frequently occurs in patients aged 10 to 30, but can affect all ages. Using a CT scan to rule out acute appendicitis can be particularly difficult in children and young adults because many patients in these age groups have low body fat, resulting in poor tissue differentiation or contrast on the CT scan. The APPY1 test has the potential to enhance overall safety by reducing the amount of radiation exposure from unnecessary CT scans in the low-risk patient population.

Product Description

Our current APPY1 product candidate is a multi-marker blood test panel of biomarkers consisting of our patented MRP 8/14 (also known as S100A8/A9 or calprotectin) and a combination of markers including C-reactive protein (CRP), along with WBC count. The scoring results of these individual components are analyzed using our proprietary algorithm software embedded in the APPY reader, which is a small bioanalyzer, to provide an APPY1 result to the physician. These results are displayed on the device display screen and also are included on a patient print-out from the APPY reader. The test is designed to be run in approximately 20 minutes in the hospital’s clinical laboratory.

Results from our development efforts, clinical trials and pilot study performed to date indicate that the greatest benefit of the APPY1 test would be in aiding the physician in the evaluation of those patients at low risk for having acute appendicitis. We believe that APPY1 has the potential to enhance the effectiveness and speed of patient evaluation and improve the standard of care for low risk patients. We believe that if APPY1 is cleared by the FDA, it will be incorporated in routine testing as a patient’s blood sample is taken in the ordinary course of an initial assessment of the patient entering the emergency department when the physician suspects appendicitis, but considers the patient at low risk for the disease. The APPY1 result is intended to cost-effectively help the physician identify if a patient is at a low risk for acute appendicitis as the cause of his or her abdominal pain.

An APPY1 result will be reported as negative (result below the designated cut-off value) or inconclusive (result at or above the designated cut-off value). A negative APPY1 result can be used by physicians, as an adjunct to other signs and symptoms, to identify those patients at low risk for appendicitis, thereby allowing for use of a more conservative treatment plan, i.e., observation and monitoring rather than a surgical consult and/or CT scan, which is more costly, time-consuming and with potential long-term harmful effects. We believe APPY1 may potentially mitigate unnecessary radiologic imaging in those patients who are identified as being at low risk for acute appendicitis. The use of APPY1 in emergency departments could also positively impact resource utilization, and improve patient management and overall emergency department efficiency. The primary focus of our recent product development efforts is directed toward obtaining FDA clearance for APPY1 for children and adolescents.

The potential value of the APPY1 test is to identify those patients with negative results, thereby aiding a physician in identifying those patients at low risk for acute appendicitis and allowing for a more conservative evaluation and treatment path. We do not expect an inconclusive APPY1 result to have an impact on the decision made by the physician to pursue the current treatment path, other than to provide the additional data to be factored into the treatment decision. The following APPY1 data, which were presented for appendicitis in 2012 at the National and Regional meetings of the Society for Academic Emergency Medicine (SAEM), summarize the results of a 2011 pilot study we conducted:

APPY1 Multi-Marker Study Result		95% Confidence Interval
Sensitivity(1)	96.5%	92.1 - 98.5
Specificity(2)	43.2%	38.2 - 48.3
NPV(3)	96.9%	92.9 - 98.7

(1)	The sensitivity of a diagnostic test reflects the probability that a patient with a disease will have a positive test result.
(2)	Specificity reflects the probability that a patient without disease will have a negative test result.
(3)	Negative predictive value (NPV) reflects the probability that a patient with a negative test result will not have the disease.

These initial study data demonstrated high sensitivity and high NPV similar to other adjunctive tests for other conditions currently in use by physicians. We believe that these performance attributes should provide the emergency department physician with incremental diagnostic information to enhance their decision-making process. By way of example, with an NPV of 96.9%, the physician could be 96.9% confident that the patient with a negative result did not have appendicitis. The pilot study data also show that 43% of patients who underwent CT scans had a negative APPY1 result, and potentially could have been treated more conservatively if the test had been available as part of the treatment plan.

In the spring of 2012, we conducted a survey of 22 emergency department physicians who face daily the difficult diagnosis pathway for pediatric and adolescent patients presenting with abdominal pain. These physicians indicated that the addition of APPY1 with high NPV would enable them to use the test to assist in the identification of low-risk patients, and decrease their overall use of CT scans in such patient population. Although the use of CT scans appears to be the most widely used diagnostic tool for acute appendicitis in the U.S., its results can be inconclusive, and each CT scan subjects the patient to large doses of potentially harmful radiation. As further described below, over the past decade there has been increasing concern regarding the long-term effects of radiation exposure from radiologic tests.

Product Development and Prior Clinical Trials and Studies

We began product development of APPY1 in 2003 with the objective of developing a blood-based, human diagnostic test to aid in the evaluation of patients suspected of having acute appendicitis. In December 2008, we completed an initial clinical trial (approximately 800 patients) using the original ELISA-based APPY1 test using MRP 8/14 as a single biomarker test, for use as an aid in the evaluation of acute appendicitis. The results of this trial, based upon an MRP 8/14 designated cut-off value of 20 and a study design supplemental alternative cut-off of 14, showed sensitivity of 77%, NPV of 81% and specificity of 48%, and sensitivity of 90%, NPV of 87%, and specificity of 33%, respectively. Based on these results, in June 2009 we submitted a 510(k) premarket notification application to the FDA to seek clearance of the APPY1 ELISA-based test used in this trial. In August 2009, the FDA responded to our submission with a request for additional information. As a result of a number of factors, primarily the need to revise the test’s designated cut-off value, we withdrew our 510(k) submission in mid-2010.

In March 2010, we completed enrollment for an additional clinical trial (859 patients) of our second generation ELISA-based APPY1 test. The APPY1 test used in that study was a single biomarker test, based on MRP 8/14. The patients enrolled in this clinical trial were seen in the emergency departments of more than a dozen well-known hospitals across the United States. The statistical analysis report for this 2010 trial, based upon an MRP 8/14 designated cut-off value of 14, showed similar sensitivity (96%) and NPV (92%) but lower specificity (16%) than seen in the 2008 trial.

We performed, in conjunction with our consultants and scientific advisors, significant secondary analyses of the 2010 clinical trial results and data to explore the observed change in specificity in the 2010 trial as compared to the 2008 trial. These analyses suggested that the apparent differences between the two studies were primarily due to the conditions of transport for samples from the sites to the central laboratory, where the testing was conducted, in the 2010 trial. An increase in APPY1 test values that occurred in the “pre-measurement” phase between blood draw at the hospital and the testing at the central laboratory, which involved sample handling, time and transportation, resulted in an apparent increased level of false positives and, accordingly, decreased specificity. As a result of these analyses, we determined that we would not file a 510(k) premarket notification with the FDA based on the results of the 2010 clinical trial, primarily due to the low specificity observed in the study not meeting the success criteria specified in the study’s statistical analysis plan. Although the analysis of the 2010 clinical trial results was able to identify the likely source of the performance problems, conclusions based on such a post hoc analysis would not be deemed to be acceptable performance evidence by the FDA for filing a 510(k). A primary objective of originally developing the APPY1 ELISA-based product was to serve as the predicate for the rapid, single-use cassette version of the APPY1 assay. We believe that the poor performance arising from the pre-measurement sample handling should be mitigated by the cassette version of APPY1, which will be run on site in the hospital’s clinical laboratory shortly after the patient’s blood has been drawn in the current pivotal trial.

In late 2011, we completed enrollment and, in early 2012, completed the analysis of the data for the pilot study (approximately 500 patients) of our APPY1 test as discussed above. This pilot study, which was based on the current APPY1 multi-marker panel, involved pediatric and adolescent patients aged 2 to 20 with symptoms suspicious for acute appendicitis who were enrolled from 11 hospital sites across the country. Based upon data obtained from samples from the pilot study, we measured MRP 8/14 values using both our cassette-based reader system as well as the ELISA-based test. As part of our development validation and research process, we also measured values for a number of other biomarkers using internal assays. As part of the patient enrollment and sample collection, we also obtained numerous subjective and objective data points for each subject. This included the patient’s WBC count as processed by the hospital. In this pilot study group, after performance of the initial physical assessment by emergency department personnel, approximately 100 patients were either discharged or immediately transferred to surgery. The remaining 397 patients with abdominal pain suspicious for acute appendicitis were analyzed with APPY1 and also were subjected to imaging procedures as follows: 309 patients underwent ultrasound, 185 patients went to CT scan including 97 patients whose results were indeterminate on ultrasound. Retrospective analysis shows that 43% of the patients who underwent CT scans and 46% of the patients who underwent ultrasound were negative (at low risk) for appendicitis by the APPY1 test. The results of this pilot study showed NPV of 97%, sensitivity of 96% and specificity of 43%.

Following completion of the 2010 clinical trial and the 2011 pilot study, we focused our APPY1 product development efforts on eliminating potential performance issues, such as those caused by the transport of specimens, determined to conduct future clinical trials using the cassette version of APPY1, and evaluated whether the assessment of additional biomarkers would have a positive effect on improving the NPV, sensitivity and specificity of APPY1. The results of these development efforts are the current APPY1 product candidate. We are using this APPY1 product candidate in the pivotal clinical trial described below.

Current Clinical Trial

In August 2012, we provided a pre-investigational device exemption (pre-IDE) submission to the FDA and had a meeting with the FDA in September 2012, as well as follow-up communications in January 2013. This submission and subsequent meetings documented the planned regulatory path for APPY1, which we believe to be de-novo 510(k), as well as achieved agreement on the statistical analysis plan and protocol for the pivotal clinical trial. This cooperative approach with the FDA led to an enhanced clinical trial protocol and proposed intended use statement for APPY1. In January 2013, we began enrolling patients into our pivotal clinical trial in the United States.

The APPY 1 pivotal clinical trial is similar in design to the 2011 pilot study. However, this clinical trial also includes a secondary endpoint seeking information about physicians’ CT utilization. We included questions posed to physicians about their current imaging intentions and what, hypothetically, their diagnostic pathway might have been if an APPY1 test result had been available. We believe this additional endpoint will help determine the clinical utility of APPY1. The enrollment criteria for patients are aged 2 to 20 with abdominal pain with some suspicion of appendicitis. Patients identified as being at very high risk of appendicitis are excluded from the trial. Immediately following patient enrollment, blood is drawn and immediately transported to the on-site clinical laboratory at the hospital, where the sample is processed by hospital lab technicians, and APPY1 test is performed on the APPY reader. This specimen workflow differs from that in the 2010 clinical trial and 2011 pilot study where samples were packaged and shipped to us for analysis. In addition to the in-house sample testing, hospital personnel will collect additional clinical information for each patient enrolled in the pivotal clinical trial, including initial clinical impressions and the results of any imaging ordered on the patient. This information is captured on a clinical data sheet and transported to an independent data management company, and the results are entered in a master database. Final patient diagnosis (confirmed acute appendicitis or negative for appendicitis) is also entered into the database. All information, including APPY1 results, is blinded to Venaxis as well as the principal investigators. Based on our statistical analysis plan, we intend to enroll 2000 evaluable patients in the trial from 28 U.S. based hospitals. We intend to complete patient enrollment and complete data entry in the fourth quarter of 2013, and make a submission to the FDA as soon as practical after such completion.

Commercialization and Marketing

In late 2012, we completed the steps required for a conformity mark under the European Economic Area (CE marking) for the APPY1 product. We were notified in January 2013 that we had obtained CE marking in Europe for APPY1. We are advancing on commercialization and marketing activities of APPY1 in the European Union, employing the clinical data gathered to date. During the initial launch phase, we expect key market development activities will include working to identify and sign collaboration agreements with key opinion leader hospitals for the purpose of completing well-defined outcome studies over the coming months. The studies are designed to further demonstrate the clinical utility and economic value of APPY1 in Europe. They are expected to help us determine the product’s precise marketing approach as we move into the second phase of the EU launch, a full-scale distribution and sales effort for APPY1, which is anticipated later in 2013.

We have entered into commercial development agreements with a number of diagnostic test distributors in Italy, Turkey and the Benelux countries, and are pursuing commercial development agreements with such distributors in the U.K., France and Germany. Under these commercial development agreements, we are working to roll out our market development program for APPY1, including identification of initial hospitals and key opinion leaders in the European territories in which we are focused. Our strategy is to leverage the experience of key opinion leaders in select hospitals in order to generate additional meaningful, multinational field data for APPY1 products. We have received initial stocking orders for our APPY1 products under these relationships.

The APPY1 test is expected to be sold into the emergency medicine diagnostic market. If cleared by the FDA for sales in the U.S., we expect the test will be the only commercially available blood test specifically designed to aid in the evaluation of acute appendicitis for children and young adult patients. We therefore believe there is a significant worldwide market opportunity for this product.

Raw Materials and Suppliers

Our APPY1 products include an APPY reader instrument and the consumable test products consisting of test cassettes, controls and packaging. The APPY reader is manufactured for us by a well-established vendor based in Germany. Currently, all readers are shipped to our facility in Castle Rock, Colorado for final testing and release prior to shipment to customers and clinical trial sites. Consumable test product components are manufactured at our facility. Raw materials and certain sub-components are acquired from a number of suppliers. All significant vendors are qualified based upon a quality review, which may also include on-site quality audits.

Distribution Methods

Having recently obtained CE marking, we are advancing commercial and marketing activities in the EU. The initial target countries for our commercialization focus are the U.K., Italy, France, Germany, Turkey and the Benelux countries. We have entered into commercial development agreements with diagnostic test distributors in these countries and have identified initial hospitals to target. Our strategy is to leverage the experience of key opinion leaders from these hospital sites in order to generate additional meaningful, multinational field data for APPY1.

Following FDA clearance of APPY1, direct sales activities would commence in the U.S. At this time, there are no plans to use third party distributors in the U.S. Customer fulfillment of purchase orders are anticipated to be made via direct shipments from our facility to the customer. Sales and marketing support is expected to be via a limited direct sales force and a customer web portal.

Animal Healthcare

Effective May 1, 2004, we entered into an Exclusive License Agreement (WU License Agreement) with Washington University in St. Louis (WU), which granted us exclusive license and right to sublicense WU’s technology (as defined under the WU License Agreement) for veterinary products worldwide, except where such products are prohibited under U.S. laws for export. The term of the WU License Agreement continues until the expiration of the last of WU’s patents (as defined in the WU License Agreement). We have agreed to pay minimum annual royalties of $20,000 annually during the term of the WU License Agreement and such amounts are creditable against future royalties and other payments. Royalties payable to WU under the WU License Agreement for covered product sales by us, directly or indirectly, carry a mid-single digit royalty rate and for sublicense fees received by us carry a low double-digit royalty rate. The WU License Agreement contains customary terms for confidentiality, prosecution and infringement provisions for licensed patents, publication rights, indemnification and insurance coverage. The WU License Agreement is cancelable by us with 90 days advance notice at any time and by WU with 60 days advance notice if we materially breach the WU License Agreement and fail to cure such breach in a designated period.

In July 2012, we entered into an Exclusive License Agreement (License Agreement) with a licensee (Licensee), under which we granted the Licensee an exclusive royalty-bearing license to our intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in our animal health assets. The License Agreement includes a sublicense of the technology licensed to us by WU and a license to the assets acquired from Novartis under the Novartis termination agreement described below. Under the terms of the WU License Agreement, a portion of license fees and royalties we receive from sublicensing agreements will be paid to WU.

Under the License Agreement, the Licensee obtained a worldwide exclusive license to develop, seek regulatory approval for and offer to sell, market, distribute, import and export luteinizing hormone (LH) and/or follicle-stimulating hormone (FSH) products for bovine (cattle), equine and swine in the field of the assistance and facilitation of reproduction in bovine, equine and swine animals. We also granted the Licensee an option and right of first refusal to develop additional animal health products outside of the licensed field of use or any diagnostic pregnancy detection tests for non-human mammals.

The animal health technology licensed from WU in 2004 was sub-licensed in 2008 to Novartis Animal Health, Inc. (Novartis) under a long-term world-wide development and marketing agreement. In November 2011, we entered into a termination agreement with Novartis to terminate the Novartis license agreement. Under the Novartis termination agreement, the original termination obligation totaled $1,374,000. The remaining outstanding termination obligation at March 31, 2013 was approximately $201,000, which is due in 2013. Upon execution of the Novartis termination agreement, we recorded a gain of $938,896, arising from the elimination of both the then remaining deferred revenue and the net accounts payable to Novartis, the total of which exceeded the net total settlement obligation to Novartis.

Human Diagnostic Antigens

We formerly supplied purified proteins for diagnostic applications to large medical diagnostic companies and research institutions. Our human antigens products were purified from human tissue or fluids. We manufactured and sold approximately 20 – 30 purified protein products primarily for use as controls by diagnostic test kit manufacturers and research facilities, to determine whether diagnostic test kits are functioning properly. As a result of focusing our activities on the APPY1 blood-based human diagnostic test, we substantially terminated operations of the antigen business in the first quarter of 2011. In 2012 and 2011, we had approximately $42,000 and $219,000, respectively, in revenue from wind-down sales of these products.

Intellectual Property

APPY1 Intellectual Property

Beginning in 2004, we initiated the establishment of an intellectual property portfolio for the acute appendicitis testing technology and products that have been used in the development of APPY1. We have filed for and are pursuing extensive patent coverage related to several aspects of the initial discovery and various test applications. Further enhancement and expansion of our intellectual property positions are ongoing with respect to the scope of protection for our first generation and future generation versions of the APPY1 test. Scientific and technical progress remains the basis for these efforts. In March 2009, the USPTO issued our patent directed to methods relating to our MRP 8/14-related appendicitis diagnostic technology. This patent, No. 7,501,256, expiring February 7, 2026, is entitled ‘Methods and Devices for Diagnosis of Appendicitis’. Additional U.S. patents, 7,659,087 and 7,670,789, were issued on February 9, 2010 and March 2, 2010, respectively, and both expire on July 25, 2025. At this time, patents have been issued in the following foreign countries: Australia, Hong Kong, Israel, Japan, New Zealand, Singapore, and South Africa. A patent was also granted by the European Patent Office and subsequently validated in the following European countries: Belgium, Switzerland, Germany, Spain, France, The United Kingdom, Ireland, Italy, the Netherlands and Sweden. Additionally, there are several patent applications currently in prosecution in several foreign countries.

In late 2012, a U.S. utility application and a PCT patent application were filed for the appendicitis testing technology and products, following a provisional patent application filed in November 2011. The patent filings focus on the newly developed multiple-marker technology, providing patent coverage for using the MRP8/14 levels in a given sample in conjunction with CRP levels and WBC among a number of other evaluated marker combinations in order to provide a test to aid in the management of low risk patients suspicious for appendicitis. Additionally, the patent applications claim a method for ruling out appendicitis from a patient in a low risk group based on multiple markers, a device or system for assessing appendicitis in a patient, and a kit or device for assessing appendicitis in a patient to determine the value of a biomarker in a given sample. Currently, these filings are in application phase and not yet granted in any specific countries.

In May 2003, we entered into an Assignment and Consultation Agreement (the Bealer Agreement) with Dr. John Bealer. The Bealer Agreement transferred to us ownership rights from Dr. Bealer for inventions and related improvements to technology associated with human appendicitis diagnostics involving protein antigens. The consideration for the Bealer Agreement was the payment of a future royalty to Dr. Bealer based upon a low double digit rate applied to revenues, all as defined under the Bealer Agreement. The Bealer Agreement contains confidentiality provisions, provides for the assignment of all patent rights to us (which has occurred) and restrictions on the assignability of the agreement. The Bealer Agreement continues for the longer of 20 years or the expiration of the last of our applicable patents. We may terminate the Bealer Agreement if we in our reasonable judgment decide we have no interest in pursuing the opportunity as defined under the agreement.

Animal Health

Our animal health patent portfolio originated under the exclusive license agreement with WU, under which we obtained intellectual property rights to their patent estate outlined in the agreement. This extensive portfolio consists of both patents and pending patent applications (approximately 25 patents and numerous patent applications) related to our animal health products under development. The term of the WU license agreement ends upon the expiration of the last patent to expire. Patents in the estate begin to expire in 2013, with the last of the current patents set to expire in 2028. WU has filed, and continues to file, patent applications to expand and extend the patent coverage of the WU technology. We reimburse WU for the costs of such patent filings, namely prosecution and maintenance fees. Additional patents in the animal health portfolio have been filed by us outside of the agreement with WU.

A patent filing for the recombinant luteinizing hormone (rLH) technology was submitted in 2004, entitled “Methods and Kits for Maintaining Pregnancy, Treating Follicular Cysts, and Synchronizing Ovulation Using Luteinizing Hormone.” This patent family claims methods of administering rLH, the timing of administration, and dosage given in order to increase formation of accessory corpora lutea and maintain pregnancies in treated animals. To date, three foreign patents have been granted for “Methods and Kits for Maintaining Pregnancy, Treating Follicular Cysts, and Synchronizing Ovulation Using Luteinizing Hormone”, New Zealand patent 542549 was granted March 12, 2009 (expiring March 2024), Australia 2004218365 was granted May 27, 2010 (expiring March 2024) and European patent 1610803 was granted December 15, 2010 (expiring March 2024). The patent granted by the European Patent Office and has been validated in the following countries: Belgium, France, Germany, Ireland, Italy, The Netherlands, Spain, Switzerland, and the United Kingdom. Currently, there are additional foreign patent applications that are in prosecution.

A patent filing for the recombinant bovine follicle stimulating hormone (rbFSH) technology was submitted in 2008, entitled “Compositions and Methods Including Expression and Bioactivity of Bovine Follicle Stimulating Hormone.” This patent family claims the rbFSH single-chains itself, as well as methods of administering rbFSH, the timing of administration, and dosage given in order to increase reproduction, induce superovulation or increase embryo production in ungulates. The patent family includes filings in the following countries: Argentina, Australia, Canada, New Zealand, Thailand, and the United States. The patent has also been filed with the European Patent Office. In October of 2011, the first patent in this family was granted by the European Patent Office (2134165). The patent has also been granted in New Zealand (579740). Following the grant of the patent in 2011 by the European Patent Office, the patent was validated in the following countries: France, Germany, Italy, and The Netherlands.

A patent filing for the equine follicle stimulating hormone technology (eFSH) was filed in 2008, entitled “Activity of Recombinant Equine Follicle Stimulating Hormone.” This patent family provides coverage for the single chain eFSH itself, methods of administering reFSH, the timing of administration, and dosage given in order to increase reproductive activity in treated animals. To date, one patent has been allowed in the patent family in China, and is set to grant in the second quarter of 2013. Currently, additional foreign patent applications are in prosecution.

Two separate patent applications relating to cattle pregnancy have been filed by us. A patent filing for the Bovine Pregnancy test technology was filed in 2007, entitled “Bovine Pregnancy Test.” This patent family provides coverage for an assay device designed to detect pregnancy, the specific specifications of the device, for the antibodies used in the assay, as well as the type of sample used and the species for which the test is effective in detecting pregnancy. The parent application was granted in the United States in 2008 (U.S. Patent No. 7,393,696) and expires on May 30, 2025. The divisional application was granted in 2010 (U.S. Patent No. 7,687,281) and expires on May 6, 2023. Additionally, a patent filing for pregnancy detection was filed in 2003, entitled “Pregnancy Detection.” This patent family provides coverage for an immunoassay test device, the specific specifications of the device, and for the antibodies used in the assay as well as the type of sample used. The patent has been issued in the following counties: Australia (No. 2003243199), New Zealand (No. 536229 & 572488), and the United States (No. 7,842,513), each of which expires on May 2, 2023.

General Operations

Backlog and Inventory — As a result of our activities being focused on APPY1 product development, we do not currently expend large amounts of capital to maintain a human antigen inventory. We have developed and identified reliable sources of raw material and components as we progress towards commercialization of the APPY1 test.

Payment Terms — Historically in connection with our human antigen business we did not provide extended payment terms, other than to support certain new product introductions, and then with terms of no more than 60 days.

Revenues — Historically the majority of our revenues have come from U.S. customers of our human antigen business with no long-term supply agreements and orders processed on a purchase-order basis. Three customers accounted for $34,000 of the total 2012 sales and individually represented 40%, 30% and 13% of such sales. During the year ended December 31, 2012, two European-based customers accounted for a total of 3% of our net sales, and for the years ended December 31, 2011 and 2010, one European-based customer accounted for a total of 3% and 4%, respectively, of our net sales. Other than as described above, for all periods presented, our revenues have been generated in the U.S.

Research and Development

We expended approximately $1,412,000 on total research and development in the three months ended March 31, 2013, $3,838,000 in the year ended December 31, 2012, $5,666,000 in year ended December 31, 2011 and $6,112,000 in the year ended December 31, 2010. We anticipate that total expenditures for research and development for the year ending December 31, 2013 will increase as compared to the amounts expended in 2012, due primarily to the conduct of the APPY1 clinical trial in the U.S. during 2013 that is expected to enroll approximately 2,000 patients. These costs will be somewhat offset by lower expected product development expenses in 2013. Research and development activities for the animal health business are expected to be covered by the licensee in 2013.

Our principal development product consists of the acute appendicitis test, APPY1. Development and clinical test costs in support of APPY1, as well as costs to file and prosecute patents and patent applications related to our technologies, will continue to be substantial. As we continue towards commercialization of this product, including evaluation of strategic alternatives to effectively maximize the value of our technology, we will need to consider a number of alternatives, including possible capital raising or other transactions and partnering opportunities, working capital requirements including possible product management and distribution alternatives and implications of product manufacturing and associated carrying costs. Different agreements will have different cost implications.

We have entered and expect to continue to enter, into additional agreements with contract manufacturers for the development and manufacture of certain of our products and system components for which we are seeking or plan to seek FDA clearance. The ultimate goal of this development process confirming current good manufacturing practices (cGMP) manufacturing compliance required for those products for which we are seeking FDA clearance. We enter into discussions from time to time with various potential manufacturers who meet full cGMP requirements and are capable of large-scale manufacturing batches of our medical devices, and who can economically manufacture them to produce our products at an acceptable cost. These development and manufacturing agreements generally contain transfer fees and possible penalty and/or royalty provisions if we transfer our products to another contract manufacturer. We expect to continue to evaluate, negotiate and execute additional development and manufacturing agreements, some of which may be significant commitments during 2013. We may also consider acquisitions of development technologies or products, if opportunities arise that we believe fit our business strategy and would be appropriate from a capital standpoint.

Regulatory Matters

FDA

The FDA has regulatory marketing authority in the United States over our APPY1 products. Venaxis operates under ISO 9001-4385 standards for cGMP manufacturing of medical devices.

The FDA’s Center for Devices and Radiological Health (CDRH) is responsible for regulating firms who manufacture, repackage, re-label and or import medical devices sold in the United States. Medical devices are classified into Class I, II and III. Our APPY1 acute appendicitis test is anticipated to be classified as a non-invasive Class II medical device by the FDA, which will require de novo Premarket Notification 510(k) clearance. Generally, FDA product clearance for diagnostic products is granted after specific clinical trials and quality control requirements have been achieved to the agency’s satisfaction. There is no assurance that we will obtain FDA clearance to market our acute appendicitis test.

Any product clearances (or approvals) that are granted remain subject to continual FDA review, and newly discovered or developed safety or efficacy data may result in withdrawal of products from the market. Moreover, if such clearance is obtained, the manufacture and marketing of such products remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including compliance with cGMP, adverse event reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. Manufacturers are subject to inspection and market surveillance by the FDA for compliance with these regulatory requirements. Failure to comply with the requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or withdrawals of regulatory approvals, operating restrictions and civil or criminal prosecutions. Any such enforcement action could have a material adverse effect on our business. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could also have a material adverse effect on our business.

European Regulations

In the European Union, in vitro diagnostic (IVD) medical devices are regulated under EU-Directive 98/79/EC (IVD Directive), and related provisions. The IVD Directive requirements include the safety and efficacy of the devices. According to the IVD Directive, the EU members presume compliance with these essential requirements in respect of devices which are in conformity with the relevant national standards transposing the harmonized standards of which the reference numbers have been published in the Official Journal of the European Communities. These harmonized standards include ISO 13485:2003, the quality standard for medical device manufacturers.

IVD medical devices must bear the CE marking of conformity when they are placed on the market in the European Union. The CE mark is a declaration by the manufacturer that the product meets all the appropriate provisions of the relevant legislation implementing the relevant European Directive. As a general rule, the manufacturer must follow the procedure of the EC Declaration of Conformity to obtain this CE marking. Each European country must adopt its own laws, regulations and administrative provisions necessary to comply with the IVD Directive. In January 2013, we obtained CE marking for APPY1.

Environmental Protection

We are subject to various environmental laws pertaining to the disposal of hazardous medical waste. We contract for disposal of our hazardous waste with a licensed disposal facility. We do not expect to incur liabilities related to compliance with environmental laws; however, we cannot make a definitive prediction. The costs we incur in disposal of hazardous waste have not been significant.

Other Laws

We are also subject to other federal, state and local laws pertaining to matters such as safe working conditions and fire hazard control.

Glossary of Terms

We define below certain technical terms used in this prospectus.

Algorithm — a set of rules that precisely defines a sequence of operations, in the case of APPY1 using a mathematical computation in a software program

Biomarker tests — tests that identify and quantify markers associated with disease or medical condition

cGMP — current Good Manufacturing Practice

Complete Blood Count (CBC) — a blood test used to evaluate overall health and detect a wide range of disorders, including anemia, infection and leukemia

CRP — C-reactive protein. — CRP is a protein produced in the liver and found in the blood, the levels of which rise in response to inflammation

De Novo Classification — a mechanism defined by the FDA Modernization Act (Section 513(f)) for classifying new medical devices for which there is no predicate, providing the product with a risk-based Class II classification allowing clearance under as a 510(k)

ELISA (Enzyme Linked Immunosorbant Assay) — immunological method used to test a sample for a protein marker

Genomics — the study of the genomes of organisms

Immunoassay-based — test that uses antibody-antigen interaction as method of measure

Multi-marker test — a diagnostic or other test that uses multiple protein biomarkers as part of a diagnostic test panel

Proteomics — the study of an organism’s complete complement of proteins

Recombinant — Novel DNA made by genetic engineering

WBC — White blood cell count. — The white blood cells are analyzed from a blood sample collected as part of a standard protocol for patients suspected of having infections who have entered the emergency department of a hospital

PROPERTIES

We maintain our administrative office, laboratory and production operations in a 40,000 square foot building in Castle Rock, Colorado, which was constructed for us in 2003. We presently do not plan any renovation, improvements or development of this property. We may utilize a portion of the currently unused space, which amounts to approximately 14,000 square feet, for expansion or to lease at some point in the future. We believe that our facilities are adequate for our near-term needs.

We own the property subject to a mortgage with an outstanding balance of approximately $2,403,000 at March 31, 2013, payable in monthly installments of approximately $23,500 and bearing interest at an approximate average rate of 7%. The commercial bank portion of the mortgage has a balloon payment of approximately $1.6 million payable in July 2013. On May 9, 2013, we entered into the Modification Agreement with the Bank to refinance the outstanding commercial loan. The loan is collateralized by the real property. The Modification Agreement extends the maturity date to April 2018 and reduces the interest rate to a fixed interest rate of 3.95% from a variable rate equal to 1% over The Wall Street Journal Prime Rate (with a minimum rate of 7%). The loan terms include a payment amortization period of fifteen years, with a balloon maturity at five years with monthly payments of approximately $11,700. The portion of the building mortgage guaranteed by the SBA, which is approximately 34% of the current loan total, remains unaffected by the Modification Agreement.

LEGAL PROCEEDINGS

On October 1, 2010, we received a complaint, captioned John Wolfe, individually and on behalf of all others similarly situated v. AspenBio Pharma, Inc. (now Venaxis, Inc.) et al., Case No. CV10 7365 (“Wolfe Suit”). This federal securities purported class action was filed in the U.S. District Court in the Central District of California on behalf of all persons, other than the defendants, who purchased our common stock during the period between February 22, 2007 and July 19, 2010, inclusive. The complaint named as defendants certain officers and directors of the Company during such period. The complaint included allegations of violations of Section 10(b) of the Exchange Act and SEC Rule 10b-5 against all defendants, and of Section 20(a) of the Exchange Act against the individual defendants, all related to our blood-based acute appendicitis test in development. On our motion, this action was also transferred to the U.S. District Court for the District of Colorado by order dated January 21, 2011. The action was assigned a District of Colorado Civil Case No. 11-cv-0165-REB-KMT. On July 11, 2011, the court appointed a lead plaintiff and approved lead counsel. On August 23, 2011, the lead plaintiff filed an amended putative class action complaint.

On October 7, 2011, we filed a motion to dismiss the amended complaint. On September 13, 2012, the United States District Court for Colorado granted our motion to dismiss, dismissing the plaintiffs’ claims against all defendants without prejudice. On September 14, 2012, the court entered Final Judgment without prejudice on behalf of all defendants and against all plaintiffs in the Wolfe Suit. The Order to dismiss the action found in favor of us and all of the individual defendants. On October 12, 2012, the plaintiffs filed a Notice of Appeal of the Order granting the motion to dismiss and of the Final Judgment in the Wolfe Suit. The plaintiffs filed their opening brief with the Tenth Circuit Court of Appeals on March 1, 2013. We filed our answering brief with the Tenth Circuit Court of Appeals on April 8, 2013. We and the individual defendants believe that the plaintiffs’ allegations are without merit, have vigorously defended against these claims, and intend to continue to do so.

On January 4, 2011, a plaintiff filed a complaint in the U.S. District Court for the District of Colorado captioned Frank Trpisovsky v. Pusey, et al, Civil Action No. 11-cv-00023-PAB-BNB, that purports to be a shareholder derivative action on behalf of us against thirteen individual current or former officers and directors. The complaint also names us as a nominal defendant. The plaintiff asserts violations of Section 14(a) of the Exchange Act, SEC Rule 14a-9, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. On motion of the Company and the individual defendants, the U.S. District Court has stayed this derivative action by order dated March 15, 2011. On October 18, 2012, the parties filed a Joint Status Report, reporting on updates in the Wolfe Suit and stating that the stay should remain in place at this time and that a further status report should be submitted after the appeal in the Wolfe Suit has been resolved. On October 25, 2012, the magistrate judge issued a recommendation that the case be administratively closed, subject to reopening for good cause. The U.S. District Court on November 14, 2012, accepted the recommendation and ordered this action administratively closed, subject to reopening for good cause.

In the ordinary course of business and in the general industry in which we are engaged, it is not atypical to periodically receive a third party communication which may be in the form of a notice, threat, or ‘cease and desist’ letter concerning certain activities. For example, this can occur in the context of our pursuit of intellectual property rights. This can also occur in the context of operations such as the using, making, having made, selling, and offering to sell products and services, and in other contexts. We make rational assessment of each situation on a case-by-case basis as such may arise. We periodically evaluate our options for trademark positions and consider a full spectrum of alternatives for trademark protection and product branding.

We are not a party to any other legal proceedings, the adverse outcome of which would, in our management’s opinion, have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Our executive officers are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of our directors and executive officers. None of the executive officers or directors has been involved in any legal proceedings of the type requiring disclosure during the past five years. Further, there is no arrangement or understanding between any director and us pursuant to which he or she was selected as a director. Mr. Lundy, Mr. McGonegal and Mr. Hurd have employment agreements in place with us with respect to their executive officer positions.

The following table sets forth names and ages of all of our executive officers and directors and their respective positions with us as of the date of this prospectus:

Name	Age	Position
Stephen T. Lundy	51	Chief Executive Officer, President and a Director
Gail S. Schoettler	69	Non-Executive Chair and a Director
Susan A. Evans	66	Director
Daryl J. Faulkner	64	Director
John H. Landon	72	Director
David E. Welch	66	Director
Stephen A. Williams	54	Director
Donald R. Hurd	61	Chief Commercial Officer, Senior Vice President
Jeffrey G. McGonegal	62	Chief Financial Officer and Secretary

Board of Directors

Stephen T. Lundy was appointed to the positions of Chief Executive Officer and President on March 24, 2010. Effective on the same date, he was appointed to our Board of Directors. Mr. Lundy has more than 20 years of experience in drug and diagnostic product development and commercialization. He most recently was Chief Executive Officer of MicroPhage from 2008 to 2010. Mr. Lundy was Senior Vice President of sales and marketing for Vermillion from 2007 to 2008. Mr. Lundy joined Vermillion from GeneOhm (2003 – 2007), a division of Becton, Dickinson and Company Diagnostics, where he served as Vice President of Sales and Marketing. At GeneOhm, Mr. Lundy successfully led the commercial launch of several novel molecular diagnostic assays including the first molecular test for Methicillin resistant Staphylococcus aureus. From 2002 to 2003, Mr. Lundy served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and he led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix. Prior to Esoterix, he served as Marketing Director for Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation. Mr. Lundy graduated from the United States Air Force Academy with a B.S. degree and was an officer with the United States Air Force from 1983 to 1988.

Gail S. Schoettler has served on our Board since August 2001. She is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In October 2010, Ms. Schoettler became Non-Executive Chair of the Board. She also serves on the board and is a member of the audit committee of Delta Dental of Colorado, a non-profit dental insurance company. She serves on the boards of The Colorado Trust and the Delta Dental Foundation. Former corporate board positions include: Masergy Communications, Inc., CancerVax, Inc., PepperBall Technologies, Inc., AirGate PCS, Women’s Bank, Equitable Bancshares of Colorado, the Colorado Public Employees Retirement Association and Fischer Imaging. She has served as a U.S. Ambassador, appointed by President Clinton, and as Colorado’s Lt. Governor and State Treasurer. In 1998, she narrowly lost her bid for Governor of Colorado. She started two successful banks and helps run her family’s cattle ranch (where she grew up), vineyards, and real estate enterprises. She and her husband own a travel company that focuses on introducing business and community leaders to their counterparts overseas as well as to other countries’ cultures, economies, and history. She earned a B.A. in economics from Stanford and M.A. and Ph.D. degrees in African history from the University of California at Santa Barbara. Among her numerous awards is the French Legion of Honor (France’s highest civilian award) from President Jacques Chirac of France.

Susan Evans, Ph.D., FACB was appointed to our Board of Directors in December 2012 and is a member of the Audit Committee. Dr. Evans is the Vice President, Scientific Affairs, of the Beckman Coulter division of Danaher, Inc., a position she has held since 2006. Previously she served as Vice President, Corporate Strategic Planning for Beckman Coulter from January 2010 to July 2011, and as Vice President and General Manager of Agencourt Bioscience, a Beckman Coulter company from December 2006 to January 2010. She has more than 30 years of experience in the diagnostic industry, holding leadership positions in research and development and now general management. She has developed assays for analytes in the areas of endocrinology, fertility, cardiac markers and therapeutic drug monitoring. Dr. Evans has been involved with the American Association of Clinical Chemistry (AACC) since the 1980s, when she served as an officer in the Florida section and continued with local section activities in San Diego and Chicago. Her service to the AACC on the national level includes being elected to the board of directors, as national secretary, and as president in 2003. She chaired the Program Coordinating Commission twice, was one of the founding members of the Industry Division, and is vice chair of the 2008 Annual Meeting Organizing Committee. She currently chairs the Van Slyke Foundation Board of Trustees and the Awards Committee of the AACC.

Daryl J. Faulkner was appointed to our Board of Directors in the newly created position of Executive Chairman on January 19, 2009 and on February 10, 2009, was appointed to serve as our interim Chief Executive Officer. Mr. Faulkner resigned from the position of interim Chief Executive Officer as of March 24, 2010, upon the hiring of Mr. Lundy, and the position of Chairman in October 2010. He continues to serve as a director and he is a member of our Audit Committee and chair of the Nominating and Corporate Governance Committee. Mr. Faulkner has more than 25 years’ experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics. He served for approximately one year as President, CEO and a member of the Board of Directors of Digene Corporation, a NASDAQ-traded company prior to its acquisition in July 2007 by Qiagen (traded on NASDAQ’s Global Select market). He served as a consultant to Qiagen, and as co-chair of the executive integration steering committee with the CEO of Qiagen from July 2007 to January 2009. Currently, Mr. Faulkner also serves as a member of the board of directors of GenMark Diagnostics, Inc. (NASDAQ:GNMK), an emerging molecular diagnostics company traded on NASDAQ. Prior to joining Digene, Mr. Faulkner spent eight years with Invitrogen (now Life Technologies Corp. (NASDAQ:LIFE)) in a number of senior roles, including SVP Europe, SVP IVGN International Operations, and SVP of Strategic Business Units. Before Invitrogen, Mr. Faulkner’s career includes 15 years with the Fortune 100 Company, Abbott Laboratories, in which he held leadership positions in manufacturing operations and plant management. Mr. Faulkner received a degree in industrial relations from the University of North Carolina and a M.A. in business management from Webster University.

John H. Landon was appointed to our Board of Directors in December 2008. He is chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Landon’s career includes more than 30 years of broad, multi-functional experience with the DuPont Company until his retirement in 1996. Prior to retiring from active management, Mr. Landon served as Vice President and General Manager of medical products for DuPont from 1992 to 1996. He had worldwide responsibility for all of DuPont’s medical product businesses, encompassing total annual sales of $1 billion and more than 5,000 employees. In addition to other director roles, Mr. Landon served as Chairman of the board of Cholestech Corporation prior to its 2007 sale to Inverness Medical and as a director of Digene Corporation prior to its 2007 sale to Qiagen. He currently is a member of the board of LipoScience, Inc., a publicly traded company (traded on the NASDAQ Global Select market) in the in vitro diagnostics industry developing and marketing diagnostic tests based on nuclear magnetic resonance technology. Mr. Landon is also a trustee of Christiana Care Health System and an advisor to Water Street Healthcare Partners. Mr. Landon received his B.S. in chemical engineering from the University of Arizona.

David E. Welch became a director in October 2004. Mr. Welch is chair of the Audit Committee and a member of the Compensation Committee. Mr. Welch has served since April 2004 as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a private company (publicly traded until June 2010) located in Golden, Colorado. Mr. Welch formerly served as a director of PepperBall

Technologies, Inc. He also is a self-employed financial consultant. From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998, he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Micromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the board of directors of Communication Intelligence Corporation, a publicly traded company. He received a B.S. degree in accounting from the University of Colorado. Mr. Welch is a certified public accountant, licensed in the state of Colorado.

Stephen A. Williams, MB, BS, Ph.D. joined our Board of Directors effective May 1, 2013 and upon joining the Board, he became a member of the Compensation Committee. Dr. Williams is the Chief Medical Officer of SomaLogic, Inc., a position he has held since 2009. Prior thereto, he worked at Pfizer from 1989 until 2007. In 1989 he joined Pfizer U.K. in its experimental medicine division and worked on a variety of programs including asthma, irritable bowel syndrome, migraine, depression and urinary incontinence. Dr. Williams moved to the U.S. in 1993 with Pfizer and worked on programs in inflammatory bowel disease, stroke, psychosis and head injury. He created Pfizer’s Clinical Technology Group in 1997, which became a global group maintaining five research sites with the objective of validating clinical biomarkers and measurements, and was promoted to Pfizer Vice President in 2006. Dr. Williams’ undergraduate degree is a BSc (hons) in physiology. He trained as a physician at Charing Cross and Westminster Medical School, University of London, where he earned degrees in surgery and medicine (MB BS) and, following his internships, returned to the same institution for a Ph.D. in medicine and physiology. Subsequently, Dr. Williams performed three years of residency in diagnostic imaging at the University of Newcastle upon Tyne from 1989 to 1991. Dr. Williams was on the National Advisory Council to the National Institute of Biomedical Imaging and Bioengineering from 2003 to 2007 and on the Executive Committee of the FNIH-led Biomarkers Consortium from 2005 to 2007.

Executive Officers

Stephen T. Lundy — see above under “Board of Directors.”

Donald R. Hurd became our Chief Commercial Officer in May 2012. He is a seasoned executive with over 30 years of experience in the medical diagnostic and device industry, having worked in large diagnostic companies as well as start-ups. Mr. Hurd joined Venaxis from BioBehavorial Diagnostics where he most recently served as Vice President — Sales from July 2010 to March 2012. Prior industry positions include Vice President — Marketing/Sales at MicroPhage, Vice President North American Customer Operations, Siemens Healthcare Diagnostics, U.S. Director of Sales, Bayer Healthcare Diagnostics. Mr. Hurd received a B.S. in business administration and is a military veteran with the United States Navy.

Jeffrey G. McGonegal became our Chief Financial Officer in June 2003, was appointed Corporate Secretary in January 2010 and served as interim President in December 2004 and January 2005. Mr. McGonegal served from 2003 to January 1, 2011 as Chief Financial Officer of PepperBall Technologies, Inc. Mr. McGonegal also serves on a limited part-time basis as Senior Vice President — Finance of Cambridge Holdings, Ltd., a small publicly held company with limited business activities. Mr. McGonegal served as Chief Financial Officer of Bactolac Pharmaceutical, Inc. and had been associated with its predecessors through October 2006, a company (publicly held until September 2006) engaged in manufacturing and marketing of vitamins and nutritional supplements. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as Managing Partner of the Denver, Colorado office. Until his resignation in March 2012, Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry. He received a B.A. degree in accounting from Florida State University.

Qualifications, Attributes and Skills of our Board of Directors

The Nominating and Corporate Governance Committee (the “Nominating Committee”) screens director candidates and evaluates the qualification and skills applicable to us of the existing members of the Board. In overseeing the nomination of candidates for election, and the qualifications and skills of incumbent directors, the Nominating Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director. Directors are expected to bring specialized talents to the Board that add value to the Board’s deliberative process and advance our business goals. The Board has determined that experience in the life sciences industries, financial and investment experience, publicly held company experience and governmental experience are generally useful qualifications for directors, and the composition of the Board reflects such assessment. In 2012, in connection with our re-branding, the Nominating Committee and the Board assessed the skills and qualifications of our Board members and determined it would be helpful to recruit additional Board members with scientific, regulatory and life sciences management skills. The appointment of Dr. Evans and Dr. Williams to the Board arose as part of those actions. All of the incumbent directors exhibit outstanding records of success in their chosen careers and have demonstrated their ability to devote the time and energy necessary to serve on the Board and to advance our business goals and strategies. The directors have the following additional qualifications and skills that make them productive members of the Board:

•	Stephen Lundy — over 20 years’ experience in drug and diagnostic development companies, including experience leading the commercial launch of diagnostic products and participation in merger and acquisition transactions in the industry;
•	Gail Schoettler — business acumen, years of public service and extensive public company board, business and financial experience;
•	Susan Evans — over 30 years’ experience in the in vitro diagnostics industry, including development of numerous successful diagnostic tests;
•	Daryl Faulkner — significant chief executive and senior executive experience in medical device and medical diagnostics publicly traded companies, both national and global;
•	John Landon — extensive executive experience in the life science industry, with particular experience with medical products businesses, and broad executive compensation knowledge and committee experience;
•	David Welch — financial and information systems expertise, particularly in publicly traded companies; and
•	Stephen Williams — medical, scientific and clinical biomarker discovery and development experience.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board of Directors currently consists of Ms. Schoettler, Drs. Evans and Williams and Messrs. Lundy, Faulkner, Landon and Welch. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. For 2012, Ms. Schoettler and Messrs. Faulkner, Landon and Welch qualified as independent and none of them have any material relationship with us that might interfere with his or her exercise of independent judgment. In making the determination as to the independence of Mr. Faulkner, the Board considered the interim nature of his service as CEO of the Company for a brief period ending in March 2010, and his independence from us in all other respects.

The non-employee directors, with the exception of Ms. Schoettler, receive cash compensation of $1,000 per month as compensation for service on the Board. Ms. Schoettler, the non-executive Chair of the Board, receives compensation of $2,000 per month as compensation for service on the Board. The independent directors typically receive a stock option grant upon joining the Board and additional stock option grants, generally annually, for service on the Board. Effective October 2010, Ms. Schoettler began receiving equity awards equal to 1.5 times the amount granted to other non-employee directors when such awards are issued. The directors are also reimbursed for all expenses incurred by them in attending board meetings.

Board Committees

The Board of Directors has established three standing committees: audit, nominating and corporate governance and compensation. Each of our audit, nominating and corporate governance and compensation committees operates under a charter that has been approved by the Board of Directors. The Board of Directors has also adopted corporate governance guidelines to assist our Board in the exercise of its duties and responsibilities.

Audit Committee:  We have a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Exchange Act. Four of our directors serve on the Audit Committee — David Welch (who serves as Chair of the Committee), Gail Schoettler, Daryl Faulkner and Susan A. Evans. Mr. Welch has been designated as the financial expert on the Audit Committee. Each Audit Committee member meets the definition of independence for Audit Committee membership as required by the NASDAQ listing standards. The Amended and Restated Audit Committee Charter is available on our website at www.venaxis.com.

Nominating and Corporate Governance Committee.  The Nominating Committee consists of Daryl Faulkner (who serves as Chair of the Committee), Gail Schoettler and John Landon, each of whom meet the NASDAQ listing standards for independence. Duties of the Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors. The Nominating Committee charter is available on our website at www.venaxis.com. There have been no material changes to the procedures by which security holders may recommend nominees to our Board of Directors. The specific process for evaluating new directors, including shareholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company. The Nominating Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: highest personal and professional integrity, demonstrated exceptional ability and judgment and who shall be most effective in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Candidates will be evaluated in light of the target criteria chosen. The Nominating Committee does not have a formal diversity policy; in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.

Compensation Committee:  Our Compensation Committee is comprised of John Landon (who serves as Chair of the Committee), David Welch, Gail Schoettler and Stephen Williams, each of whom is an independent director. The amended and restated Compensation Committee Charter is available on our website at www.venaxis.com.

Code of Ethics and Whistle Blower Policy

In March 2013, the Board of Directors updated and adopted a Code of Ethics that applies to our directors, executive officers and management employees generally. The Code of Ethics is available on our website at www.venaxis.com. We intend to post any material amendments to or waivers of, our Code of Ethics that apply to our executive officers, on this website. In addition, our Whistle Blower Policy is available on our website at www.venaxis.com.

Board Leadership Structure and Role in Risk Management

The Board of Directors believes that separating the positions of Chair of the Board and Chief Executive Officer provides the best leadership structure for us at this time. Gail Schoettler serves as the non-executive Chair of the Board. Separating these positions allows the Chief Executive Officer to focus on the day-to-day business, while allowing the Chair to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors also believes that this structure ensures a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for management of particular risks within the Company. The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Director Compensation

Since February 1, 2008, each non-employee director receives cash compensation of $1,000 per month. On October 7, 2010, upon becoming non-executive Chair of the Board, Gail Schoettler began receiving cash compensation of $2,000 per month. To conserve cash, each non-employee director agreed to defer receipt of 50% of the cash compensation for the months of February through June 2012, resulting in a total deferral of $5,000 for Gail Schoettler and $2,500 each for the remaining directors. The deferral remains unpaid to the present. Our non-employee directors typically receive a stock option upon joining and additional options over time, generally annually. As additional compensation for service as non-executive chair, Ms. Schoettler receives awards equal to 1.5 times the awards made to the other non-employee directors when such awards are made. The directors are also reimbursed for all expenses incurred by them in attending Board and committee meetings.

Name	Cash Fees ($)	Option Awards ($)(5)	Total ($)
Gail Schoettler(1)	24,000	101,664	125,664
Daryl Faulkner(2)	12,000	101,610	113,610
John Landon(3)	12,000	44,494	56,494
David Welch(4)	12,000	77,115	89,115

(1)	On April 2, 2012, Ms. Schoettler was granted options to purchase 2,500 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Ms. Schoettler was granted “engagement award” options to purchase 43,340 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2012, Ms. Schoettler held a total of 65,010 options to purchase shares of our common stock.
(2)	On April 2, 2012, Mr. Faulkner was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Mr. Faulkner was granted “engagement award” options to purchase 45,004 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2012, Mr. Faulkner held a total of 67,506 options to purchase shares of our common stock.
(3)	On April 2, 2012, Mr. Landon was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Mr. Landon was granted “engagement award” options to purchase 17,806 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2012, Mr. Landon held a total of 26,709 options to purchase shares of our common stock.
(4)	On April 2, 2012, Mr. Welch was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years. On December 11, 2012, Mr. Welch was granted “engagement award” options to purchase 33,340 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date. As of December 31, 2012, Mr. Welch held a total of 50,010 options to purchase shares of our common stock.
(5)	The “Option Awards” columns reflect the grant date fair value for all stock option awards granted to non-employee directors under the Plan during 2012. These amounts are determined in accordance with ASC 718, without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in this column are included in footnotes 1 and 6 to our audited financial statements for the fiscal year ended December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our compensation program for our named executive officers (“Named Executive Officers”) during the fiscal year ended December 31, 2012. The following discussion focuses on our compensation program and compensation-related decisions for fiscal year 2012 and also addresses why we believe our compensation program is appropriate for us.

Compensation Philosophy and Objectives

It is our philosophy to link executive compensation to corporate performance and to create incentives for management to enhance Company value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	provide a competitive total executive compensation package that enables us to attract, motivate and retain key executives;
•	integrate the compensation arrangements with our annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives; and
•	provide variable compensation opportunities that are directly linked with our financial and strategic performance.

Procedures for Determining Compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our Named Executive Officers. The Compensation Committee relies on input from our Chief Executive Officer regarding the Named Executive Officers (other than himself), and on an analysis of our corporate performance. With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and sets his compensation. With respect to our corporate performance as a factor for compensation decisions, the Compensation Committee considers, among other aspects, our long-term and short-term strategic goals and development goals.

Our Chief Executive Officer plays a significant role in the compensation-setting process of the other Named Executive Officers and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other Named Executive Officers. The Compensation Committee, at least annually, then discusses the recommendations with the Chief Executive Officer. The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer. The Compensation Committee makes recommendations to the full Board of Directors for their final approval regarding the overall compensation structure for the Named Executive Officers. In fiscal year 2012, the Compensation Committee and the Board approved the Chief Executive Officer’s recommendations for salary and bonus with respect to each of the other Named Executive Officers.

In determining the adjustments to the compensation of our Named Executive Officers, we participated in the Radford Global Life Sciences Survey of compensation. Information obtained from this survey was used in summary form for informational purposes for our compensation considerations. We do not use such information or other information to benchmark the compensation of our Named Executive Officers. Our Compensation Committee also relied on their experience with other public companies, and the Radford compensation data and those experiences informed and guided our compensation decisions for fiscal 2012.

As a smaller reporting company, we were not required to seek advisory shareholder approval of the compensation of our Named Executive Officers at the annual meeting of shareholders held in 2012. Shareholders are being asked to approve, on an advisory basis, the compensation of our Named Executive Officers at the 2013 annual meeting of shareholders scheduled to be held on June 11, 2013.

Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of four major components:

•	base salary;
•	annual incentive awards;
•	long-term equity awards; and
•	other benefits.

Base Salary

The base salary of each of our Named Executive Officers is determined based on an evaluation of the responsibilities of that particular position, each Named Executive Officer’s historical salary earned in similar management positions with us or other companies, and the Radford compensation data described above. A significant portion of each Named Executive Officer’s total compensation is in the form of base salary. The salary component is designed to provide the Named Executive Officers with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth. Annually, the performance of each Named Executive Officer is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer with respect to the other Named Executive Officers and its own assessment of the Chief Executive Officer, taking into account our operating and financial results for the year, a subjective assessment of the contribution of each Named Executive Officer to such results, the achievement of our strategic growth and any changes in our Named Executive Officers’ roles and responsibilities.

Annual Incentive Plan

The Named Executive Officers participated in our annual incentive plan for senior management (the “Incentive Plan”) for 2012. Under the Incentive Plan, management develops annual corporate goals and milestone objectives that are then approved by the Compensation Committee and the Board. The Incentive Plan is designed to recognize and reward our employees, including the Named Executive Officers, for contributing towards the achievement of our annual corporate business plan. These annual incentive awards are designed to reward near-term operating performance and the achievement of milestones critical to our success in both the near and the long-term. The Compensation Committee believes the Incentive Plan serves as a valuable short-term incentive program for providing cash bonus opportunities for our employees upon achievement of targeted operating results. The 2012 Incentive Plan was 45% weighted on goals related to advancement of development activities surrounding our appendicitis product, with the balance weighted between fundraising, animal health advances and additional public company considerations. Specifically, the Incentive Plan goals were:

•	Advance on APPY1 developments including submission of a Pre-IDE package to the FDA, establish a path to proceed to a clinical trial based upon FDA feedback, commence enrollment in a clinical trial and completion of CE Marking (45% of total);
•	Achieve specific fundraising, investor relations and public company goals (45% of total); and
•	Complete a specific strategic animal health transaction (10% of total).

Each of the Incentive Plan goals categories included a potential stretch goal for successful achievement above the targeted expectations established in the goals.

For fiscal 2012 based upon a review of the goals and achievements, the Compensation Committee and the Board determined that an aggregate achievement level of 92.5% was earned on the 2012 Incentive Plan goals. This achievement level included a stretch goal achievement on the fund-raising goal, achievement of a substantial portion of the development goals and the successful execution of an exclusive license agreement with respect to the Company’s animal health assets. The bonus awards were paid in the first quarter of 2013.

Long-Term Equity Awards

The Compensation Committee believes that it is essential to align the interests of the Named Executive Officers with the interests of our shareholders, and believes the best way to accomplish this alignment is through awards of long-term, equity-based compensation. The Compensation Committee has also identified the need to recruit and retain experienced, high performing executives, and equity-based awards assist in such recruitment and retention. Such awards are made under the Amended and Restated 2002 Stock Incentive Plan, as amended (the “Plan”).

We have granted stock options as incentive stock options in accordance with Section 422 of the Code, subject to the volume limitations contained in the Code, as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value, at the time of exercise, of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have primarily granted incentive stock options to provide these potential tax benefits to our executives and because of the limited expected benefits to us of the potential tax deductions as a result of our historical net losses.

The Board of Directors made annual stock option awards to the Named Executive Officers in April 2012. The Named Executive Officer annual awards for stock options, other than the Chief Executive Officer, are generally awarded at the same level for each Named Executive Officer and have been based upon the same annual award levels as used for the grants to non-employee directors. The stock options generally have a term of ten years and are subject to time-based vesting over three years. In addition, for certain Named Executive Officers, performance-based vesting tied to achievement of specific corporate goals is used to provide additional incentives to tie compensation more closely to our defined needs.

In July 2012, the Compensation Committee engaged Mercer compensation consultants to assist the Compensation Committee in its evaluation of our equity-based compensation. Due to the prolonged product development and approval timeline that we have encountered, we had been unable to achieve regulatory approval for our principal product, APPY1, and had experienced significant declines in its stock price over the past few years. In order to maintain compliance with the applicable NASDAQ listing standards, we had effected two shareholder-approved reverse stock split transactions, one on July 28, 2011, and the second on June 20, 2012, in conjunction with a common stock financing transaction. The Compensation Committee and the Board of Directors determined that the stock price decline and the impact of the reverse split transactions had negatively affected the incentive and compensatory nature of stock options previously granted to executive officers, other employees and non-employee directors — over 95% of then currently outstanding stock option awards were significantly “out-of-the money” and did not provide the desired incentive and compensation objectives. The Compensation Committee and the Board of Directors approved an amendment to the Plan to increase the number of shares available for awards under the Plan, and, following shareholder approval of such share increase, approved an “engagement awards” retention program to provide additional equity awards to executive officers, non-employee directors and other employees. The Compensation Committee met with Mercer representatives and sought advice from them, in their capacity as an independent compensation consultant, in developing this engagement award program. Mercer provided the Committee with its support of the proposed plan. Shareholder approval of the share increase was obtained at a special meeting held in December 2012, and the engagement awards were issued after receipt of such shareholder approval. The engagement awards made to the Named Executive Officers are included in the “Outstanding Equity Awards at Fiscal Year End” table.

We have adopted a Change in Control policy for the Plan. A “Change in Control” is defined under the Plan as (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act of the beneficial ownership of more than fifty percent of our outstanding securities, (ii) a merger or consolidation in which we are not the surviving entity, (iii) the sale or transfer or other disposition of all or substantially all of our assets, (iv) our complete liquidation or dissolution or (v) any reverse merger in which we are the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of our outstanding securities are transferred. Under the adopted policy, in the event of a Change in Control, all outstanding unvested stock options and rights granted under the Plan and held by Directors and Named Executive Officers will fully vest. The Board believes that this acceleration of vesting of outstanding awards provides the executives at risk for job loss in any Change of Control with certainty as to the impact of the Change in Control on such long-term compensation.

The Compensation Committee periodically reviews long-term incentives to assure that our executive officers and other key employees are appropriately motivated and rewarded in a way that is aligned with our long-term financial results.

Agreements with Named Executive Officers

We have entered into employment agreements with, and provide post-employment benefits to, our Named Executive Officers as follows:

Chief Executive Officer — On March 24, 2010, we entered into an employment agreement with Mr. Lundy which provides that he serves at the pleasure of the Board of Directors unless the agreement is terminated by either party as provided in the agreement. The agreement provides in the event that Mr. Lundy’s employment is terminated by us for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Lundy’s salary will be made for twelve months. In the event of death or disability, severance payments based upon Mr. Lundy’s salary will be made for three months.

Chief Financial Officer — On February 2, 2009, we entered into an employment agreement with Mr. McGonegal for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that Mr. McGonegal’s employment is terminated by us for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. McGonegal’s salary will be made for six months. In the event of death or disability, severance payments based upon Mr. McGonegal’s salary will be made for six months.

Chief Commercial Officer — On May 23, 2012, we entered into an employment agreement with Mr. Hurd that provides that he serves at the pleasure of the Board of Directors unless the agreement is terminated by either party as provided in the agreement. The agreement provides in the event that Mr. Hurd’s employment is terminated by us for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Hurd’s salary will be made for six months. In the event of death or disability, severance payments based upon Mr. Hurd’s salary will be made for six months.

Summary Compensation Table

This table provides disclosure, for fiscal years 2012 and 2011 for the Named Executive Officers, who are (1) any individual serving in the office of Chief Executive Officer (CEO) during any part of 2012 and (2) our two most highly compensated officers, other than the CEO, who were serving in such capacity on December 31, 2012.

Named Executive Officer and Principal Position	Year	Salary ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation ($)	Total ($)
Stephen T. Lundy, Chief Executive Officer and President(1)	2012	283,910	216,875	118,220	32,681	651,666
	2011	275,000	268,308	—	34,209	577,517
Jeffrey G. McGonegal, Chief Financial Officer(2)	2012	225,000	115,130	72,800	21,131	434,061
	2011	225,000	24,390	—	20,758	270,148
Donald R. Hurd, Chief Commercial Officer(3)	2012	134,167	144,841	55,800	13,955	348,763

(1)	Stephen T. Lundy joined us in 2010 as Chief Executive Officer and President with an annual salary of $275,000. Effective October 29, 2012, Mr. Lundy’s annual salary was increased to $325,000. Mr. Lundy also serves as a director of the Company; he does not receive additional compensation for serving in such role. Amounts included in “All Other Compensation” include: temporary living and travel accommodations he was provided at a total cost of $19,674 and $18,914 in 2012 and 2011, respectively, and coverage under our group medical plan at a total cost of $13,007 and $15,296 in 2012 and 2011, respectively.
(2)	The amounts included in “All Other Compensation” include the amount paid on his behalf for group medical benefits.
(3)	Donald Hurd joined us in May 2012 with an annual base salary of $230,000. The amounts included in “All Other Compensation” include: consulting fees of $7,688 paid to Mr. Hurd prior to his employment, and temporary living and travel accommodations he was provided at a total cost of $6,268.
(4)	The “Option Awards” columns reflect the grant date fair value for all stock option awards granted under the Plan during 2011 and 2012. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in these columns for 2011 and 2012 are included in footnotes 1 and 6 to our audited financial statements for the fiscal year ended December 31, 2012.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the Incentive Plan. The bonus amounts listed were earned for the fiscal year reported, but paid in the subsequent year.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stephen T. Lundy(1)	5,259	1,798	—	68.40	3-24-2020
	691	1,382	—	17.70	1-5-2021
	3,731	7,464	—	20.40	7-8-2021
	8,332	4,168		3.96	4-30-2022
		99,336		2.10	12-11-2022
Jeffrey G. McGonegal(2)	2,000	—	—	44.10	6-17-2013
	4,667	—	—	36.30	1-19-2014
	3,334	—	—	22.50	8-24-2014
	1,667	—	—	24.00	3-24-2015
	1,667	—	—	88.80	1-24-2017
	1,334	—	—	198.90	1-17-2018
	1,667	—	—	39.90	1-27-2019
	1,110	557	—	66.00	1-19-2020
	555	1,112	—	17.70	1-5-2021
	4,443	2,224		3.96	4-30-2022
		52,676		2.10	12-11-2022
Donald R. Hurd(3)	11,666	8334		3.42	5-23-2022
	—	10,000		2.05	9-19-2022
		40,000		2.10	12-11-2022

(1)	Includes options to purchase: 7,057 shares at $68.40 per share granted on March 24, 2010; 2,073 shares at $17.70 per share granted on January 5, 2011; 11,195 shares at $20.40 per share granted on July 8, 2011; 12,500 shares at $3.96 per share granted on April 30, 2012; and 99,336 shares at $2.10 per share granted on December 11, 2012. All options are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date with the exception of 1,667 shares underlying the March 24, 2010 options, which vested early based upon their terms upon the completion of a May 2010 capital raising transaction, the options granted on April 30, 2012, which vested 50% after six months and the remaining 50% equally over the following six months and the options granted December 11, 2012 vest 100% on the one year anniversary of the grant date.
(2)	Includes options to purchase: 2,000 shares at $44.10 per share granted on June 17, 2003; 4,667 shares at $36.30 per share granted January 19, 2004; 3,334 shares at $22.50 per share granted August 24, 2004; 1,667 shares at $24.00 per share granted March 24, 2005; 1,667 shares at $88.80 per share granted January 24, 2007; 1,334 shares at $198.90 per share granted January 17, 2008; 1,667 shares at $39.90 per share granted on January 27, 2009; 1,667 shares at $ 66.00 per share granted on January 19, 2010; 1,667 shares at $17.70 per share granted on January 5, 2011; 6,667 shares at $3.96 per share granted on April 30, 2012; and 52,676 shares at $2.10 per share granted on December 11, 2012. All options are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date with the exception of the stock options granted March 24, 2005, which were fully vested at grant date, the options granted on April 30, 2012, which vested 50% after six months and the remaining 50% equally over the following six months and the options granted December 11, 2012 vest 100% on the one year anniversary of the grant date.
(3)	Includes options to purchase: 20,000 shares at $3.42 per share granted on May 23, 2012; 10,000 shares at $2.05 per share granted on September 19, 2012; and 40,000 shares at $2.10 per share granted on December 11, 2012. The options granted May 23, 2012 vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date, the options granted September 29, 2012 vest 50% after six months and the remaining 50% equally over the following six months, and the options granted December 11, 2012 vest 100% on the one year anniversary of the grant date.

Options Exercised and Stock Vested

None of the Named Executive Officers exercised stock options during the year ended December 31, 2012.

Post-Employment Benefits

The following table discloses the post-employment termination benefits that would have been received by the Named Executive Officers if a termination event had occurred on December 31, 2012:

Named Executive Officer	Benefit		Termination without Cause ($)	Death or Disability ($)	Change In Control (Single Trigger) ($)(2)	Change In Control (Double Trigger) ($)
Stephen T. Lundy	Severance		325,000	81,250	—	325,000
	Options	(1)	—	—	-45,695	—
	Total		325,000	81,250	-45,695	325,000
					—
Jeffrey G. McGonegal	Severance		112,500	112,500	—	112,500
	Options	(1)	—	—	-24,231	—
	Total		112,500	112,500	-24,231	112,500
					—	—
Donald R. Hurd	Severance		115,000	115,000	—	115,000
	Options	(1)	—	—	-23,500	—
	Total		115,000	115,000	-23,500	115,000

(1)	Based on a closing trading price of our common stock of $2.56 on December 31, 2012.
(2)	Acceleration upon consummation of a Change in Control (as defined in the Plan) is provided for in certain employment agreements or in the Plan at the discretion of the Committee.

EQUITY COMPENSATION PLAN INFORMATION

We currently have one equity compensation plan. The 2002 Stock Incentive Plan, as amended (the Plan) was approved by the Board of Directors and adopted by the shareholders in 2002 and is used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors. The Plan was amended and restated on June 1, 2007 and further amended on June 9, 2008, November 20, 2009, November 22, 2010, July 8, 2011, May 22, 2012 and December 11, 2012, primarily to increase the number of shares available for awards under the Plan, with the most recent increase to 1,487,205 shares, as approved by the shareholders.

The following table gives information about our common stock that may be issued upon the exercise of options and rights under the Plan as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	707,940	$13.98	779,265
Equity compensation plans not approved by security holders	—	—	—
Total	707,940	$13.98	779,265

On April 17, 2013, the Board of Directors adopted an amendment increasing the total shares reserved under the Plan by 425,000 from 1,487,205 to 1,912,205, with such amendment being subject to shareholder approval. The amendment is being submitted to shareholders for approval at the annual meeting of shareholders on June 11, 2013.

Other Benefits

Perquisites and other benefits — We offer our Named Executive Officers modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. See “Executive Compensation — Summary compensation table.”

Severance benefits — We have entered into employment agreements with each Named Executive Officer. These agreements provide our Named Executive Officers with certain severance benefits in the event of involuntary termination. See “Executive Compensation — Employment agreements and post-employment benefits.”

Pension benefits — We have no defined benefit plans, supplemental executive retirement plans or actuarial plans.

Nonqualified Defined Contribution and Other Deferred Compensation Plans — We do not have a defined contribution plan and has not contributed to a deferred compensation plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Amended and Restated Audit Committee Charter directs our Audit Committee to conduct an appropriate review of all proposed related person transactions. Our executive officers, directors and principal shareholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee.

Except for employment agreements previously entered into between us and certain of our executive officers (as described under “Agreements with Named Executive Officers”), since January 1, 2012, none of our directors or executive officers, nor any person who owned of record or was known to own beneficially more than 5% of our outstanding shares of common stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction, or in any proposed transaction, which has materially affected or will affect us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of our common stock outstanding at the close of business on April 1, 2013 was 9,954,380. The following table sets forth the beneficial ownership of our common stock as of April 1, 2013 by each of our directors and each executive officer then serving, by all directors and executive officers as a group, and by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after April 1, 2013 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To the knowledge of our directors and executive officers, as of April 1, 2013, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares, other than as set forth below. Unless otherwise indicated, the address of each individual named below is the address of the Company, 1585 South Perry Street, Castle Rock, CO 80104.

Beneficial Ownership Table

Name and Address	Number of Shares	Percent
Stephen T. Lundy(1)	28,670	*
Gail S. Schoettler(2)	42,169	*
Susan A. Evans(3)	13,000	*
Daryl J. Faulkner(4)	34,168	*
John H. Landon(5)	20,235	*
David E. Welch(6)	28,002	*
Stephen A. Williams	—
Donald R. Hurd(7)	41,666	*
Jeffrey G. McGonegal(8)	39,404	*
All Officers and Directors as a Group (9 persons)(9)	247,314	2.5%
Sophrosyne Capital, LLC 156 E. 36th Street 2 Sniffen Court New York, NY 10016(10)	884,432	8.9%
Perkins Capital Management, Inc. 730 Lake St. E. Wayzata, MN 55391(11)	717,813	7.2%
The Peierls Foundation, Inc. E. Jeffrey Peierls Brian E. Peierls c/o U.S. Trust Company of N.Y. 114 West 47th Street New York, NY 10036(12)	757,865	7.6%

*	Holds less than 1%
(1)	Includes 4,000 shares directly owned. Also includes options to purchase 7,057 shares at $68.40 per share, options to purchase 1,382 shares at $17.70 per share, options to purchase 3,731 shares at $20.40 per share and options to purchase 12,500 shares at $3.96 per share.
(2)	Includes 3,000 shares directly owned. Also includes options to purchase 3,334 shares at $44.10 per share, options to purchase 1,667 shares at $25.50 per share, options to purchase 3,334 shares at $28.80 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,666 shares at $17.70 per share, options to purchase 833 shares at $4.26 per share and options to purchase 20,000 shares at $2.04 per share.
(3)	Includes options to purchase 12,000 shares at $2.56 per share and options to purchase 1,000 shares at $2.04 per share.
(4)	Includes 334 common shares held by the Daryl J. and Terri L. Faulkner Family Trust. Also includes options to purchase 4,167 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per shares, options to purchase 555 shares at $4.26 per shares, and options to purchase 13,000 shares at $2.04 per share.
(5)	Includes options to purchase 2,235 shares at $177.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per shares, options to purchase 555 shares at $4.26 per share, and options to purchase 13,000 shares at $2.04 per share.
(6)	Includes options to purchase 3,334 shares at $22.80 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per shares, options to purchase 555 shares at $4.26 per share, and options to purchase 13,000 shares at $2.04 per share.
(7)	Includes 15,000 shares directly owned. Also includes options to purchase 20,000 shares at $3.42 per share and options to purchase 6,666 shares at $2.05 per share.
(8)	Includes 13,072 shares held directly and 50 shares owned by his daughter; however Mr. McGonegal disclaims beneficial ownership of the shares owned by his daughter. Also includes 500 shares held in Mr. McGonegal’s IRA account. Also includes options to purchase 2,000 shares at $44.10 per share, options to 4,668 shares at $36.30 per share, options to purchase 3,334 shares at $22.50 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,334 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per share, and options to purchase 6,667 shares at $3.96 per share.
(9)	Includes the information in footnotes (1) through (8).
(10)	Information is as of November 26, 2012, and is based upon holdings as reported on Schedule 13G filed by the shareholder on November 27, 2012. Sophrosyne Capital, LLC, has voting power and dispositive power over 884,432 shares of our common stock.
(11)	Information is based upon holdings as of December 31, 2012 as reported on Schedule 13G/A filed on February 1, 2013. Perkins Capital Management, Inc., an investment advisor, has voting power over 626,406 shares and dispositive power over 717,813 shares of our common stock.
(12)	Information is based upon holdings as of June 20, 2012 as reported on Schedule 13G/A jointly filed by The Peierls Foundation, Inc., E. Jeffrey Peierls and Brian Peierls on July 5, 2012. Consists of 713,095 shares of our common stock and 44,740 shares of our common stock which may be purchased upon exercise of warrants. The warrants may not be exercised if such exercise would result in the holder and affiliates owning greater than 9.99% of our common stock.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 30,000,000 shares of common stock, no par value per share. On April 17, 2013, the Board of Directors approved an amendment to our Articles of Incorporation, as amended, to increase the total number of shares of common stock we are authorized to issue from 30,000,000 to 60,000,000, with such amendment being subject to shareholder approval. The amendment is being submitted to shareholders for approval at the annual meeting of shareholders on June 11, 2013.

As of May 23, 2013, we had 9,954,380 outstanding shares of common stock.

As of March 31, 2013, we had 1,226,899 shares of common stock issuable upon the exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $8.94 per share, 597,004 shares of common stock issuable upon exercise of options granted outside of our stock option plans and warrants at a weighted average exercise price of $4.87 per share, and 260,306 shares of common stock available for future issuance under our stock option plans.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except that in the election of directors each shareholder shall have as many votes for each share held by him, her or it as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting is not permitted. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Our authorized but unissued shares of common stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent. The transfer agent for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Listing. The shares of our common stock are currently listed on the NASDAQ Capital Market under the symbol “APPY.”

Warrants

The following is a brief summary of certain terms and conditions of the warrants being offered in this offering and is subject in all respects to the provisions contained in the warrants.

Form. The warrants will be issued pursuant to a common stock purchase warrant agreement between us and Corporate Stock Transfer, Inc., as warrant agent. You should review the form of warrant, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants. The warrants initially will be represented by one or more permanent global certificates in fully registered form and will be deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, New York, New York (DTC), as depository.

Exercisability. The warrants are exercisable at any time after their original issuance, May 30, 2013, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitations. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us. In addition, notwithstanding any election made by a holder, under the warrants we may not effect the exercise of, and a holder is not entitled to exercise, any portion of the warrants, to the extent that such exercise would result in the holder thereof (and its affiliates) beneficially owning more than 9.99% of the number of shares of our common stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $1.36 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not plan on applying to list the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as gift or estate tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, a partnership or other entity or arrangement classified as a partnership for United States federal income tax purposes or other pass-through entities, or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the impact, if any, of the alternative minimum tax.

This discussion is based on current provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation) created or organized (or treated as created or organized) in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the acquisition, ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Income Tax Consequences of an Investment in Common Stock

Distributions on Common Stock

As discussed under “Dividend Policy,” we do not anticipate paying dividends. If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. holder and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

Any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i)	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder),
(ii)	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or
(iii)	we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock, and, in the case where the shares of our common stock are regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are a USRPHC, and we expect to remain a USRPHC.

Any gain recognized by a non-U.S. holder that is described in clause (i) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person and be required to file a U.S. tax return. Such non-U.S. holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate non-U.S. holder that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

Under some circumstances, U.S. Treasury Regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not a tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING

We are offering the shares of our common stock and warrants described in this prospectus in an underwritten offering in which Piper Jaffray & Co., or the underwriter, is acting as the sole underwriter. Subject to the terms of the underwriting agreement, the underwriter has agreed to purchase all of the shares of common stock and warrants being offered pursuant to this prospectus.

The underwriter is committed to purchase and pay for all of the shares and warrants if any are purchased, other than those shares and warrants covered by the over-allotment option described below. The underwriter proposes to offer the common stock and warrants directly to the public at the price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of a combined $0.05250 per share of common stock and related warrants.

After this offering, the underwriter may change the offering price and other selling terms.

Each share of common stock is being offered together with a warrant to purchase 0.35 of a share of our common stock. The shares of common stock and warrants will be issued separately and no CUSIP number will be issued for any unit of common stock and warrants. There is no market through which the warrants may be sold and purchasers may not be able to resell the warrants purchased pursuant this prospectus. The underwriter has advised us that they currently intend to make a market in the common stock. However, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common stock.

We have granted the underwriter an option to buy up to an additional 1,500,000 shares of our common stock and warrants to purchase 525,000 shares of common stock to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus. If any additional shares of common stock or warrants are purchased, the underwriter will offer the additional shares or warrants, as applicable, on the same terms as those on which the shares are being offered.

The underwriting discount is equal to the public offering price per share of common stock and related warrant, less the amount paid by the underwriter to us per share of common stock and related warrant. The following table shows the per combined share and related warrant and total underwriting discount to be paid to the underwriter in this offering, assuming both no exercise and full exercise of the over-allotment option.

	Per Combined Share and Related Warrant	Total with No Exercise	Total With Exercise
Paid by us	$0.0875	$875,000	$1,006,250

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $525,000. This estimate includes $150,000 of fees and expenses of the underwriter. The underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriter. Aegis Capital Corp., or Aegis, will be paid $50,000 in connection with a waiver of a right of first refusal we granted to Aegis in a 2012 public offering underwritten by Aegis. This waiver fee will be paid by the underwriter out of the underwriting commission.

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus without the prior written consent of the underwriter. The lock-up agreements do not prohibit our directors and executive officers from transferring shares of our common stock for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms. The lock-up provisions also do not prevent us from selling shares to the underwriter pursuant to the underwriting agreement, and do not prevent us from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restrictions in the lock-up agreements may be waived at any time in the sole discretion of the underwriter.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to the underwriter. Short sales involve the sale by the underwriter of a greater number of shares than the underwriter is required to purchase in the offering. The underwriter may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

The underwriter may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus may be available in electronic format on websites or other online resources maintained by the underwriter or its affiliates and the underwriter may distribute this prospectus electronically. Other than this prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the underwriter or any of its affiliates is not part of this has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Sales outside the United States.  No action has been taken in any jurisdiction, except in the United States, that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The underwriter may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Notice to prospective investors in European Economic Area.  In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or
(c)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom.  This prospectus and any other material in relation to the securities described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) who fall within Article 49(2)(a) to (d) of the Order; or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such securities will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Order. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriter and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections that would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to prospective investors in Switzerland.  The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

Notice to prospective investors in France.  This prospectus (including any amendment, supplement or replacement thereto) has not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; neither this prospectus nor any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to prospective investors in Italy.  The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, we have not offered or sold, and will not offer or sell, our securities in the Republic of Italy in a solicitation to the public, and that sales of our securities in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, our securities cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

We will not offer, sell or deliver any securities or distribute copies of this prospectus or any other document relating to our securities in the Republic of Italy except to “Professional Investors,” as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended

(“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of our securities or distribution of copies of this prospectus or any other document relating to our securities in the Republic of Italy must be:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;
(b)	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless an exemption, depending, inter alia, on the aggregate amount and the characteristics of our securities issued or offered in the Republic of Italy, applies; and
(c)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Notice to prospective investors in Germany.  This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute shares of our securities in Germany. Consequently, our securities may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS PROSPECTUS AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF OUR SECURITIES TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. Our securities are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. This prospectus may not be forwarded to other persons or published in Germany.

Notice to prospective investors in Norway.  Our securities will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as defined in Regulation no. 1424 of 9 December 2005 (“Professional Investors”); (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than EUR 100,000 calculated over a period of 12 months; or (iii) with a minimum subscription amount of EUR 50,000. Consequently, no public offering will be made in Norway and this prospectus has not been filed with or approved by any Norwegian authority. This prospectus must not be reproduced or otherwise distributed to others by the recipient.

Notice to prospective investors in Finland.  This prospectus has not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and it has not been approved by the Finnish Financial Supervision Authority. Our securities may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

Acceptance of prospectus.  By accepting this prospectus, the recipient represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. Faegre Baker Daniels LLP, Denver, Colorado, has acted as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS

The audited financial statements of Venaxis, Inc. included herein have been audited by GHP Horwath, P.C., independent registered public accounting firm, for the periods and to the extent set forth in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed thereto. For further information about us and our securities offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Any statement contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement is not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may read and copy any materials we file with the SEC, including the registration statement, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov. Information on or accessible through the SEC’s website is not a part of this prospectus. You may also inspect our SEC reports and other information at our website at www.venaxis.com. Information on or accessible through our website is not a part of this prospectus. We are subject to the information reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

VENAXIS, INC.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Venaxis, Inc.

We have audited the accompanying balance sheets of Venaxis, Inc. (formerly AspenBio Pharma, Inc.) (“the Company”) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Venaxis, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP HORWATH, P.C.

Denver, Colorado
March 26, 2013

Venaxis, Inc.

Balance Sheets
December 31,

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$10,977,974	$2,968,104
Short-term investments (Note 1)	1,162,904	1,003,124
Accounts receivable (Note 1)	—	35,016
Prepaid expenses and other current assets	387,480	314,800
Total current assets	12,528,358	4,321,044
Property and equipment, net (Note 2)	2,484,539	2,795,149
Other long term assets, net (Notes 1 and 3)	1,601,894	1,611,652
Total assets	$16,614,791	$8,727,845
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$613,925	$581,713
Accrued compensation	452,878	47,622
Accrued expenses	642,055	368,406
Notes and other obligations, current portion (Note 4)	2,290,292	1,074,185
Deferred revenue, current portion (Note 7)	79,803	—
Total current liabilities	4,078,953	2,071,926
Notes and other obligations, less current portion (Note 4)	763,132	2,830,041
Deferred revenue, less current portion (Note 7)	1,081,706	—
Total liabilities	5,923,791	4,901,967
Commitments and contingencies (Notes 7 and 10)
Stockholders’ equity (Notes 5 and 6):
Common stock, no par value, 30,000,000 shares authorized; 9,954,380 and 1,608,146 shares issued and outstanding	84,924,133	68,846,796
Accumulated deficit	(74,233,133)	(65,020,918)
Total stockholders’ equity	10,691,000	3,825,878
Total liabilities and stockholders’ equity	$16,614,791	$8,727,845

See Accompanying Notes to Financial Statements

Venaxis, Inc.

Statements of Operations
Years ended December 31,

	2012	2011	2010
Sales (Note 1)	$41,557	$219,420	$370,229
Cost of sales	592	16,345	358,094
Gross profit	40,965	203,075	12,135
Other revenue – fee (Note 7)	20,571	62,179	68,394
Operating expenses:
Selling, general and administrative	5,184,823	5,575,221	7,417,686
Research and development	3,838,375	5,666,221	6,112,405
Total operating expenses	9,023,198	11,241,442	13,530,091
Operating loss	(8,961,662)	(10,976,188)	(13,449,562)
Other income (expense):
Interest, net	(248,629)	(180,509)	(132,786)
Gain on contract termination (Note 7)	—	938,896	—
Other income (expense) (Note 8)	(1,924)	4,000	244,629
Total other (expense) income	(250,553)	762,387	111,843
Net loss	$(9,212,215)	$(10,213,801)	$(13,337,719)
Basic and diluted net loss per share (Note 1)	$(1.84)	$(7.61)	$(10.17)
Basic and diluted weighted average number of common shares outstanding (Notes 1 and 5)	4,996,827	1,341,379	1,310,956

See Accompanying Notes to Financial Statements

Venaxis, Inc.

Statements of Stockholders’ Equity
Years ended December 31, 2012, 2011 and 2010

	Common Stock		Accumulated Deficit
	Shares	Amount		Total
Balance, January 1, 2010	1,251,624	$54,283,126	$(41,469,398)	$12,813,728
Common stock options exercised	8,701	291,028	—	291,028
Stock-based compensation issued for services	—	2,363,871	—	2,363,871
Common stock issued for cash, net of offering costs of $883,471	80,321	9,116,529	—	9,116,529
Net loss for the year	—	—	(13,337,719)	(13,337,719)
Balance, December 31, 2010	1,340,646	66,054,554	(54,807,117)	11,247,437
Stock-based compensation issued for services	—	1,336,177	—	1,336,177
Common stock issued for cash, net of offering costs of $181,035	267,500	1,456,065	—	1,456,065
Net loss for the year	—	—	(10,213,801)	(10,213,801)
Balance, December 31, 2011	1,608,146	68,846,796	(65,020,918)	3,825,878
Stock-based compensation issued for services	—	901,161	—	901,161
Common stock issued for consulting services	8,334	29,776	—	29,776
Common stock issued for cash, net of offering costs of $1,753,190	8,337,900	15,146,400	—	15,146,400
Net loss for the year	—	—	(9,212,215)	(9,212,215)
Balance, December 31, 2012	9,954,380	$84,924,133	$(74,233,133)	$10,691,000

See Accompanying Notes to Financial Statements

Venaxis, Inc.

Statements of Cash Flows
Years ended December 31,

	2012	2011	2010
Cash flows from operating activities:
Net loss	$(9,212,215)	$(10,213,801)	$(13,337,719)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock-based compensation for services	930,937	1,336,177	2,363,871
Depreciation and amortization	430,228	490,515	492,160
Impairment charges	44,554	274,941	107,443
Amortization of license fee	(20,571)	(62,179)	(68,394)
Gain on contract termination	—	(938,896)	—
Loss on equipment disposals	1,924	—	—
(Increase) decrease in:
Accounts receivable	35,016	38,160	(25,217)
Prepaid expenses and other current assets	407,955	426,825	403,271
Increase (decrease) in:
Accounts payable	32,212	284,543	(419,377)
Accrued expenses	273,649	210,721	(206,737)
Accrued compensation	405,256	(179,948)	(15,915)
Deferred revenue	1,182,080	—	—
Net cash used in operating activities	(5,488,975)	(8,332,942)	(10,706,614)
Cash flows from investing activities:
Purchases of investment securities	(2,991,644)	(1,043,192)	(7,628,977)
Sales of investment securities	2,831,864	2,972,256	5,206,909
Purchases of property and equipment	(43,692)	(90,100)	(191,509)
Patent and trademark application costs	(112,646)	(228,163)	(309,898)
Net cash (used in) provided by investing activities	(316,118)	1,610,801	(2,923,475)
Cash flows from financing activities:
Repayment of notes payable and other obligations	(1,331,437)	(673,900)	(236,165)
Net proceeds from issuance of common stock	15,146,400	1,456,065	9,116,529
Proceeds from exercise of warrants and options	—	—	291,028
Net cash provided by financing activities	13,814,963	782,165	9,171,392
Net increase (decrease) in cash and cash equivalents	8,009,870	(5,939,976)	(4,458,697)
Cash and cash equivalents, at beginning of year	2,968,104	8,908,080	13,366,777
Cash and cash equivalents, at end of year	$10,977,974	$2,968,104	$8,908,080
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$244,737	$180,915	$194,533
Schedule of non-cash investing and financing transactions:
Acquisitions of assets for installment obligations	$480,635	$454,830	$293,873

See Accompanying Notes to Financial Statements

Venaxis, Inc.

Notes to Financial Statements

Note 1. Organization and summary of significant accounting policies:

Nature of operations:

Venaxis, Inc. (the “Company” or “Venaxis”) was organized on July 24, 2000, as a Colorado corporation. In December 2012, the Company’s name was changed to Venaxis, Inc., from AspenBio Pharma, Inc. Venaxis’ business is in the development and commercialization of innovative products that address unmet diagnostic and therapeutic needs. The Company’s lead product candidate, APPY1, is designed to be a novel blood-based diagnostic test that, if successfully cleared to be marketed by the United States Food and Drug Administration (“FDA”), will aid, through the test’s negative predictive value, in the evaluation of low risk patients initially suspected of having acute appendicitis, thereby helping address the difficult challenge of triaging possible acute appendicitis patients in the hospital emergency department or urgent care settings.

The Company’s research and development activities are currently focused primarily on a human acute appendicitis blood-based test.

Management’s plans and basis of presentation:

The Company has experienced recurring losses and negative cash flows from operations. At December 31, 2012, the Company had approximate balances of cash and liquid investments of $12,141,000, working capital of $8,449,000, total stockholders’ equity of $10,691,000 and an accumulated deficit of $74,233,000. To date, the Company has in large part relied on equity financing to fund its operations. The Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, clinical and regulatory activities, contract consulting and other product development related expenses are incurred. The Company believes that its current working capital position will be sufficient to meet its estimated cash needs for the remainder of 2013 and at least into 2014. If the Company does not obtain additional capital, the Company would potentially be required to reduce the scope of its research and development activities or cease operations. The Company continues to explore obtaining additional financing. The Company is closely monitoring its cash balances, cash needs and expense levels. In addition the Company’s first mortgage which is held by a commercial bank requires a balloon payment of approximately $1.6 million due in July 2013.

Management’s strategic plans include the following:

•	continuing to advance development of the Company’s principal product, APPY1;
•	pursuing additional capital raising opportunities;
•	continuing to explore prospective partnering or licensing opportunities with complementary opportunities and technologies;
•	continuing to monitor and implement cost control initiatives to conserve cash; and
•	refinance the portion of the mortgage payable in July 2013.

Cash, cash equivalents and short-term investments:

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. From time to time, the Company’s cash account balances exceed the balances as covered by the Federal Deposit Insurance System. The Company has never suffered a loss due to such excess balances.

The Company invests excess cash from time to time in highly-liquid debt and equity investments of highly-rated entities which are classified as trading securities. The purpose of the investments is to fund research and development, product development, FDA approval-related activities and general corporate purposes. Such amounts are recorded at market values using Level 1 inputs in determining fair value and are classified as current, as the Company does not intend to hold the investments beyond twelve months.

Venaxis, Inc.

Notes to Financial Statements

Note 1. Organization and summary of significant accounting policies:  – (continued)

Investment securities classified as trading are those securities that are bought and held principally for the purpose of selling them in the near term, with the objective of preserving principal and generating profits. These securities are reported at fair value with unrealized gains and losses reported as an element of other income (expense) in current period earnings. The Board of Directors has approved an investment policy covering the investment parameters to be followed with the primary goals being the safety of principal amounts and maintaining liquidity of the fund. The policy provides for minimum investment rating requirements as well as limitations on investment duration and concentrations. Based upon market conditions, the investment guidelines have been tightened to increase the minimum acceptable investment ratings required for investments and shorten the maximum investment term. As of December 31, 2012, 89% of the investment portfolio was in cash equivalents, which is presented as such on the accompanying balance sheet, and the remaining funds were invested in short-term marketable securities with none individually representing a material amount to the portfolio and none with maturities past November 2013. As of December 31, 2012, the Company’s cumulative realized market loss from the investments has not been in excess of $5,000. For the year ended December 31, 2012, there was $11,192 in unrealized loss, $102 in realized gain for the year and $5,532 in management fees. For the year ended December 31, 2011, there was $1,004 in unrealized loss, $3,505 in realized loss, $1,073 in realized gain for the year and $9,248 in management fees. For the year ended December 31, 2010, there was $1,065 in unrealized income, $1,388 in unrealized loss, $2,023 in realized gain for the year and $17,959 in management fees.

Fair value of financial instruments:

The Company accounts for financial instruments under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (ASC) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 —	quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 —	observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and
Level 3 —	assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. There were no financial assets or liabilities measured at fair value, with the exception of cash, cash equivalents (level 1) and short-term investments (level 2) as of December 31, 2012 and December 31, 2011.

The carrying amounts of the Company’s financial instruments (other than cash, cash equivalents and short-term investments as discussed above) approximate fair value because of their variable interest rates and/or short maturities combined with the recent historical interest rate levels.

Venaxis, Inc.

Notes to Financial Statements

Note 1. Organization and summary of significant accounting policies:  – (continued)

Revenue recognition and accounts receivable:

We recognize sales of goods under the provisions of the FASB ASC 605 (“ASC 605”) and the U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 104, Revenue Recognition. Future revenue is expected to be generated primarily from the sale of products. Product revenue primarily consists of sales of instrumentation and consumables.

Revenue is recognized when the following four basic criteria have been met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred and risk of loss has passed; (iii) the seller’s price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured.

In international markets, the Company sells its products to distributors or re-sellers, who subsequently resell the products to hospitals. The Company has an agreement with the distributor which provides that title and risk of loss pass to the distributor upon shipment of the products, FOB to the distributor. Revenue is recognized upon shipment of products to the distributor as the products are shipped based on FOB shipping point terms.

Revenues are recorded less a reserve for estimated product returns and allowances which to date has not been significant. Determination of the reserve for estimated product returns and allowances is based on management’s analyses and judgments regarding certain conditions. Should future changes in conditions prove management’s conclusions and judgments on previous analyses to be incorrect, revenue recognized for any reporting period could be adversely affected.

The Company extends credit to customers generally without requiring collateral. Historically, the Company’s base antigen business has sold products primarily throughout North America. At December 31, 2012, the Company did not have any accounts receivable. At December 31, 2011, two customers accounted for 73% and 19% of total accounts receivable. During the year ended December 31, 2012, three customers accounted for a total of 83% of net sales, each representing 40%, 30% and 13%, respectively. During the years ended December 31, 2011 and 2010, one European-based company, accounted for a total of 3% and 4%, respectively of our net sales. During the year ended December 31, 2011, two customers accounted for a total of 42% of net sales, each representing 28% and 14%, respectively. During the year ended December 31, 2010, four customers accounted for a total of 58% of net sales, each representing 19%, 18%, 11% and 10%, respectively.

Property and equipment:

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally twenty-five years for the building, ten years for land improvements, five years for equipment and three years for computer related assets.

Goodwill:

Goodwill, arose from the initial formation of the Company, and represents the purchase price paid and liabilities assumed in excess of the fair market value of tangible assets acquired. The Company performs a goodwill impairment analysis in the fourth quarter of each year, or whenever there is an indication of impairment. When conducting its annual goodwill impairment assessment, the Company initially performs a qualitative evaluation to determine if it is more likely than not that the fair value of its reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a two-step goodwill impairment test. The Company has determined, based on its qualitative evaluation, that it was not necessary to perform the two-step goodwill impairment test and that no impairment had occurred as of December 31, 2012.

Venaxis, Inc.

Notes to Financial Statements

Note 1. Organization and summary of significant accounting policies:  – (continued)

Impairment of long-lived assets:

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on its review, including an updated assessment subsequent to year end, management determined that certain costs previously incurred for patents had been impaired during the years ended December 31, 2012, 2011 and 2010. Approximately $45,000, $275,000 and $107,000 of such patent costs were determined to be impaired during the years ended December 31, 2012, 2011 and 2010, respectively resulting from management’s decisions not to pursue patents based upon a cost benefit analysis of patent expenses and coverage protection in several smaller world markets that were determined to not have the economic or fiscal potential to make the patent pursuit viable. Impairment charges are included in research and development expenses in the accompanying statements of operations.

Research and development:

Research and development costs are charged to expense as incurred.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates.

Income taxes:

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

The Company does not have an accrual for uncertain tax positions as of December 31, 2012 and 2011. The Company files corporate income tax returns with the Internal Revenue Service and the states where the Company determines it is required to do so, and there are open statutes of limitations for tax authorities to audit the Company’s tax returns from 2009 through the current period.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. At December 31, 2012, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the years ended December 31, 2012, 2011 or 2010.

Stock-based compensation:

Venaxis recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. Stock option compensation expense is recognized over the period during which an employee is required to provide

Venaxis, Inc.

Notes to Financial Statements

Note 1. Organization and summary of significant accounting policies:  – (continued)

service in exchange for the award (generally the vesting period). The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model.

Reclassifications:

Certain prior period amounts in the accompanying financial statements have been reclassified to conform to the presentation used in 2012.

Income (loss) per share:

ASC 260, Earnings Per Share, requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic earnings (loss) per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company’s earnings (loss). The effect of the inclusion of the dilutive shares would have resulted in a decrease in loss per share during the years ended December 31, 2012, 2011 and 2010. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares. Outstanding stock options and warrants are not considered in the calculation, as the impact of the potential common shares (totaling approximately 1,306,000, 497,000 and 214,000 shares for each of the years ended December 31, 2012, 2011 and 2010, respectively) would be to decrease the net loss per share.

In May 2012, the Board of Directors authorized a reverse stock split of the Company’s common stock at a ratio of one-for-six, whereby each six shares of common stock were combined into one share of common stock (the “2012 Reverse Stock Split”). All historical references to shares and share amounts in this report have been retroactively revised to reflect the 2012 Reverse Stock Split, the principal effects of which were to:

1.	reduce the number of shares of common stock issued and outstanding by a factor of 6;
2.	increase the per share exercise price of options and warrants by a factor of 6, and decrease the number of shares issuable upon exercise by a factor of 6, for all outstanding options and warrants entitling the holders to purchase shares of the Company’s common stock; and
3.	proportionately reduce the number of shares authorized and reserved for issuance under the Company’s existing equity compensation plans.

A reconciliation of historical basic and diluted weighted average number of shares outstanding retroactively adjusted for the 2012 Reverse Stock Split follows:

	Year ended December 31,
	2011	2010
Basic and diluted weighted average number of shares outstanding
Pre-split	8,032,178	7,876,081
Post-split	1,341,379	1,310,956

Recently issued and adopted accounting pronouncements:

The Company has evaluated all recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements.

Venaxis, Inc.

Notes to Financial Statements

Note 2. Property and equipment:

Property and equipment consisted of the following as of December 31:

	2012	2011
Land and improvements	$1,107,508	$1,107,508
Building	2,589,231	2,589,231
Building improvements	251,049	251,049
Laboratory equipment	1,211,418	1,175,047
Office and computer equipment	403,692	398,295
	5,562,898	5,521,130
Less accumulated depreciation	3,078,359	2,725,981
	$2,484,539	$2,795,149

Depreciation expense totaled approximately $352,000, $402,000 and $395,000 for each of years ended December 31, 2012, 2011 and 2010, respectively.

Note 3. Other long-term assets:

Other long-term assets consisted of the following as of December 31:

	2012	2011
Patents, trademarks and applications, net of accumulated amortization of $345,692 and $273,550	$1,210,698	$1,214,748
Goodwill	387,239	387,239
Other	3,957	9,665
	$1,601,894	$1,611,652

The Company capitalizes legal costs and filing fees associated with obtaining patents on its new discoveries. Once the patents have been issued, the Company amortizes these costs over the shorter of the legal life of the patent or its estimated economic life using the straight-line method. Based upon the current status of the above intangible assets, the aggregate amortization expense is estimated to be approximately $75,000 for each of the next five fiscal years. The Company tests intangible assets with finite lives upon significant changes in the Company’s business environment. The testing resulted in approximately $45,000, $275,000, and $107,000 of patent impairment charges during the years ended December 31, 2012, 2011, and 2010, respectively.

Note 4. Notes and other obligations:

Notes payable and installment obligations consisted of the following as of December 31:

	2012	2011
Mortgage notes	$2,435,073	$2,545,312
Termination obligation (Note 7)	397,588	1,152,753
Other short-term installment obligations	220,763	206,161
	3,053,424	3,904,226
Less current portion	2,290,292	1,074,185
	$763,132	$2,830,041

Mortgage notes:

The Company has a mortgage facility on its land and building. The mortgage is held by a commercial bank and includes approximately 35% that is guaranteed by the U.S. Small Business Administration (SBA). The loan is collateralized by the real property and is also personally guaranteed by a former

Venaxis, Inc.

Notes to Financial Statements

Note 4. Notes and other obligations:  – (continued)

officer of the Company. The interest rate on the bank portion is one percentage over the Wall Street Journal Prime Rate (minimum 7%), with 7% being the approximate effective rate for 2012 and 2011, and the SBA portion bears interest at the rate of 5.86%. The commercial bank portion of the loan requires total monthly payments of approximately $14,200, which includes approximately $9,500 per month in interest, through July 2013 when the then remaining principal balance is due which is estimated to be approximately $1.6 million at that time. The SBA portion of the loan requires total monthly payments of approximately $9,200 through July 2023, which includes approximately $3,900 per month in interest and fees.

Termination obligation:

In November 2011, the Company entered into a Termination Agreement with Novartis Animal Health, Inc. (the “Novartis Termination Agreement”) to terminate the Novartis License Agreement (Note 7). Under the Novartis Termination Agreement, the termination obligation originally totaled $1,374,000, which was payable $150,000 upon signing the Novartis Termination Agreement and in six equal subsequent quarterly installments of $204,000 each. The Company discounted this obligation at an assumed interest rate of 7% (which represents the rate management believes it could have borrowed at for similar financings), which totaled $1,303,000. At December 31, 2012, the remaining outstanding termination obligation totaled approximately $398,000 which is due in 2013.

Other short-term installment obligations:

The Company has executed financing agreements for certain of the Company’s insurance premiums. At December 31, 2012, these obligations totaled $220,763 all of which are due in 2013.

Future maturities:

The Company’s total debt obligations require minimum annual principal payments of approximately $2,290,000 in 2013, $65,000 in 2014, $68,000 in 2015, $72,000 in 2016, $75,000 in 2017 and $483,000 thereafter, through the terms of the applicable debt agreements. The Company’s Exclusive License Agreement with The Washington University also requires minimum annual royalty payments of $20,000 per year during its term (Note 7).

Note 5. Stockholders’ equity:

2012 Transactions:

In June 2012, the Company completed a public offering of securities consisting of 6,100,000 shares of common stock at an offering price of $2.00 per share, generating approximately $12.2 million in total proceeds. Fees and other expenses totaled $1,261,000, including an underwriter’s fee of 7%. In connection with the offering, the underwriter received warrants to purchase a total of 305,000 shares of the Company’s common stock. The exercise price of the warrants is $2.50 per share; the warrants become exercisable in June 2013 and expire in June 2017.

In November 2012, the Company completed a public offering of securities consisting of 1,946,000 shares of common stock at an offering price of $2.10 per share, generating approximately $3.6 million in total proceeds. Fees and other expenses totaled $445,000, including a underwriter’s fee of 7%. In connection with the offering, the underwriter exercised an over-allotment option to purchase 291,900 additional shares of common stock at $2.10 per share generating approximately $566,000 net of expenses of approximately $47,000.

Under the terms of an agreement for investor relations services, the Company issued a total of 8,334 shares of common stock; 4,167 shares of the total were issued in April 2012, at $4.26 per share and the remaining 4,167 shares were issued in June 2012, at $2.88 per share. The issuance resulted in a total of $29,776 of stock-based compensation being recorded.

Venaxis, Inc.

Notes to Financial Statements

Note 5. Stockholders’ equity:  – (continued)

2011 Transactions:

In July 2011 at the annual shareholders meeting the Board of Directors approved an amendment to the Company’s Articles of Incorporation to reduce the authorized common shares from 60 million to 30 million.

In December 2011, the Company completed a registered direct offering of securities consisting of 267,500 units for a negotiated price of $6.12 per unit, generating approximately $1,456,000 in net proceeds to the Company. Fees and other expenses totaled $181,000, including a placement fee of 6.79%. Each unit consisted of one share of the Company’s no par value common stock and one warrant to purchase one share of common stock. The exercise price of each warrant is $7.32 per share; the warrants are exercisable beginning June 30, 2012 and expire in June 2017.

2010 Transactions:

In May 2010, the Company completed a registered direct offering of securities consisting of 80,321 units (Units) for a negotiated price of $124.50 per Unit, generating approximately $9,117,000 in net proceeds to the Company. Fees and other expenses totaled $883,000, including a placement fee of 6.5%. Each Unit consisted of one share of the Company’s no par value common stock and one warrant to purchase 0.285 shares of common stock. Accordingly, a total of 80,321 shares of common stock and warrants to purchase 22,892 shares of common stock were issued. The exercise price of the warrants was $144.60 per share; the warrants were exercisable upon issuance for an eight month term and expired in January 2011.

During the year ended December 31, 2010, consultants exercised options outstanding under the Company’s 2002 Stock Incentive Plan (the Plan) as amended and approved by the Company’s shareholders, to purchase 8,702 shares of common stock generating $291,028 in cash proceeds to the Company.

Note 6. Stock options and warrants:

The Company currently provides stock-based compensation to employees, directors and consultants, both under the Company’s 2002 Stock Incentive Plan, as amended (the “Plan”) and non-qualified options and warrants issued outside of the Plan. In 2012, the Company’s shareholders approved amendments to the Plan to increase the number of shares reserved under the Plan from 250,000 to 1,487,205. The Company estimates the fair value of the share-based awards on the date of grant using the Black-Scholes option-pricing model (the “Black-Scholes model”). Using the Black-Scholes model, the value of the award that is ultimately expected to vest is recognized over the requisite service period in the statement of operations. Option forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company attributes compensation to expense using the straight-line single option method for all options granted.

The Company’s determination of the estimated fair value of share-based payment awards on the date of grant is affected by the following variables and assumptions:

•	The grant date exercise price — the closing market price of the Company’s common stock on the date of the grant;
•	Estimated option term — based on historical experience with existing option holders;
•	Estimated dividend rates — based on historical and anticipated dividends over the life of the option;
•	Term of the option — based on historical experience, grants have lives of approximately 3 – 5 years;

Venaxis, Inc.

Notes to Financial Statements

Note 6. Stock options and warrants:  – (continued)

•	Risk-free interest rates — with maturities that approximate the expected life of the options granted;
•	Calculated stock price volatility — calculated over the expected life of the options granted, which is calculated based on the daily closing price of the Company’s common stock over a period equal to the expected term of the option; and
•	Option exercise behaviors — based on actual and projected employee stock option exercises and forfeitures.

The Company recognized stock-based compensation during the years ended December 31, as follows:

	2012	2011	2010
Stock options to employees, officers, and directors	$833,351	$1,200,118	$2,103,276
Stock options to consultants for:
Investor relations activities	23,598	57,309	61,174
APPY1 activities	38,460	54,304	38,064
Animal health activities	5,752	24,446	161,357
Total stock-based compensation	$901,161	$1,336,177	$2,363,871

The above expenses are included in the accompanying Statements of Operations for the years ended December 31, in the following categories:

	2012	2011	2010
Selling, general and administrative expenses	$862,701	$1,281,873	$2,325,807
Research and development expenses	38,460	54,304	38,064
Total stock-based compensation	$901,161	$1,336,177	$2,363,871

Stock incentive plan options:

The Company currently provides stock-based compensation to employees, directors and consultants under the Plan. The Company utilized assumptions in the estimation of fair value of stock-based compensation for the years ended December 31, as follows:

	2012	2011	2010
Dividend yield	0%	0%	0%
Expected price volatility	121 to 127%	119 to 120%	110 to 119%
Risk free interest rate	.60 to 1.03%	1.32 to 2.14%	1.60 to 2.62%
Expected term	5 years	5 years	5 years

Venaxis, Inc.

Notes to Financial Statements

Note 6. Stock options and warrants:  – (continued)

A summary of stock option activity under the Plan for options to employees, officers, directors and consultants, for the year ended December 31, 2012, is presented below:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	215,321	$53.94
Granted	540,378	2.29
Exercised	—	—
Forfeited	(47,759)	61.79
Outstanding at December 31, 2012	707,940	$13.98	8.8	$228,800
Exercisable at December 31, 2012	199,505	$40.17	6.2	$16,250

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price on December 31, 2012 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders, had all option holders been able to, and in fact had, exercised their options on December 31, 2012.

During the year ended December 31, 2012, 540,378 options were granted under the Plan to employees, officers, directors and consultants with a weighted average exercise price at grant date of $2.29 per option. Included in the 540,378 options issued, the independent directors were granted a total of 151,992 options at an average exercise price of $2.28 per share; 12,502 of these director options were granted at an exercise price of $4.26 per share, vesting over a three year period annually in arrears and 139,490 director options were granted at an exercise price of $2.10 per share vesting after one year. Officers were granted a total of 301,362 options at an average exercise price of $2.29 per share; 40,668 officer options were granted at an average exercise price of $3.50 per share, vesting over a twelve month period following grant and 260,694 officer options were granted at an exercise price of $2.10 per share, vesting after one year. Employees were granted a total of 62,024 options at an average exercise price of $2.46 per share, 11,142 employee options at an average exercise price of $4.11 per share which vest over a twelve month period following grant and 50,882 options were granted at an exercise price of $2.10 per share, vesting after one year. Substantially all of the grants to officers and employees were awarded as retention incentive options. The Company also issued 25,000 options to a consultant at an exercise price of $1.91 per share, vesting after ninety days. All options granted under the Company’s 2002 Stock Incentive Plan expire ten years from the grant date.

During the year ended December 31 2012, a total of 47,759 options that were granted under the Plan to directors, employees, including an officer, and consultants were forfeited, 23,283 of which were vested and 24,476 were unvested. The options were exercisable at an average of $61.79 per share and were forfeited upon the employees’ termination from the Company. During the year ended December 31, 2012, no options were exercised.

During the year ended December 31, 2011, 52,267 stock options were granted under the Plan to employees, officers, directors, and consultants with a weighted average fair value at the grant date of $19.14 per option. Included in the 52,267 options issued, existing directors and officers were granted a total of 40,834 options at an exercise price of $19.02 per share and existing employees were granted 4,317 options at an exercise price of $18.30 per share, all vesting over a three-year period annually in arrears and expiring in ten years. Four newly hired employees were granted a total of 450 options at $19.86 per share, all vesting over a three-year period annually in arrears and expiring in ten years. The Company also issued 6,667 non-qualified options to a consultant at an exercise price of $20.40 per share

Venaxis, Inc.

Notes to Financial Statements

Note 6. Stock options and warrants:  – (continued)

which expire in ten years. These non-qualified options are performance related with vesting tied to achieving specific APPY1 clinical and regulatory milestones. During the year ended December 31, 2011, no options were exercised.

During the year ended December 31, 2011, a total of 20,912 options granted under the Plan were forfeited, 11,402 of which were vested and 9,510 which were unvested. The options were exercisable at an average of $52.50 per share and were forfeited upon the employees’, officers and consultant’s termination from the Company. During the year ended December 31, 2010, a total of 1,523 options were forfeited, 445 of which were vested and 1,078 were unvested. The options were exercisable at an average of $79.50 per share and were forfeited upon the employees’ terminations from the Company.

During the year ended December 31, 2010, 46,600 stock options were granted under the Plan to employees, officers, directors and consultants with a weighted average fair value at the grant date of $51.30 per option. During the year ended December 31, 2010, consultants exercised 8,702 options outstanding under the Company’s Plan generating $291,028 in cash and which had an intrinsic value when exercised of $371,130.

The total fair value of stock options granted to employees, directors and consultants that vested and became exercisable during the years ended December 31, 2012, 2011 and 2010, was $1,486,000, $2,063,000 and $2,327,000, respectively. Based upon the Company’s experience, approximately 85% of the outstanding stock options, or approximately 432,000 options, are expected to vest in the future, under their terms. A summary of the activity of non-vested options under the Company’s Plan to acquire common shares granted to employees, officers, directors and consultants during the year ended December 31, 2012 is presented below:

Nonvested Shares	Nonvested Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	88,986	$35.64	$28.98
Granted	540,378	2.29	1.92
Vested	(96,453)	18.92	15.40
Forfeited	(24,476)	28.58	23.35
Nonvested at December 31, 2012	508,435	$3.70	$3.07

At December 31, 2012, based upon employee, officer, director and consultant options granted to that point, there was approximately $914,000 additional unrecognized compensation cost related to stock options that will be recorded over a weighted average future period of approximately one year.

Effective as of January 1, 2013, in connection with the addition of a new director, 48,000 stock options were issued to the director, under the Plan, exercisable at $2.56 per share. The options expire ten years from date of grant and vest as to 50% of the total over three years, annually in arrears and the remaining 50% commencing quarterly in advance upon the grant date over the following four quarters. During January 2013, in connection with its annual option grant award cycle, 426,270 options were issued under the Plan to directors, officers and employees, at an exercise price of $2.04 per share. The options expire ten years from date of grant and vest as to non-employee directors quarterly in advance over four quarters and as to officers, and employees 50% upon the six month anniversary of grant date and the balance equally over the following six quarters in arrears. Subsequent to December 31, 2012, 6,582 options related to employee terminations expired which were exercisable at an average of $2.42 per share.

Venaxis, Inc.

Notes to Financial Statements

Note 6. Stock options and warrants:  – (continued)

Other common stock purchase options and warrants:

As of December 31, 2012, in addition to the stock incentive plan options discussed above, the Company had 598,507 non-qualified options and warrants outstanding in connection with offering warrants, an officer’s employment and investor relations consulting.

The Company utilized assumptions in the estimation of the fair value of stock-based compensation for the years ended December 31, as follows:

	2012	2011	2010
Dividend yield	0%	0%	0%
Expected price volatility	121%	119 to 145%	128 to 130%
Risk free interest rate	0.74%	1.20 to 1.95%	1.26 to 1.70%
Contractual term	5 years	3 to 10 years	3 years

Operating expenses for the years ended December 31, 2012, 2011 and 2010, include approximately $71,000, $92,000 and $61,000, respectively, related to non-qualified options and warrants.

Following is a summary of outstanding options and warrants that were issued outside of the Plan for the year ended December 31, 2012:

	Shares Underlying Options/ Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	282,178	$8.70
Granted	325,000	2.56
Exercised	—	—
Forfeited	(8,671)	33.44
Outstanding at December 31, 2012	598,507	$5.01	4.6	$18,300
Exercisable at December 31, 2012	285,174	$7.74	4.6	$—

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price on December 31, 2012 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders, had all option holders been able to, and in fact had, exercised their options on December 31, 2012.

In June 2012, the Company completed a $12.2 million public offering of securities and in connection with that offering, granted the Underwriter warrants to purchase a total of 305,000 shares of common stock. These warrants which are included in the above table are not exercisable until June 2013 at an exercise price of $2.50 per share, and expire in June 2017. Included at December 31, 2012 in the 598,507 total outstanding options and warrants are 572,505 non-compensatory rights granted in connection with public offerings and 26,002 rights issued under compensatory arrangements.

During the year ended December 31, 2012, the Company hired a Senior Vice President and Chief Commercial Officer who previously had a consulting relationship with the Company. As part of the employment arrangement, the Board of Directors approved an employment-inducement grant made outside of the Company’s Plan, and granted 20,000 options which are exercisable at $3.42 per share. The options vest as to 50% of the total on the six month anniversary following the grant date and the remaining 50% vesting one-sixth monthly over months seven through twelve following the grant date.

Venaxis, Inc.

Notes to Financial Statements

Note 6. Stock options and warrants:  – (continued)

The options expire ten years from the grant date. During the year ended December 31, 2012, 2,004 vested options previously granted to an investor relations firm expired.

During the year ended December 31, 2011, the Company hired a Vice President of Marketing and Business who previously had a consulting relationship with the Company. As part of the employment arrangement, the Board approved an employment-inducement grant made outside of the Company’s Stock 2002 Incentive Plan, and he was granted 6,667 options for services which are exercisable at $19.50 per share. The options were scheduled to vest equally over a three year period however they were forfeited upon the officer’s termination from the Company in 2012. Also, during the year ended December 31, 2011, an investor relations firm was granted 5,000 warrants to purchase shares of common stock scheduled to vest equally over twelve months from the date of grant and are exercisable at $30.00 per share and expire in three years. During the year ended December 31, 2011, 4,584 investor relations consultant options expired of which 1,500 were exercisable at $360.00 per share, 1,251 options were exercisable at $180.30 per share, 1,667 options were exercisable at $167.10 per share and 166 options at $ $149.70 per share. In addition 22,892 warrants granted at $144.60 per share in connection with the 2010 public registered direct offering expired.

During the year ended December 31, 2010, 23,892 stock options and warrants were granted to an investor relations firm and under a registered direct offering with a weighted average fair value at the grant date of $141.00 per option.

During the years ended December 31, 2012, 2011 and 2010, no options granted outside of the Plan were exercised.

The total fair value of stock options granted to an investor relations consulting firm that vested and became exercisable during the years ended December 31, 2012, 2011 and 2010, was $89,000, $61,000 and $61,000, respectively.

A summary of the activity of nonvested, non-qualified options and warrants granted outside of the Plan in connection with employment and investor relations consulting services for the year ended December 31, 2012, is presented below:

Nonvested Shares	Nonvested Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	7,917	$21.18	$16.14
Granted	20,000	3.42	2.84
Vested	(15,137)	7.97	5.89
Forfeited	(4,447)	19.50	16.11
Nonvested at December 31, 2012	8,333	$3.42	$2.84

At December 31, 2012, there was approximately $22,000 in unrecognized cost for non-qualified options that will be recorded over a weighted average future period of less than one year.

Subsequent to December 31, 2012, 501 investor relations options which were exercisable at $54.00 per share expired.

Note 7. Animal Health License Agreements:

Effective May 1, 2004 Washington University in St. Louis (WU) and Venaxis entered into an Exclusive License Agreement (WU License Agreement) which grants Venaxis exclusive license and right to sublicense WU’s technology (as defined under the WU License Agreement) for veterinary products worldwide, except where such products are prohibited under U.S. laws for export. The term of the WU License Agreement continues until the expiration of the last of WU’s patents (as defined in the WU

Venaxis, Inc.

Notes to Financial Statements

Note 7. Animal Health License Agreements:  – (continued)

License Agreement) expire. Venaxis has agreed to pay minimum annual royalties of $20,000 annually during the term of the WU License Agreement and such amounts are creditable against future royalties. Royalties payable to WU under the WU License Agreement for covered product sales by Venaxis carry a mid-single digit royalty rate and for sublicense fees received by Venaxis carry a low double-digit royalty rate. The WU License Agreement contains customary terms for confidentiality, prosecution and infringement provisions for licensed patents, publication rights, indemnification and insurance coverage. The WU License Agreement is cancelable by Venaxis with ninety days advance notice at any time and by WU with sixty days advance notice if Venaxis materially breaches the WU License Agreement and fails to cure such breach.

In July 2012, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a licensee (“Licensee”), under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (the “Company’s Animal Health Assets”). The License Agreement includes a sublicense of the technology licensed to the Company by WU. Under the terms of the WU License Agreement, a portion of license fees and royalties Venaxis receives from sublicensing agreements will be paid to WU. The obligation for such license fees due to WU is included in accrued expenses at December 31, 2012.

Under the License Agreement, the Licensee obtained a worldwide exclusive license to develop, seek regulatory approval for and offer to sell, market, distribute, import and export luteinizing hormone (“LH”) and/or follicle-stimulating hormone (“FSH”) products for bovine (cattle), equine and swine in the field of the assistance and facilitation of reproduction in bovine, equine and swine animals. The Company also granted the Licensee an option and right of first refusal to develop additional animal health products outside of the licensed field of use or any diagnostic pregnancy detection tests for non-human mammals.

Under the License Agreement as of December 31, 2012, the following future license fees and milestone payments are provided, assuming future milestones are successfully achieved:

•	License fees of $408,000 payable in quarterly installments of $204,000;
•	Milestone payments, totaling up to a potential of $1.1 million in the aggregate, based on the satisfactory conclusion of milestones as defined in the License Agreement;
•	Potential for milestone payments of up to an additional $2 million for development and receipt of regulatory approval for additional licensed products; and
•	Royalties, at low double digit rates, based on sales of licensed products.

Revenue recognition related to the License Agreement and WU Agreement is based primarily on the Company’s consideration of ASC 808-10-45, “Accounting for Collaborative Arrangements”. For financial reporting purposes, the license fees and milestone payments received from the License Agreement, net of the amounts due to third parties, including WU, have been recorded as deferred revenue and are amortized over the term of the License Agreement. License fees and milestone revenue totaling a net of approximately $1,182,000 commenced being amortized into income upon the July 2012 date of milestone achievement. As of December 31, 2012, deferred revenue of $79,803 has been classified as a current liability and $1,081,706 has been classified as a long-term liability. The current liability includes the next twelve months’ portion of the amortizable milestone revenue. During the year ended December 31, 2012, $20,571 was recorded as the amortized license fee revenue arising from the License Agreement.

A tabular summary of the revenue categories and amounts of revenue recognition associated with the License Agreement follows:

Venaxis, Inc.

Notes to Financial Statements

Note 7. Animal Health License Agreements:  – (continued)

Category	Totals
License fees and milestone amounts paid/achieved	$1,512,000
Third party obligations recorded, including WU	(329,920)
Deferred revenue balance	1,182,080
Revenue amortization to December 31, 2012	(20,571)
Net deferred revenue balance at December 31, 2012	$1,161,509

Category	Totals
Commencement of license fees revenue recognition	Upon signing or receipt
Commencement of milestone revenue recognition	Upon milestone achievement over then remaining life
Original amortization period	197 months

The animal health technology, licensed from WU in 2004 was sub-licensed in 2008 to Novartis Animal Health (“Novartis”) under a long-term world-wide development and marketing agreement. In November 2011, the Company entered into a Termination Agreement with Novartis Animal Health, Inc. (the “Novartis Termination Agreement”) to terminate the Novartis License Agreement. Under the Novartis Termination Agreement, the original termination obligation totaled $1,374,000, which was payable $150,000 upon signing the Novartis Termination Agreement and six equal subsequent quarterly installments of $204,000 each. At December 31, 2012, the remaining outstanding termination obligation totaled $397,588 which is due in 2013. Between 2008 and 2011, the Company received up-front license fees which were recorded, net of the amounts due to WU, in accordance with ASC 808. The non-refundable net amount of $810,000 was being amortized to license fee revenue over the 152 month original license period. During the years ended December 31, 2011 and 2010, $62,179 and $68,394, respectively, was recorded as the amortized license fee revenue arising from the Novartis License Agreement. Upon execution of the Termination Agreement with Novartis, the Company recorded a gain of $938,896, arising from the elimination of both the $900,000 in remaining deferred revenue and the net accounts payable to Novartis the total of which exceeded the net settlement obligation to Novartis. As of the date of termination, future amortization of the deferred revenue was terminated.

Note 8. Other income:

In 2010, the Company received $244,479 from the U.S. Department of Treasury under the qualifying therapeutic discovery project under Section 48D of the Internal Revenue Code which is included in other income for the year ended December 31, 2010.

Note 9. Income taxes:

Income taxes at the federal statutory rate are reconciled to the Company’s actual income taxes as follows:

	2012	2011	2010
Federal income tax benefit at 34%	$(3,132,000)	$(3,473,000)	$(4,535,000)
State income tax net of federal tax effect	(276,000)	(306,000)	(400,000)
Permanent items	339,000	504,000	881,000
Other	121,000	—	—
Valuation allowance	2,948,000	3,275,000	4,054,000
	$—	$—	$—

As of December 31, 2012, the Company has net operating loss carry forwards of approximately $68 million for federal and state tax purposes, which are available to offset future taxable income, if any,

Venaxis, Inc.

Notes to Financial Statements

Note 9. Income taxes:  – (continued)

expiring through December 2032. A valuation allowance was recorded at December 31, 2012 due to the uncertainty of realization of deferred tax assets in the future.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets (liabilities):
Net operating loss carry forwards	$25,100,000	$22,767,000
Property and equipment	32,000	8,000
Patents and other intangible assets	17,000	23,000
Other	—	15,000
Deferred revenue	551,000	—
Research and development credit	753,000	692,000
Deferred tax asset	26,453,000	23,505,000
Valuation allowance	(26,453,000)	(23,505,000)
	$—	$—

Note 10. Commitments and contingencies:

Commitments:

Employment commitments:

As of December 31, 2012, the Company has employment agreements with three officers providing aggregate annual minimum commitments totaling $780,000. The agreements automatically renew at the end of each year unless terminated by either party and contain customary confidentiality and benefit provisions.

Contingencies:

On September 1, 2010, the Company received a complaint, captioned Mark Chipman v. AspenBio Pharma, Inc. (now Venaxis, Inc.), Case No. 2:10-cv-06537-GW-JC (“Chipman Suit”). The complaint was filed in the U.S. District Court in the Central District of California by an individual investor. The complaint included allegations of fraud, negligent misrepresentation, violations of Section 10(b) of the Exchange Act and SEC Rule 10b-5, and violations of Sections 25400 and 25500 of the California Corporations Code, all related to the Company’s blood-based acute appendicitis test in development. On the Company’s motion, the action was transferred to the U.S. District Court for the District of Colorado by order dated January 21, 2011. The action was assigned a District of Colorado Civil Case No. 11-cv-00163-REB-KMT.

On October 7, 2011, the Company filed a motion to dismiss the complaint. On September 17, 2012, the United States District Court for Colorado granted the Company’s motion to dismiss, dismissing the plaintiff’s claims against the Company without prejudice. On the same day, the court also entered final judgment without prejudice in favor of the Company and against the plaintiff in the Chipman Suit. The plaintiff in the Chipman Suit did not file a Notice of Appeal.

On October 1, 2010, the Company received a complaint, captioned John Wolfe, individually and on behalf of all others similarly situated v. AspenBio Pharma, Inc. (now Venaxis, Inc.) et al., Case No. CV10 7365 (“Wolfe Suit”). This federal securities purported class action was filed in the U.S. District Court in the Central District of California on behalf of all persons, other than the defendants, who purchased common stock of the Company during the period between February 22, 2007 and July 19, 2010, inclusive. The complaint named as defendants certain officers and directors of the Company during such period. The complaint

Venaxis, Inc.

Notes to Financial Statements

Note 10. Commitments and contingencies:  – (continued)

included allegations of violations of Section 10(b) of the Exchange Act and SEC Rule 10b-5 against all defendants, and of Section 20(a) of the Exchange Act against the individual defendants, all related to the Company’s blood-based acute appendicitis test in development known as APPY1. On the Company’s motion, this action was also transferred to the U.S. District Court for the District of Colorado by order dated January 21, 2011. The action has been assigned a District of Colorado Civil Case No. 11-cv-00165-REB-KMT. On July 11, 2011, the court appointed a lead plaintiff and approved lead counsel. On August 23, 2011, the lead plaintiff filed an amended putative class action complaint, alleging the same class period. Based on a review of the amended complaint, the Company and the individual defendants believe that the plaintiffs’ allegations are without merit, have vigorously defended against these claims, and intend to continue to do so.

On October 7, 2011, the Company filed a motion to dismiss the amended complaint, and the plaintiff’s response and the Company’s reply thereto were subsequently filed. On September 13, 2012, the United States District Court for Colorado granted the Company’s motion to dismiss, dismissing the plaintiffs’ claims against all defendants without prejudice. On September 14, 2012, the court entered Final Judgment without prejudice on behalf of all defendants and against all plaintiffs in the Wolfe Suit. The Order to dismiss the action found in favor of the company and all of the individual defendants. On October 12, 2012, the plaintiffs filed a Notice of Appeal of the Order granting the motion to dismiss and of the Final Judgment in the Wolfe Suit. The plaintiffs filed their opening brief with the Tenth Circuit Court of Appeals on March 1, 2013.

On January 4, 2011, a plaintiff filed a complaint in the U.S. District Court for the District of Colorado captioned Frank Trpisovsky v. Pusey, et al, Civil Action No. 11-cv-00023-PAB-BNB, that purports to be a shareholder derivative action on behalf of the Company against thirteen individual current or former officers and directors. The complaint also names the Company as a nominal defendant. The plaintiff asserts violations of Section 14(a) of the Exchange Act, SEC Rule 14a-9, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. On motion of the Company and the individual defendants, the U.S. District Court has stayed this derivative action by order dated March 15, 2011, and this action continues to be stayed. On October 18, 2012, the parties filed a Joint Status Report, reporting on updates in the Chipman Suit and the Wolfe Suit and stating that the stay should remain in place at this time and that a further status report should be submitted after appeals in the Wolfe Suit have been resolved. On October 25, 2012, the magistrate judge issued a recommendation that the case be administratively closed, subject to reopening for good cause. The U.S. District Court on November 14, 2012, accepted the recommendation and ordered this action administratively closed, subject to reopening for good cause.

In the ordinary course of business and in the general industry in which the Company is engaged, it is not atypical to periodically receive a third party communication which may be in the form of a notice, threat, or ‘cease and desist’ letter concerning certain activities. For example, this can occur in the context of the Company’s pursuit of intellectual property rights. This can also occur in the context of operations such as the using, making, having made, selling, and offering to sell products and services, and in other contexts. The Company makes rational assessment of each situation on a case-by-case basis as such may arise. The Company periodically evaluates its options for trademark positions and considers a full spectrum of alternatives for trademark protection and product branding.

Venaxis, Inc.

Notes to Financial Statements

Note 11. Supplemental data: Selected quarterly financial information (unaudited)

	March 31,	June 30,	September 30,	December 31,
Fiscal 2012 quarters ended:
Total revenues	$7,000	$27,000	$6,000	$2,000
Gross margin	$7,000	$27,000	$6,000	$1,000
Net loss	$(1,938,000)	$(2,310,000)	$(2,460,000)	$(2,504,000)
Loss per share – Basic and diluted	$(1.20)	$(1.19)	$(.32)	$(0.87)
Market price of common stock
High	$5.88	$4.44	$2.77	$2.93
Low	$3.90	$1.88	$1.33	$2.04
Fiscal 2011 quarters ended:
Total revenues	$97,000	$55,000	$22,000	$45,000
Gross margin	$85,000	$52,000	$22,000	$44,000
Net loss	$(2,806,000)	$(2,787,000)	$(3,064,000)	$(1,557,000)
Loss per share – Basic and diluted	$(2.10)	$(2.10)	$(2.28)	$(0.96)
Market price of common stock
High	$25.50	$23.61	$22.50	$17.53
Low	$16.80	$18.60	$14.40	$5.82

Venaxis, Inc.

Balance Sheets

	March 31, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,491,838	$10,977,974
Short-term investments (Note 1)	6,775,800	1,162,904
Prepaid expenses and other current assets	286,761	387,480
Total current assets	9,554,399	12,528,358
Property and equipment, net (Note 2)	2,428,789	2,484,539
Other long term assets, net (Notes 1 and 3)	1,610,964	1,601,894
Total assets	$13,594,152	$16,614,791
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$704,782	$613,925
Accrued compensation	31,695	452,878
Accrued expenses	452,749	642,055
Notes and other obligations, current portion (Note 4)	1,945,383	2,290,292
Deferred revenue, current portion (Note 7)	84,995	79,803
Total current liabilities	3,219,604	4,078,953
Notes and other obligations, less current portion (Note 4)	746,776	763,132
Deferred revenue, less current portion (Note 7)	1,254,719	1,081,706
Total liabilities	5,221,099	5,923,791
Commitments and contingencies (Notes 7 and 8)
Stockholders' equity (Notes 5 and 6):
Common stock, no par value, 30,000,000 shares authorized; 9,954,380 shares issued and outstanding	85,408,355	84,924,133
Accumulated deficit	(77,035,302)	(74,233,133)
Total stockholders' equity	8,373,053	10,691,000
Total liabilities and stockholders' equity	$13,594,152	$16,614,791

See Accompanying Notes to Unaudited Condensed Financial Statements

Venaxis, Inc.

Statements of Operations
Three Months Ended March 31
(Unaudited)

	2013	2012
Sales	$—	$7,275
Cost of sales	—	184
Gross profit	—	7,091
Other revenue – fee (Note 7)	18,655	—
Operating expenses:
Selling, general and administrative	1,427,955	1,204,675
Research and development	1,411,973	676,618
Total operating expenses	2,839,928	1,881,293
Operating loss	(2,821,273)	(1,874,202)
Other income (expense), net	19,104	(64,069)
Net loss	$(2,802,169)	$(1,938,271)
Basic and diluted net loss per share (Note 1)	$(0.28)	$(1.21)
Basic and diluted weighted average number of shares outstanding (Note 1)	9,954,380	1,608,146

See Accompanying Notes to Unaudited Condensed Financial Statements

Venaxis, Inc.

Statements of Cash Flows
Three Months Ended March 31
(Unaudited)

	2013	2012
Cash flows from operating activities:
Net loss	$(2,802,169)	$(1,938,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation for services	484,222	221,996
Depreciation and amortization	86,808	112,325
Impairment charges	—	41,950
Amortization of license fees	(18,655) )	—
Change in:
Accounts payable	90,857	(121,135)
Accounts receivable	—	28,028
Prepaid expenses and other current assets	100,719	109,043
Deferred revenue	196,860	—
Accrued compensation	(421,183)	—
Accrued expenses	(189,306)	(188,522)
Net cash used in operating activities	(2,471,847)	(1,734,586)
Cash flows from investing activities:
Purchases of short-term investments	(5,612,896)	—
Sales of short-term investments	—	441,346
Purchases of property and equipment	(10,844)	—
Purchases of patent and trademark application costs	(29,284)	(23,099)
Net cash provided by investing activities	(5,653,024)	418,247
Cash flows from financing activities:
Repayment of notes payable and other obligations	(361,265)	(335,303)
Net cash used in financing activities	(361,265)	(335,303)
Net decrease in cash and cash equivalents	(8,486,136)	(1,651,642)
Cash and cash equivalents at beginning of period	10,977,974	2,968,104
Cash and cash equivalents at end of period	$2,491,838	$1,316,462
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$47,120	$64,768

See Accompanying Notes to Unaudited Condensed Financial Statements

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

INTERIM FINANCIAL STATEMENTS

The accompanying financial statements of Venaxis, Inc. (the “Company,” “we,” or “Venaxis”) have been prepared in accordance with the instructions to quarterly reports on Form 10-Q. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2013 and for all periods presented have been made. Certain information and footnote data necessary for fair presentation of financial position and results of operations in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted. It is therefore suggested that these financial statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The results of operations for the period ended March 31, 2013 are not necessarily an indication of operating results for the full year.

Management’s plans and basis of presentation:

The Company has experienced recurring losses and negative cash flows from operations. At March 31, 2013, the Company had approximate balances of cash and liquid investments of $9,268,000, working capital of $6,335,000, stockholders’ equity of $8,373,000 and an accumulated deficit of $77,035,000. To date, the Company has in large part relied on equity financing to fund its operations. The Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, clinical and regulatory activities, consulting expenses and other product development related expenses are incurred. The Company believes that its current working capital position will be sufficient to meet its estimated cash needs for the remainder of 2013 and at least into 2014. If the Company does not obtain additional capital, the Company would potentially be required to reduce the scope of its research and development activities or cease operations. The Company continues to explore obtaining additional financing. The Company is closely monitoring its cash balances, cash needs and expense levels. In addition, the Company’s first mortgage which is held by a commercial bank requires a balloon payment of approximately $1.6 million due in July, 2013. Subsequent to March 31, 2013, the Company received a loan commitment to refinance the commercial bank obligation (Note 4).

Management’s strategic plans include the following:

—	continuing to advance development of the Company’s principal product, APPY1;
—	pursuing additional capital raising opportunities;
—	continuing to explore prospective partnering or licensing opportunities with complementary opportunities and technologies;
—	continuing to monitor and implement cost control initiatives to conserve cash; and
—	refinancing the portion of the mortgage payable in July 2013.

Note 1. Significant accounting policies:

Cash, cash equivalents and investments:

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. From time to time, the Company’s cash account balances exceed the balances as covered by the Federal Deposit Insurance System. The Company has never suffered a loss due to such excess balances.

The Company invests excess cash from time to time in highly-liquid debt and equity investments of highly-rated entities which are classified as trading securities. The purpose of the investments is to fund research and development, product development, United States Food and Drug Administration (“FDA”) clearance-related activities and general corporate purposes. Such amounts are recorded at market values

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 1. Significant accounting policies:  – (continued)

using Level 1 inputs in determining fair value and are classified as current, as the Company does not intend to hold the investments beyond twelve months. Investment securities classified as trading are those securities that are bought and held principally for the purpose of selling them in the near term, with the objective of preserving principal and generating profits. These securities are reported at fair value with unrealized gains and losses reported as an element of other (expense) income in current period earnings. The Company’s Board of Directors has approved an investment policy covering the investment parameters to be followed with the primary goals being the safety of principal amounts and maintaining liquidity of the fund. The policy provides for minimum investment rating requirements as well as limitations on investment duration and concentrations. Based upon market conditions, the investment guidelines have been tightened to increase the minimum acceptable investment ratings required for investments and shorten the maximum investment term. As of March 31, 2013, 24% of the investment portfolio was in cash and cash equivalents, which is presented as such on the accompanying balance sheet, and the remaining funds were invested in short-term marketable securities with none individually representing more than 5% of the portfolio and none with maturities past January 2014. To date, the Company’s cumulative realized market loss from the investments has not been in excess of $5,000. For the three months ended March 31, 2013, there was approximately $38,869 in unrealized loss, no realized gain or loss, and $3,893 in management fees. For the three months ended March 31, 2012, there was approximately $1,260 in unrealized income, no realized gain or loss, and $657 in management fees.

Fair value of financial instruments:

The Company accounts for financial instruments under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (ASC) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. There were no financial assets or liabilities measured at fair value, with the exception of cash, cash equivalents and short-term investments as of March 31, 2013 and December 31, 2012.

The carrying amounts of the Company’s financial instruments (other than cash, cash equivalents and short-term investments as discussed above) approximate fair value because of their variable interest rates and/or short maturities combined with the recent historical interest rate levels.

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 1. Significant accounting policies:  – (continued)

Recently issued and adopted accounting pronouncements:

The Company has evaluated all recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements.

Income (loss) per share:

ASC 260, Earnings Per Share, requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net earnings (loss) per share includes no dilution and is computed by dividing net earnings (loss) available to shareholders by the weighted average number of common shares outstanding for the period. The increase in the weighted average number of common shares outstanding in the period ended March 31, 2013, as compared to the same 2012 period resulted from common share issuances in 2012 subsequent to March 31, 2012. Diluted net earnings (loss) per share reflect the potential dilution of securities that could share in the Company’s earnings (loss). The effect of the inclusion of the dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares. Outstanding stock options and warrants are not considered in the calculation, as the impact of the potential common shares (totaling approximately 1,774,000 shares and 2,862,000 shares for the three month periods ended March 31, 2013 and 2012, respectively) would be to decrease the net loss per share.

Upon the completion of the 2012 annual shareholders meeting on May 22, 2012, where such action was approved by shareholders, the Board of Directors authorized a reverse stock split of the Company’s common stock at a ratio of one-for-six, whereby each six shares of common stock were combined into one share of common stock (the “Reverse Stock Split”). The Reverse Stock Split was implemented and effective on June 20, 2012. All historical references to shares and share amounts in this report have been retroactively revised to reflect the Reverse Stock Split, the principal effects of which were to:

1.	reduce the number of shares of common stock issued and outstanding by a factor of 6;
2.	increase the per share exercise price of options and warrants by a factor of 6, and decrease the number of shares issuable upon exercise by a factor of 6, for all outstanding options and warrants entitling the holders to purchase shares of the Company’s common stock; and
3.	proportionately reduce the number of shares authorized and reserved for issuance under the Company’s existing equity compensation plans.

A reconciliation of basic and diluted weighted average number of shares outstanding adjusted for the Reverse Stock Split for the three month period ended March 31, 2012 was 9,633,321 shares on a pre-split basis and 1,608,146 shares on a post-split basis.

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 2. Property and equipment:

Property and equipment consisted of the following:

	March 31, 2013 (Unaudited)	December 31, 2012
Land and improvements	$1,107,508	$1,107,508
Building	2,589,231	2,589,231
Building improvements	252,197	251,049
Laboratory equipment	1,212,668	1,211,418
Office and computer equipment	412,138	403,692
	5,573,742	5,562,898
Less accumulated depreciation	3,144,953	3,078,359
	$2,428,789	$2,484,539

Depreciation expense totaled approximately $67,000 and $94,000 for the three month periods ended March 31, 2013 and 2012, respectively.

Note 3. Other long-term assets:

Other long-term assets consisted of the following:

	March 31, 2013 (Unaudited)	December 31, 2012
Patents, trademarks and applications, net of accumulated amortization of $364,479 and $345,692	$1,221,195	$1,210,698
Goodwill	387,239	387,239
Other	2,530	3,957
	$1,610,964	$1,601,894

The Company capitalizes legal costs and filing fees associated with obtaining patents on its new discoveries. Once the patents have been issued, the Company amortizes these costs over the shorter of the legal life of the patent or its estimated economic life using the straight-line method. Based upon the current status of the above intangible assets, the aggregate amortization expense is estimated to be approximately $75,000 for each of the next five fiscal years. The Company tests intangible assets with finite lives upon significant changes in the Company’s business environment. The testing resulted in no patent impairment charges during the three months ended March 31, 2013 and approximately $42,000 of patent impairment charges during the three months ended March 31, 2012.

Note 4. Notes and Other Obligations:

Notes payable and other obligations consisted of the following:

	March 31, 2013 (Unaudited)	December 31, 2012
Mortgage notes	$2,402,823	$2,435,073
Termination obligation	200,509	397,588
Other short-term installment obligations	88,827	220,763
	2,692,159	3,053,424
Less current portion	1,945,383	2,290,292
	$746,776	$763,132

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 4. Notes and Other Obligations:  – (continued)

Mortgage notes:

The Company has a mortgage facility on its land and building. The mortgage is held by a commercial bank and includes approximately 35% that is guaranteed by the U. S. Small Business Administration (SBA). The loan is collateralized by the real property and is also personally guaranteed by a former officer of the Company. The interest rate on the bank portion is one percentage over the Wall Street Journal Prime Rate (minimum 7%), with 7% being the effective rate for 2013 and 2012, and the SBA portion bears interest at the rate of 5.86%. The commercial bank portion of the loan requires total monthly payments of approximately $14,200, which currently includes approximately $8,600 per month in contractual interest, through July 2013 when the then remaining principal balance is due which is estimated to be approximately $1.6 million. The SBA portion of the loan requires total monthly payments of approximately $9,200 through July 2023, which currently includes approximately $4,100 per month in contractual interest and fees.

Subsequent to March 31, 2013, the Company received a commitment from its current lender to refinance the commercial bank portion of the mortgage. Based on the letter of commitment received the Company’s expectation is that the new loan will close as proposed prior to July 2013. The proposed terms include an amortization period of fifteen years, with a balloon maturity at five years and the interest rate fixed at 3.95%. The expected monthly payments will be approximately $11,700, including $5,200 in contractual interest.

Termination obligation:

In November 2011, the Company entered into a Termination Agreement with Novartis Animal Health, Inc. (the “Novartis Termination Agreement”) to terminate the Novartis License Agreement (Note 7). Under the Novartis Termination Agreement, the termination obligation originally totaled $1,374,000, which was payable $150,000 upon signing the Novartis Termination Agreement and in six equal subsequent quarterly installments of $204,000 each. The Company discounted this obligation for financial reporting purposes to $1,303,000, using an assumed interest rate of 7% (which represents the rate management believes it could have borrowed at for similar financings). At March 31, 2013, the remaining outstanding termination obligation totaled approximately $201,000 which is due in June, 2013.

Future maturities:

The Company’s total debt obligations require minimum annual principal payments of approximately $1,929,000 for the remainder of 2013, $65,000 in 2014, $68,000 in 2015, $71,000 in 2016 and $559,000 thereafter, through the terms of the applicable debt agreements.

Note 5. Stockholders’ equity:

During the three months ended March 31, 2013 and 2012, respectively, there were no equity issuances.

Note 6. Stock options and warrants:

Stock options:

The Company currently provides stock-based compensation to employees, directors and consultants, both under the Company’s 2002 Stock Incentive Plan, as amended (the “Plan”), and non-qualified options and warrants issued outside of the Plan. The Company estimates the fair value of the share-based awards on the date of grant using the Black-Scholes option-pricing model (the “Black-Scholes model”). Using the Black-Scholes model, the value of the award that is ultimately expected to vest is recognized over the requisite service period in the statement of operations. Option forfeitures are estimated at the

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 6. Stock options and warrants:  – (continued)

time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company attributes compensation to expense using the straight-line single option method for all options granted.

The Company’s determination of the estimated fair value of share-based payment awards on the date of grant is affected by the following variables and assumptions:

•	The grant date exercise price — the closing market price of the Company’s common stock on the date of the grant;
•	Estimated option term — based on historical experience with existing option holders;
•	Estimated dividend rates — based on historical and anticipated dividends over the life of the option;
•	Term of the option — based on historical experience, grants have lives of approximately 3 – 5 years;
•	Risk-free interest rates — with maturities that approximate the expected life of the options granted;
•	Calculated stock price volatility — calculated over the expected life of the options granted, which is calculated based on the daily closing price of the Company’s common stock over a period equal to the expected term of the option; and
•	Option exercise behaviors — based on actual and projected employee stock option exercises and forfeitures.

The Company recognized total expenses for stock-based compensation during the three-month periods ended March 31, as follows:

	2013	2012
Stock options to employees and directors	$483,625	$197,402
Stock options to consultants for:
Investor relations activities	—	20,227
APPY1 activities	597	1,491
Animal health activities	—	2,876
Total stock-based compensation	$484,222	$221,996

The above expenses are included in the accompanying Statements of Operations for the periods ended March 31, in the following categories:

	Three Months Ended
	2013	2012
Selling, general and administrative expenses	$483,625	$220,505
Research and development expenses	597	1,491
Total stock-based compensation	$484,222	$221,996

During the three months ended March 31, 2013 and 2012, respectively, no options were exercised.

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 6. Stock options and warrants:  – (continued)

Stock incentive plan options:

The Company currently provides stock-based compensation to employees, directors and consultants under the Plan. During the three months ended March 31, 2012, no stock options were granted under the Plan. The Company utilized assumptions in the estimation of fair value of stock-based compensation for the three months ended March 31, 2013 as follows:

2013
Dividend yield	0%
Expected price volatility	127 - 128%
Risk free interest rate	0.72 - 0.76%
Expected term	5 years

Operating expenses for the three month periods ended March 31, 2013 and 2012, include $470,000 and $193,000, respectively, for the value of the stock options issued under the Plan.

A summary of stock option activity under the Plan for options to employees, officers, directors and consultants, for the three months ended March 31, 2013, is presented below:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2013	707,940	$13.98
Granted	474,270	2.09
Exercised	—	—
Forfeited	(6,644)	2.43
Outstanding at March 31, 2013	1,175,566	$9.25	9.05	$85,200
Exercisable at March 31, 2013	261,506	$33.15	6.72	$10,400

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price on March 31, 2013 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders, had all option holders been able to, and in fact had, exercised their options on March 31, 2013.

During the three months ended March 31, 2013, 474,270 options were granted under the Plan to employees, officers, directors and consultants with a weighted average exercise price at grant date of $2.09 per option. Included in the 474,270 options issued, the non-employee directors were granted a total of 168,000 options at an average exercise price of $2.19 per share of which majority vest quarterly over a one-year period, officers were granted 292,000 options at an average exercise price of $2.04 per share vesting over a twenty-four month period and employees were granted 14,270 options at an average exercise price of $2.04 per share which vest over a twenty-four month period following grant. All options granted under the Company’s 2002 Stock Incentive Plan expire ten years from the grant date.

During the three months ended March 31, 2013, a total of 6,644 options that were granted under the Plan to employees were forfeited, of which all were unvested. The options were exercisable at an average of $2.43 per share and were forfeited upon the employees’ terminations from the Company. During the three months ended March 31, 2012, a total of 119,721 options that were granted under the Plan to employees, including an officer, were forfeited, 4,667 of which were vested and 115,054 were unvested. The options were exercisable at an average of $4.60 per share and were forfeited upon the employees’ terminations from the Company.

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 6. Stock options and warrants:  – (continued)

The total fair value of stock options granted to employees, directors and consultants that vested and became exercisable during the three months ended March 31, 2013 and 2012, was $532,000 and $1,142,000, respectively. Based upon the Company’s experience, approximately 85% of the outstanding nonvested stock options, or approximately 777,000 options, are expected to vest in the future, under their terms.

A summary of the activity of nonvested options under the Plan to acquire common shares granted to employees, officers, directors and consultants during the three months ended March 31, 2013 is presented below:

Nonvested Shares	Nonvested Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2013	508,435	$3.70	$3.07
Granted	474,270	2.09	1.78
Vested	(62,001)	10.55	8.58
Forfeited	(6,644)	2.43	2.04
Nonvested at March 31, 2013	914,060	$2.41	$2.03

At March 31, 2013, based upon employee, officer, director and consultant options granted under the Plan to that point, there was approximately $1,150,000 of additional unrecognized compensation cost related to stock options that will be recorded over a weighted average future period of approximately one year.

Subsequent to March 31, 2013, a total of 10,000 stock options were granted to a newly hired employee exercisable at the then fair market value of $1.99, per share, vesting over a three year period annually in arrears. Additionally, effective as of May 1, 2013, in connection with the appointment of a new non-employee director, 41,333 stock options were granted, exercisable at the then fair market value of $1.75 per share, and vesting over a three-year period in arrears of the date of the grant for 24,000 of the options and in three equal installments on May 1, July 1 and October 1, 2013, respectively, for the remaining 17,333 options.

Other common stock purchase options and warrants:

As of March 31, 2013, in addition to the stock incentive plan options discussed above, the Company had outstanding 598,006 non-qualified options and warrants in connection with offering warrants, officers’ employment and investor relations consulting that were not issued under the Plan.

During the three month periods ended March 31, 2013 and 2012, respectively, no stock options were granted outside of the Plan.

Operating expenses for the three months ended March 31, 2013 and 2012, include approximately $14,000 and $29,000, respectively, for the value of the non-qualified options and warrants.

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 6. Stock options and warrants:  – (continued)

Following is a summary of outstanding options and warrants that were issued outside of the Plan for the three months ended March 31, 2013:

	Shares Underlying Options/ Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2013	598,507	$5.01
Granted	—	—
Exercised	—	—
Forfeited	(501)	54.00
Outstanding at March 31, 2013	598,006	$4.97	4.37	$—
Exercisable at March 31, 2013	289,673	$7.59	4.47	$—

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price on March 31, 2013 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders, had all option holders been able to, and in fact had, exercised their options on March 31, 2013.

In June 2012, the Company completed a $12.2 million public offering of securities and in connection with that offering, granted the underwriter warrants to purchase a total of 305,000 shares of common stock. These warrants which are included in the above table are not exercisable until June 2013 at an exercise price of $2.50 per share, and expire in June 2017. Included at March 31, 2013 in the 598,006 total outstanding options and warrants are 572,505 non-compensatory rights granted in connection with public offerings and 25,501 rights issued under compensatory arrangements.

The total fair value of stock options previously granted to an investor relations consulting firm and to certain officers that vested and became exercisable during the three months ended March 31, 2013 and 2012, was $14,178 and $56,033, respectively.

A summary of the activity of nonvested, non-qualified options and warrants granted outside of the Plan in connection with employment and investor relations consulting services during the three months ended March 31, 2013, is presented below:

Nonvested Shares	Nonvested Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2013	8,332	$3.42	$2.84
Granted	—	—	—
Vested	(5,000)	3.42	2.84
Forfeited	—	—	—
Nonvested at March 31, 2013	3,332	$3.42	$2.84

At March 31, 2013, there was approximately $8,000 in unrecognized cost for non-qualified options that will be recorded over a weighted average future period of less than one year.

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 7. Animal Health License Agreements:

Effective May 1, 2004 Washington University in St. Louis (WU) and Venaxis entered into an Exclusive License Agreement (WU License Agreement) which grants Venaxis exclusive license and right to sublicense WU’s technology (as defined under the WU License Agreement) for veterinary products worldwide, except where such products are prohibited under U.S. laws for export. The term of the WU License Agreement continues until the expiration of the last of WU’s patents (as defined in the WU License Agreement). Venaxis has agreed to pay minimum annual royalties of $20,000 annually during the term of the WU License Agreement and such amounts are creditable against future royalties. Royalties payable to WU under the WU License Agreement for covered product sales by Venaxis carry a mid-single digit royalty rate and for sublicense fees received by Venaxis carry a low double-digit royalty rate. The WU License Agreement contains customary terms for confidentiality, prosecution and infringement provisions for licensed patents, publication rights, indemnification and insurance coverage. The WU License Agreement is cancelable by Venaxis with ninety days advance notice at any time and by WU with sixty days advance notice if Venaxis materially breaches the WU License Agreement and fails to cure such breach.

In July 2012, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a licensee (“Licensee”), under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (the “Company’s Animal Health Assets”). The License Agreement includes a sublicense of the technology licensed to the Company by WU. Under the terms of the WU License Agreement, a portion of license fees and royalties Venaxis receives from sublicensing agreements will be paid to WU. The obligation for such license fees due to WU is included in accrued expenses at March 31, 2013.

Under the License Agreement, the Licensee obtained a worldwide exclusive license to develop, seek regulatory approval for and offer to sell, market, distribute, import and export luteinizing hormone (“LH”) and/or follicle-stimulating hormone (“FSH”) products for bovine (cattle), equine and swine in the field of the assistance and facilitation of reproduction in bovine, equine and swine animals. The Company also granted the Licensee an option and right of first refusal to develop additional animal health products outside of the licensed field of use or any diagnostic pregnancy detection tests for non-human mammals.

Under the License Agreement as of March 31, 2013, the following future license fees and milestone payments are provided, assuming future milestones are successfully achieved:

•	License fees of $204,000 payable in June 2013;
•	Milestone payments, totaling up to a potential of $1.1 million in the aggregate, based on the satisfactory conclusion of milestones as defined in the License Agreement;
•	Potential for milestone payments of up to an additional $2 million for development and receipt of regulatory approval for additional licensed products; and
•	Royalties, at low double digit rates, based on sales of licensed products.

Revenue recognition related to the License Agreement and WU License Agreement is based primarily on the Company’s consideration of ASC 808-10-45, “Accounting for Collaborative Arrangements”. For financial reporting purposes, the license fees and milestone payments received from the License Agreement, net of the amounts due to third parties, including WU, have been recorded as deferred revenue and are amortized over the term of the License Agreement. License fees and milestone revenue totaling a net of approximately $1,182,000 commenced being amortized into income upon the July 2012 date of milestone achievement. As of March 31, 2013, deferred revenue of $84,995 has been classified as a current liability and $1,254,719 has been classified as a long-term liability. The current liability

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 7. Animal Health License Agreements:  – (continued)

includes the next twelve months’ portion of the amortizable milestone revenue. During the three months ended March 31, 2013, $18,655 was recorded as the amortized license fee revenue arising from the License Agreement.

A tabular summary of the revenue categories and amounts of revenue recognition associated with the License Agreement follows:

Category	Totals
License fees and milestone amounts received/achieved	$1,716,000
Third party obligations recorded, including WU	(337,060)
Deferred revenue balance	1,378,940
Revenue amortization to March 31, 2013	(39,226)
Net deferred revenue balance at March 31, 2013	$1,339,714

Commencement of license fees revenue recognition	Upon signing or receipt
Commencement of milestone revenue recognition	Upon milestone achievement over then remaining life
Original amortization period	197 months

The animal health technology licensed from WU in 2004 was sub-licensed in 2008 to Novartis Animal Health (“Novartis”) under a long-term world-wide development and marketing agreement. In November 2011, the Company entered into a Termination Agreement with Novartis Animal Health, Inc. (the “Novartis Termination Agreement”) to terminate the Novartis License Agreement. Under the Novartis Termination Agreement, the original termination obligation totaled $1,374,000, which was payable $150,000 upon signing the Novartis Termination Agreement and six equal subsequent quarterly installments of $204,000 each. At March 31, 2013, the remaining outstanding termination obligation totaled $200,509 which is due in 2013. Between 2008 and 2011, the Company received up-front license fees which were recorded, net of the amounts due to WU, in accordance with ASC 808. Prior to the Novartis Termination Agreement the non-refundable net amount of $810,000 was being amortized to license fee revenue over the 152 month original license period. Upon execution of the Termination Agreement with Novartis, the Company recorded a gain of $938,896, arising from the elimination of both the $900,000 in remaining deferred revenue and the net accounts payable to Novartis the total of which exceeded the net settlement obligation to Novartis. As of the date of termination, future amortization of the deferred revenue was terminated.

Note 8. Commitments and contingencies:

Employment commitments:

As of March 31, 2013, the Company has employment agreements with three officers providing aggregate annual minimum commitments totaling $780,000. The agreements automatically renew at the end of each year unless terminated by either party and contain customary confidentiality and benefit provisions.

Contingencies:

On October 1, 2010, the Company received a complaint, captioned John Wolfe, individually and on behalf of all others similarly situated v. AspenBio Pharma, Inc. (now Venaxis, Inc.) et al., Case No. CV10 7365 (“Wolfe Suit”). This federal securities purported class action was filed in the U.S. District Court in the Central District of California on behalf of all persons, other than the defendants, who purchased common stock of the Company during the period between February 22, 2007 and July 19, 2010, inclusive. The complaint named as defendants certain officers and directors of the Company during such period. The complaint included allegations of violations of Section 10(b) of the Exchange Act and SEC

Venaxis, Inc.

Notes to Condensed Financial Statements
(Unaudited)

Note 8. Commitments and contingencies:  – (continued)

Rule 10b-5 against all defendants, and of Section 20(a) of the Exchange Act against the individual defendants, all related to the Company’s blood-based acute appendicitis test in development. On the Company’s motion, this action was also transferred to the U.S. District Court for the District of Colorado by order dated January 21, 2011. The action was assigned a District of Colorado Civil Case No. 11-cv-00165-REB-KMT. On July 11, 2011, the court appointed a lead plaintiff and approved lead counsel. On August 23, 2011, the lead plaintiff filed an amended putative class action complaint.

On October 7, 2011, the Company filed a motion to dismiss the amended complaint. On September 13, 2012, the United States District Court for Colorado granted the Company’s motion to dismiss, dismissing the plaintiffs’ claims against all defendants without prejudice. On September 14, 2012, the court entered Final Judgment without prejudice on behalf of all defendants and against all plaintiffs in the Wolfe Suit. The Order to dismiss the action found in favor of the company and all of the individual defendants. On October 12, 2012, the plaintiffs filed a Notice of Appeal of the Order granting the motion to dismiss and of the Final Judgment in the Wolfe Suit. The plaintiffs filed their opening brief with the Tenth Circuit Court of Appeals on March 1, 2013. The Company filed its answering brief with the Tenth Circuit Court of Appeals on April 8, 2013. The Company and the individual defendants believe that the plaintiffs’ allegations are without merit, have vigorously defended against these claims, and intend to continue to do so.

On January 4, 2011, a plaintiff filed a complaint in the U.S. District Court for the District of Colorado captioned Frank Trpisovsky v. Pusey, et al, Civil Action No. 11-cv-00023-PAB-BNB, that purports to be a shareholder derivative action on behalf of the Company against thirteen individual current or former officers and directors. The complaint also names the Company as a nominal defendant. The plaintiff asserts violations of Section 14(a) of the Exchange Act, SEC Rule 14a-9, breach of fiduciary duty, waste of corporate assets, and unjust enrichment. On motion of the Company and the individual defendants, the U.S. District Court has stayed this derivative action by order dated March 15, 2011. On October 18, 2012, the parties filed a Joint Status Report, reporting on updates in the Wolfe Suit and stating that the stay should remain in place at this time and that a further status report should be submitted after the appeal in the Wolfe Suit has been resolved. On October 25, 2012, the magistrate judge issued a recommendation that the case be administratively closed, subject to reopening for good cause. The U.S. District Court on November 14, 2012, accepted the recommendation and ordered this action administratively closed, subject to reopening for good cause.

In the ordinary course of business and in the general industry in which the Company is engaged, it is not atypical to periodically receive a third party communication which may be in the form of a notice, threat, or ‘cease and desist’ letter concerning certain activities. For example, this can occur in the context of the Company’s pursuit of intellectual property rights. This can also occur in the context of operations such as the using, making, having made, selling, and offering to sell products and services, and in other contexts. The Company makes rational assessment of each situation on a case-by-case basis as such may arise. The Company periodically evaluates its options for trademark positions and considers a full spectrum of alternatives for trademark protection and product branding.

We are not a party to any other legal proceedings, the adverse outcome of which would, in our management's opinion, have a material adverse effect on our business, financial condition and results of operations.

VENAXIS, INC.

10,000,000 Shares of
Common Stock

Warrants to Purchase up to
3,500,000 Shares of Common Stock

PROSPECTUS

Piper Jaffray

May 23, 2013